As filed with the Securities and Exchange Commission on August 28, 2023

Registration No. 333-273473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Monogram Orthopaedics Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	81-2349540
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3913 Todd Lane

Austin, TX 78744

(512) 399-2656

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin Sexson

Chief Executive Officer

3913 Todd Lane

Austin, TX 78744

(512) 399-2656

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dean M. Colucci

Kelly R. Carr

Casey Olschwang

Duane Morris LLP

1540 Broadway

New York, NY 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2023

PRELIMINARY PROSPECTUS

Monogram Orthopaedics Inc.

6,500,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 6,500,000 shares of our common stock, par value $0.001 per share, or “Common Stock”, by B. Riley Principal Capital II, LLC, whom we refer to in this prospectus as “B. Riley Principal Capital II” or the “Selling Stockholder.”

The shares of Common Stock to which this prospectus relates have been or may be issued by us to B. Riley Principal Capital II pursuant to a common stock purchase agreement, dated as of July 19, 2023, that we entered into with B. Riley Principal Capital II, which we refer to in this prospectus as the “Purchase Agreement”. Such shares of Common Stock include (i) up to 5,847,725 shares that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 45,252 shares of Common Stock we issued to B. Riley Principal Capital II, together with our payment of $200,000 in cash to B. Riley Principal Capital II, both following our execution of the Purchase Agreement, on July 20, 2023, as consideration for its commitment to purchase shares of our Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder. However, we may receive up to $20,000,000 aggregate gross proceeds under the Purchase Agreement from sales of Common Stock we may elect to make to B. Riley Principal Capital II pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding B. Riley Principal Capital II.

B. Riley Principal Capital II may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley Principal Capital II may sell or otherwise dispose of the Common Stock pursuant to this prospectus. B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the “Securities Act”.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged Northland Securities, Inc. to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be borne by the Selling Stockholder. See “Plan of Distribution (Conflict of Interest)” beginning on page 80.

Our Common Stock is currently listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “MGRM”. On August 24, 2023, the last reported sales price of our Common Stock, as reported on Nasdaq, was $4.76 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2023.

We have not, and the Selling Stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our shares of Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the Selling Stockholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the success of our products and product candidates will require significant capital resources and years of development efforts;
●	our limited number of deployments and the risk of limited market acceptance of our products;
●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;
●	our limited operating history by which performance can be gauged;
●	our ability to operate and collect digital information on behalf of our clients, which is dependent on the privacy laws of jurisdictions in which our ASRs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets;
●	our ability to raise capital, our rolling closes of equity infusions for our financings, and the availability of future financing;
●	unpredictable events, such as the COVID-19 pandemic, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital;
●	our ability to manage our research, development, expansion, growth and operating expenses; and
●	our ability to effectively use the net proceeds from the sale of shares of Common Stock under the Purchase Agreement.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other factors that could cause actual results to differ materially from those stated, including those described in “Risk Factors” section of this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update any of these forward-looking statements for any reason after such date or to conform these statements to actual results or revised expectations, except as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized in connection with the transaction contemplated herein. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder and its permitted transferees may use this registration statement, of which this prospectus forms a part, to sell the securities being registered for resale described herein from time to time through any means described in the section titled “Plan of Distribution (Conflict of Interest).” More specific terms of any securities that the Selling Stockholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Monogram” refer to Monogram Orthopaedics Inc., a Delaware corporation.

Overview

Monogram Orthopaedics, Inc. was incorporated under the laws of the State of Delaware on April 21, 2016, as “Monogram Arthroplasty Inc.” On March 27, 2017, the Company changed its name to “Monogram Orthopaedics Inc.” Monogram Orthopaedics is working to develop a product solution architecture with the long-term goal to enable patient-optimized orthopaedic implants economically at scale by linking 3D printing and robotics with advanced pre-operative imaging. The Company has a robot prototype that can autonomously execute optimized paths for high precision insertion of implants in synthetic bone specimens. Monogram intends to produce and market robotic surgical equipment and related software, orthopaedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. The Company has not yet made 510(k) premarket notification submissions or obtained 510(k) premarket clearances for any of its robotic products. FDA 510(k) premarket clearance is required to market the Company’s products, and the Company has not obtained FDA clearance for any of its robotic products, and it cannot estimate the timing to obtain such clearances.

The Committed Equity Financing

On July 19, 2023, we entered into the Purchase Agreement and a related registration rights agreement, dated as of July 19, 2023 (the “Registration Rights Agreement”), with B. Riley Principal Capital II. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, we have the right, in our sole discretion, to sell to B. Riley Principal Capital II up to $20,000,000 of shares of our Common Stock (subject to certain limitations contained in the Purchase Agreement), from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the resale by B. Riley Principal Capital II of up to 6,500,000 shares of Common Stock, consisting of (i) up to 5,847,725 shares that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement and (ii) 45,252 shares of Common Stock (the “Commitment Shares”) we issued to B. Riley Principal Capital II, together with our payment of $200,000 in cash to B. Riley Principal Capital II, both following our execution of the Purchase Agreement, on July 20, 2023, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

Upon the initial satisfaction of each of the conditions to B. Riley Principal Capital II’s purchase obligations set forth in the Purchase Agreement (the initial satisfaction of all of such conditions, the “Commencement”), none of which are within B. Riley Principal Capital II’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC, we have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the date on which the Commencement occurs (such date, the “Commencement Date”), to direct B. Riley Principal Capital II to purchase a specified number of shares of Common Stock (each, a “Purchase”), not to exceed the lesser of (such lesser number of shares, the “Purchase Maximum Amount”): (i) 1,000,000 shares of Common Stock and (ii) up to a certain percentage, which we will specify in the applicable Purchase Notice (as defined below) for such Purchase (such applicable percentage not to exceed 25.0%) (such applicable percentage specified by us for a Purchase, the “Purchase Percentage”), of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Purchase Valuation Period (as defined below) for such Purchase (such specified number of shares to be purchased by the Selling Stockholder in such

Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement, the “Purchase Share Amount”), by timely delivering written notice to B. Riley Principal Capital II (each, a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00 (such price, the “Threshold Price”), and (b) all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases (defined below) effected by us under the Purchase Agreement (as applicable) have been received by B. Riley Principal Capital II in the manner set forth in the Purchase Agreement, prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II.

The per share purchase price that B. Riley Principal Capital II is required to pay for shares of Common Stock in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date (ii) such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Purchase (the “Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) the Purchase Percentage we specified in the applicable Purchase Notice for such Purchase, and (iii) if we further specify in the applicable Purchase Notice for such Purchase that a “limit order discontinue election” shall apply to such Purchase (a “Limit Order Discontinue Election”), such time that the trading price of our Common Stock on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Purchase specified by us in the Purchase Notice for such Purchase, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Common Stock on the trading day immediately prior to the applicable Purchase Date for such Purchase (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period, calculated in accordance with the Purchase Agreement.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a “limit order continue election” (a “Limit Order Continue Election”) shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Stock on Nasdaq during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

In addition to the Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day we elect as the Purchase Date therefor (including the same Purchase Date on which we initiated an earlier Purchase prior to the commencement of regular trading as described above, although effecting an earlier Purchase prior to the commencement of regular trading hours on such Purchase Date is not a prerequisite), a specified number of shares of Common Stock (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 1,000,000 shares of Common Stock and (ii) up to a certain percentage, which we will specify in the applicable Intraday Purchase Notice (as defined below) for such Intraday Purchase (such applicable percentage not to exceed 25.0%) (such applicable percentage specified by us for an Intraday Purchase, the “Intraday Purchase Percentage”), of the total aggregate volume of shares of our Common Stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in the same manner as for a regular Purchase) for such Intraday Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount, the “Intraday Purchase Share Amount”), by the delivery to B. Riley Principal Capital II of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any earlier Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date, if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of the Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by B. Riley Principal Capital II in the manner set forth in the Purchase Agreement, prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II.

The per share purchase price for the shares of Common Stock that we elect to sell to B. Riley Principal Capital II in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

There is no upper limit on the price per share that B. Riley Principal Capital II could be obligated to pay for the Common Stock we may elect to sell to it in any Purchase or any Intraday Purchase under the Purchase Agreement. In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

We will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital II that we may elect, in our sole discretion, to effect from time to time from and after the Commencement Date and during the term of the Purchase Agreement. Actual sales of shares of Common Stock to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for its business and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital II under the Purchase Agreement more than 5,847,725 shares of Common Stock, which number of shares is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital II for all of the shares of Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $4.604 per share (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning more than 4.99% of the outstanding shares of our Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our stock to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

B. Riley Principal Capital II has agreed that none of B. Riley Principal Capital II, its sole member or any entity managed or controlled by B. Riley Principal Capital II or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $20,000,000, (iii) the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.

As consideration for B. Riley Principal Capital II’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, following our execution of the Purchase Agreement, we (i) paid B. Riley Principal Capital II a cash commitment fee in the amount of $200,000 (the “Cash Commitment Fee”), which represents 1.0% of B. Riley Principal Capital II’s $20,000,000 total aggregate purchase commitment under the Purchase Agreement, and (ii) issued 45,252 Commitment Shares to B. Riley Principal Capital II, which Commitment Shares have a total aggregate value equal to 1.0% of B. Riley Principal Capital II’s $20,000,000 total aggregate purchase commitment under the Purchase Agreement (assuming a purchase price of $4.604 per Commitment Share, representing the average of the daily volume weighted average prices per share of our Common Stock for the five-consecutive trading day period ending on the trading day immediately preceding] the date of the Purchase Agreement). Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay B. Riley Principal Capital II up to $200,000 (or 1.0% of B. Riley Principal Capital II’s $20,000,000 aggregate purchase commitment under the Purchase Agreement), in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by B. Riley Principal Capital II from their resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $200,000, in exchange for B. Riley Principal Capital II returning to us for cancelation all of the Commitment Shares we originally issued to them upon execution of the Purchase Agreement that were not previously resold by B. Riley Principal Capital II prior to the times specified in the Purchase Agreement, if any. In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $75,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $5,000 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to B. Riley Principal Capital II under the Purchase Agreement after the Commencement Date. As of August 9, 2023, there were 29,253,251 shares of our Common Stock outstanding, of which 18,214,555 shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our Common Stock to B. Riley Principal Capital II, only 6,500,000 shares of our Common Stock are being registered under the Securities Act for resale by the Selling Stockholder under this prospectus, which represents (i) the 45,252 Commitment Shares that we issued to B. Riley Principal Capital II , together with our payment of the Cash Commitment Fee to B. Riley Principal Capital II, both following our execution of the Purchase Agreement, on July 20, 2023, and (ii) up to 5,847,725 shares of Common Stock that may be issued to B. Riley Principal Capital II from and after the Commencement Date, if and when we elect to sell shares to B. Riley Principal Capital II under the Purchase Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to B. Riley Principal Capital II under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by the Selling Stockholder in order to receive aggregate gross proceeds equal to the $20,000,000 available to us under the Purchase Agreement. If all of the 6,500,000 shares offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of the date hereof (without taking into account the 19.99% Exchange Cap limitation), such shares would represent approximately 18.2% of the total number of outstanding shares of Common Stock and approximately 26.3% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of August 9, 2023.

If we elect to issue and sell more than the 6,500,000 shares offered under this prospectus to B. Riley Principal Capital II, which we have the right, but not the obligation, to do, we must first (i) to the extent applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital II of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 6,500,000 shares of Common Stock being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Terms of the Offering

Shares of Common Stock offered by the Selling Stockholder

Up to 6,500,000 shares of Common Stock, consisting of:

45,252 Commitment Shares that we issued to the Selling Stockholder on July 20, 2023 as consideration for its commitment to purchase shares of Common Stock at our election under the Purchase Agreement; and

up to 5,847,725 shares of Common Stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

Selling Stockholder	B. Riley Principal Capital II, LLC

Shares of Common Stock outstanding (as of August 9, 2023)	29,253,251 shares of Common Stock.

Shares of Common Stock outstanding after giving effect to the issuance of the shares registered hereunder	37,427,954 shares of Common Stock.
Conflict of Interest

B. Riley Principal Capital II, LLC is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member. BRS will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering.

Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Northland a cash fee of $75,000 upon completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Use of proceeds

We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Stockholder. However, we may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

We expect to use the net proceeds that we receive from sales of our Common Stock to the Selling Stockholder, if any, under the Purchase Agreement to fund new technology development, new machines-in-network, general corporate and business purposes, and potential acquisitions. See “Use of Proceeds.”

Risk factors

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” below   and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Listing	Our Common Stock is listed on Nasdaq under “MGRM”

Unless otherwise noted, the number of shares of Common Stock to be outstanding immediately after this offering as set forth above is based on 29,253,251 shares of Common Stock outstanding as of August 9, 2023, and excludes:

●	Outstanding warrants of the Company outstanding exercisable into a total of 2,373,348 shares of Common Stock.
●	Outstanding stock options (which includes unvested stock options) of the Company exercisable into 4,881,491 shares of Common Stock.

Summary Risk Factors

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits.
●	Our auditor included a “going concern” note in its audit report for our financial statements for the years ended December 31, 2022 and 2021.
●	Our technology is not yet fully developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business. Furthermore, the end products we intend to produce will have an extremely high technical sophistication level that makes it difficult to estimate the costs required to develop those technologies accurately.
●	Our business plan is predicated on obtaining market clearance for our products from the Food and Drug Administration (“FDA”) under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA. If we are unable to obtain Section 510(k) clearance, it is unlikely that we will be able to continue to operate.
●	If the FDA requires us to submit clinical data with our Section 510(k) submissions, it will materially increase the cost and time required to obtain 510(k) premarket clearance from the FDA, and we may not have or be able to raise the funds necessary to generate clinical data. Additionally, if the FDA requires us to go through a lengthier, more rigorous examination for our product candidate(s) than we had expected, or if FDA determines that a different regulatory pathway is more appropriate for our products, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to continue to operate or grow our business.
●	The regulations to which we are subject are complex and tend to change over time. Regulatory changes could result in restrictions on our ability to obtain required product clearances or higher than anticipated costs, which could adversely affect our ability to continue to operate.
●	We could be adversely affected by product liability, product recall, personal injury or other health and safety issues.
●	We depend on a license agreement for our key intellectual property, which, if terminated, would significantly impair our ability to continue operations. Significant delays in the development of our technology may result in a default on the terms of this agreement, which increases the risk of this license agreement being terminated.
●	If we or our licensor are not successful in obtaining or maintaining patents related to our technologies, our competitors could develop and commercialize products similar or identical to ours which could materially and adversely impact our business.
●	If we are unsuccessful in protecting the proprietary nature of intellectual property related to our technologies, it could materially and adversely impact our business.
●	We may be subject to patient data protection requirements.
●	We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders, and the size and resources of some of our competitors may allow them to compete more effectively than we can.
●	We rely on third parties to provide services and materials essential to the success of our business. The loss of these third parties would be materially disruptive to our business, and we may incur high costs and time to secure alternative supply.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	Our Company is controlled by its officers and directors.

Further, in addition to the above risks that our Company faces generally, we face risks related to the Purchase Agreement. It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.

The issuance and sale of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Corporate Information

Monogram Orthopaedics, Inc. was incorporated under the laws of the State of Delaware on April 21, 2016. Our offices are located at 3913 Todd Lane, Suite 307, Austin, TX 78744. Our Company website is www.monogram.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part) is not part of the registration statement, of which this prospectus forms a part.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Emerging Growth Company and Smaller Reporting Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our limited liability company membership interests held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should carefully consider the following risks and uncertainties. If any of the risks described in this prospectus actually occur, our business, prospects, financial condition or operating results could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on April 21, 2016. Accordingly, we have limited history upon which an evaluation of our prospects and future performance can be made. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the time required to obtain 510(k) premarket clearance for and commercialize FDA regulated products, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. We anticipate that our operating expenses will increase in the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses, and challenges faced as an emerging growth company.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to develop medical devices, to obtain regulatory clearance for such medical devices, and if cleared, to successfully commercialize our devices, our research and development (“R&D”) efforts, including the timing and cost of clinical trials if needed; and our ability to enter into favorable alliances with third-parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution.

Even if we successfully develop and market our medical devices, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment.

We have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations. We have no products approved or cleared for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on (a) successful completion of one or more development programs leading to submission of an acceptable 510(k) medical device clearance application to FDA; (b) our ability to seek and obtain 510(k) premarket clearances, including, without limitation, with respect to the indications we are seeking; (c) successful commercialization of our product candidates; and (d) market acceptance of our products. There are no assurances that we will achieve any of the forgoing objectives. Furthermore, our product candidates are in the development stage, and have not been evaluated in human clinical trials. If we do not successfully develop and commercialize our product candidates, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, distribution, and sale and marketing of our products as well as in connection with assisting us in the preparation and filing of our FDA 510(k) premarket clearance submissions(s). For example, the robot arm that we use for our surgical robots is the LBR Med, which KUKA Robotics Corporation manufactures. If KUKA Robotics Corporation decided to terminate its business relationship with us, or discontinued production of this robot arm, it could result in significant time, effort, and expense to find a suitable alternative for our surgical robots, and could negatively impact our current timelines with respect to developing and commercializing our product candidates. If problems develop in our relationships with this or other third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA 510(k) premarket clearance, significant cost increases, and even failure of our product initiatives.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable, and we may not accurately anticipate or raise the amount of funds sufficient to bring the business to profitability.

Our technology is not yet fully developed, and there is no guarantee that we will successfully develop our technology. Monogram is developing sophisticated technology that will require significant technical and regulatory expertise to develop and commercialize. If we are unable to develop and commercialize our technology and products successfully, it will significantly affect our viability as a Company.

We are subject to substantial governmental regulation relating to the manufacturing, labeling, and marketing of our developmental products, and will continue to be for the lifetime of our Company. The FDA and other governmental authorities in the United States and internationally regulate the manufacturing, labeling, marketing, distribution, and various other aspects of our products. The process of obtaining regulatory clearance to market a medical device can be expensive and lengthy, and products may take a long time to be reviewed and cleared, if they are cleared at all. Even if we are able to obtain 510(k) premarket clearance and have completed all other steps needed to commercialize our product candidates, if we or any contracted third party that we select fails to comply with the FDA’s regulations, the manufacturing and distribution of a product candidate(s) could be interrupted and adversely affect our ability to operate. Our compliance with the quality system, medical device reporting regulations, and other laws and regulations applicable to the manufacturing of products within our facilities and those contracted by third parties is subject to periodic inspections by the FDA and other governmental authorities. Complying with regulations, and, if necessary, remedial actions can be significantly expensive. Failure to comply with applicable regulatory requirements may subject us to a range of sanctions, including substantial fines, warning letters that require corrective action, product seizures, recalls, halting product manufacturing, revocation of clearances, exclusion from future participation in government healthcare programs, substantial fines, and criminal prosecution. In certain cases, federal and state authorities may pursue actions for unlawful pre-market commercialization of unapproved or non-cleared products. Pursuant to FDA regulations, we can only market our cleared or approved products and only for cleared or approved uses. If it is determined that our conduct or activities to develop and eventually commercialize our product candidates constitutes unlawful pre-market promotion or commercialization of our product candidates, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, criminal penalty, and/or damage to our reputation.

We are subject to federal and state healthcare regulations and laws relating to anti-bribery and anti-corruption, and non-compliance with such laws could lead to significant penalties. State and federal anti-bribery laws, and healthcare fraud and abuse laws dictate how we conduct the relationships that we and our distributors and others that market our products have with healthcare professionals, such as physicians and hospitals. We also must comply with a variety of other laws that protect the privacy of individually identifiable healthcare information. These laws and regulations are broad in scope and are subject to evolving interpretation, and we could be required to incur substantial costs to monitor compliance or to alter our practices if we are found not to be in compliance. In addition, violations of these laws may be punishable by criminal or civil sanctions, including substantial fines, imprisonment of current or former employees, and exclusion from participation in governmental healthcare programs.

Government regulations and other legal requirements affecting our Company are subject to change. Such change could have a material adverse effect on our business. We operate in a complex, highly regulated environment. The numerous federal, state and local regulations that our business is subject to include, but are not limited to: federal and state registration and regulation of medical devices; applicable governmental payor regulations including Medicare and Medicaid; data privacy and security laws and regulations including those under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Affordable Care Act (“ACA”) or any successor to that act; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; regulations regarding medical device safety and efficacy including those of the FDA, federal laws regarding advertising and promotion of our products, and consumer protection and safety regulations including those of the Consumer Product Safety Commission, as well as state regulatory authorities, governing the availability, sale, advertisement and promotion of products we sell; federal and state laws governing health care fraud and abuse; anti-kickback laws; false claims laws; and laws against the corporate practice of medicine. The FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations.

Changes in laws, regulations, and policies and the related interpretations and enforcement practices may significantly affect our cost of doing business as we endeavor to maintain compliance with such new policies and laws. Changes in laws, regulations, and policies and the related interpretations and enforcement practices generally cannot be predicted may require extensive system and operational changes. Noncompliance with applicable laws and regulations could result in civil and criminal penalties that could adversely affect our business, including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government programs, including the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties. Any failure to comply with applicable regulatory requirements could result in significant legal and financial exposure, damage our reputation, and have a material adverse effect on our business operations, financial condition, and results of operations.

We have not yet obtained clearance of our products by the U. S. Food and Drug Administration, or FDA, which is critical to our business plan. Before a new medical device, or a new intended use of a legally marketed device, can be marketed in the United States, it must be cleared or approved by FDA through the applicable premarket review process (510(k), Premarket Approval (PMA), or de novo classification), unless an exemption applies. Our business strategy is focused on obtaining premarket clearance for our product candidates from the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA (see “Business – Regulation”). In the 510(k) clearance process, the FDA must determine that a proposed device, known as the “subject” device, is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology, and safety and effectiveness, in order to clear the subject device for marketing. Clinical data is sometimes required to support substantial equivalence. Our initial focus is seeking Section 510(k) clearance for our surgical robot, to be followed by seeking clearance for patient-optimized orthopaedic implants developed by the Company with assistance from a contracted third party. If Monogram is unable to, at a minimum, obtain Section 510(k) clearance for its surgical robot, which clearance we cannot guarantee, we will not be able to commercialize our robot, and it is unlikely that we will be able to continue to operate as a going concern.

If the FDA requires us to submit clinical data with our Section 510(k) submissions, or if it determines that a different regulatory pathway is more appropriate for our products, it will materially increase the cost and time required to obtain clearance from the FDA. The FDA may request clinical data with our 510(k) submissions, which could significantly increase the time needed to prepare our premarket application and receive 510(k) premarket clearance and could materially delay our timeline to revenues and add considerable development costs. We do not currently have the funding to conduct a clinical trial. We may be required to raise additional capital from outside sources to secure the capital for a clinical trial, and there is no guarantee we would be successful in doing so. The FDA has indicated an increased focus on robotic technologies that perform automated operations and may request clinical data for our robot and/or implants. If the FDA requires such information, it will materially and adversely impact our development timeline and increase the cost to obtain market clearance. If the Company is unsuccessful in securing enough capital to fund clinical trials and continue its operations while it is under review with the FDA, the Company may be unable to operate as a going concern. In the first quarter of 2023, Monogram completed a pre-submission meeting with the FDA in relation to its planned 510(k) premarket clearance submission for its surgical robot to, among other things, determine whether clinical data will be required with the Company’s 510(k) premarket submission for its robot. The FDA indicated in the pre-submission meeting that it did not have enough information to determine whether clinical data would be required with the Company’s 510(k) pre-market submission for its robot. The FDA requested that the Company file a supplement to the Company’s previously submitted verification and validation plan to address its questions and concerns. The supplemental packet of information was submitted in Q2 2023, and the Company received notification from the FDA that it concluded that the proposed Indications for Use can be compared to the Company’s cited primary predicate device and does not appear to raise a new intended use, but that the agency is still unable to make a determination as to whether clinical data will be required with the 510(k) submission. If the FDA advises us that clinical data will be required in connection with our submission, it will materially negatively impact our timeline to submit to FDA our 510(k) pre-market clearance application for our robot, leading to a significant delay, and would also significantly increase the expected costs with obtaining FDA 510(k) premarket clearance of our robotic surgical system.

We can provide no assurance that our medical device product candidates will obtain regulatory clearance or that the results of clinical studies, if required, will be favorable. Due to our financial constraints, we do not have the resources necessary to generate clinical data, if required by FDA. Subject to FDA guidance, we plan to make a 510(k) submission without need for any additional clinical data. There is no guarantee the FDA will agree that clinical data is not necessary, and even if it does, there is no guarantee of regulatory clearance by FDA. Furthermore, even if we are granted 510(k) premarket clearances, such clearances may be subject to significant limitations on the indicated uses for the devices, which may limit the market for our product candidates.

Assuming our surgical robot or other product candidates receive 510(k) premarket clearance, our products will still be subject to recalls, which could harm our reputation, business operations and financial results. Even assuming we obtain 510(k) premarket clearance with regard to product candidates, the FDA has the authority to require the recall of our products if we commence manufacturing of our products and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the devices. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our devices would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert our attention and financial resources, could harm our reputation with customers, and could harm our business and financial condition.

We anticipate initially sustaining operating losses. It is expected that we will initially sustain operating losses in seeking 510(k) premarket clearance. Our ability to become profitable depends primarily on obtaining 510(k) premarket clearance of our surgical robot – and, to a lesser degree, our patient-optimized orthopaedic implant(s) - and subsequent success in licensing and selling of those products. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products, which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected costs related to development, technological changes, marketing, regulatory requirements, and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

We may need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a materially adverse effect on our business.

Developing medical device products, including conducting clinical studies, if required, and establishing manufacturing capabilities, requires substantial funding. Additional financing may be required to fund the research and development of our medical device product candidates. We have not generated any product revenues, and do not expect to generate any revenues until, and only if, we develop such products, and receive clearance from FDA to sell our product candidates in the U.S. and receive product clearance from other regulatory authorities to sell our product candidates internationally.

We may not have the resources to complete the development and commercialization of any of our proposed product candidates. We may require additional financing to further the clinical development of our product candidates. In the event that we cannot obtain such financing, we will be unable to complete the development necessary to make submissions to FDA for 510(k) premarket clearance. This will delay or require termination of research and development programs, clinical studies, material characterization studies, and regulatory processes, which could have a materially adverse effect on our business.

The amount of capital we may need will depend on many factors, including the progress, timing and scope of our research and development programs; the progress, timing and scope of our clinical studies, if required; the time and cost necessary to obtain regulatory clearance; the time and cost necessary to establish our own marketing capabilities or to seek marketing partners; the time and cost necessary to respond to technological and market developments; changes made or new developments in our existing collaborative, licensing and other commercial relationships; and new collaborative, licensing and other commercial relationships that we may establish.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our fixed expenses, such as rent and other contractual commitments, will likely increase in the future, as we may enter into leases for new facilities and capital equipment and/or enter into additional licenses and collaborative agreements. Therefore, if we fail to raise substantial additional capital to fund these expenses, we could be forced to cease operations, which could cause you to lose all of your investment.

We may experience property theft and inventory control issues. Once (and assuming) we are successful in bringing our products to market, we may be reliant on third-party distributors to market and sell our inventory on consignment. If such a distributor loses, steals, or otherwise damages our inventory, it could result in material losses to our business that we may not recover. Furthermore, our business could suffer significant reputational damage because of the actions of distributors.

Our products may not gain market acceptance among hospitals, surgeons, physicians, patients, healthcare payors, and the medical community. Even if our product candidates receive 510(k) premarket clearance, a critical element in our commercialization strategy is to persuade the medical community on the efficacy of our products and to educate then on their safe and effective use. Surgeons, physicians, and hospitals may not perceive the benefits of our products and could be unwilling to change, or advocate for change, from the devices they are currently using. A number of factors may limit the market acceptance of our products, including the following:

●	rate of adoption by healthcare practitioners;
●	rate of a product’s acceptance by the target population;
●	timing of market entry relative to competitive products;
●	availability of third-party reimbursement;
●	government review and approval requirements;
●	the extent of marketing efforts by us and third-party distributors or agents retained by us; and
●	side effects, product defects / weaknesses, or unfavorable publicity concerning our products or similar products.

Notably, in our simulations, our current methods of robotic execution take longer than conventional methods of implant insertion. If we are unable to reduce the time of our surgical procedure, it may adversely impact market reception of our products. Our inability to successfully commercialize our products will have a material adverse effect on the value of your investment.

We could be adversely affected by product liability, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective products. We are also exposed to risks relating to the surgical robotic technology services and products we provide. Defective products or errors in our technology could lead to serious injury or death. If our robotic system does not perform its intended clinical use, or if it is not safe, we could materially harm patients and incur material liabilities that could materially adversely impact our business and market reputation. Product liability or personal injury claims may be asserted against us with respect to any of the products we supply or the services we provide. Monogram is also liable for harms caused by any faults in raw materials or products supplied by third-party manufacturers and suppliers that our Company utilizes. It is our responsibility to have a quality management system in place and to audit our suppliers to ensure that products supplied to our Company meet proper standards. Should a product or other liability issues arise, the coverage limits under insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain such insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

If third-party payors fail to provide appropriate levels of reimbursement for the use of our products, our revenues could be adversely affected. Sales of our products that receive 510(k) premarket clearance will depend on the availability of adequate reimbursement from third-party payors. In each market in which we intend to do business, our inability to obtain reimbursement approval or the failure of third-party payors to reimburse health care providers at a level that justifies the use of our products instead of cheaper alternatives will hurt our business.

Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future. Changes in political, economic, and regulatory influences may significantly affect healthcare financing and reimbursement practices. For example, there have been multiple attempts through legislative action and legal challenges to repeal or amend the ACA. We cannot predict whether current or future efforts to repeal or amend these laws will be successful, nor can we predict the impact that such a repeal or amendment and any subsequent legislation would have on our business and reimbursement levels. There have also been a number of other proposals and enactments by the federal government and various states to reduce Medicaid reimbursement levels in response to budget deficits, and we expect additional proposals in the future. We cannot assure you that recent or future changes to reimbursement policies and practices will not materially and adversely affect our results of operations. Efforts to control healthcare costs, including costs of reconstructive joint replacement, are continuous, and reductions in third party reimbursement levels could materially and adversely affect our results of operations.

We rely on a license agreement with the Icahn School of Medicine at Mount Sinai. We are party to a license agreement (and related option agreement) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”) pursuant to which Mount Sinai has granted Monogram an exclusive license to patents related to customizable bone implants, surgical planning software, and surgical robots (see “Business – Intellectual Property”). The patents, software, technical information, know-how, etc. licensed under this agreement are integral to our Company’s core products and technology. As such, we are reliant on the license agreement with Mount Sinai to operate our business. Under the terms of our license agreement, Mount Sinai has the right to terminate our license for the patents if we materially breach any of our obligations under the license agreement. Further, the license agreement expires on a product-by-product and jurisdiction-by-jurisdiction basis upon the later of (i) 12 years from the first commercial sale of such any product that we sell using the intellectual property covered in the licensed patent(s) in the jurisdiction or (ii) expiration of the licensed patent(s) in the jurisdiction. If our arrangement with Mount Sinai were to end, we would no longer be able to use the intellectual property covered by the patents, which could significantly affect our business.

We may default on our obligations under the license agreement with the Icahn School of Medicine at Mount Sinai, which could result in termination of the agreement. Pursuant to the terms of the license agreement with Mount Sinai (and the amendments thereto, each of which are filed as Exhibits 10.5, 10.7, 10.8, and 10.9 to the registration statement of which this prospectus forms a part), we must have a first commercial sale our products within eight (8) years of the Effective Date of the agreement, or by October 10, 2025. Failure to meet this deadline would constitute a breach of our agreement, and Mount Sinai would have the right to give us a notice of default, and could ultimately terminate the license agreement if we fail to cure this default within sixty (60) days. A termination of this license agreement would also terminate our related option agreement with Mount Sinai, as the option agreement is governed by the terms of the license agreement. Currently, we expect to achieve a commercial sale within this timeframe. If we are unsuccessful in doing so, however, we would be in default, and would be exposed to the risk of Mount Sinai terminating the agreement, along with our right to license its intellectual property. Such a result would materially impact our ability to operate as a going concern. Under the license agreement with Mount Sinai, we have a right to review and comment on patent prosecution and our comments must be considered by Mount Sinai in good faith, but our licensor controls prosecution.

We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and is continuously evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the orthopaedic market is high, with several very large, well-capitalized competitors holding a majority share of the market. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact our business. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively.

Currently, we are not aware of any well-known orthopaedic companies that broadly offer robotic technology in combination with surgical navigation for the insertion of patient-specific press-fit orthopaedic implants. Nonetheless, many of our competitors in this market have significant financial resources. They may seek to extend their robotics and orthopaedic implant technology to accommodate the robotic insertion of patient-specific press-fit implants. Further, several companies offer surgical navigation systems for use in arthroplasty procedures that provide a minimally invasive means of viewing the anatomical site. As such, other companies may create similar technology and/or products to that which we are trying to develop, which would increase competition in our industry. As competition increases, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. For example, if we are not able to anticipate and successfully respond to changes in market conditions, it could result in a loss of customers or renewal of contracts or arrangements on less favorable terms.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. If successfully developed, our products and technology may be highly disruptive to a very large and growing market. Our competitors are well-capitalized with significant intellectual property protection and resources and may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

The Company’s success depends on the experience and skill of the board of directors, its executive officers and key employees. In particular, the Company is dependent on Benjamin Sexson who joined on April 2018 and is currently serving as the Chief Executive Officer of the Company. The Company has entered into an employment agreement with Benjamin Sexson although there can be no assurance that he will continue to be employed by the Company for a particular period of time. The loss of Benjamin Sexson or any member of the board of directors or other executive officers could harm the Company’s business, financial condition, cash flow and results of operations.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, biomechanical engineers, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. We expect to face intense competition for such personnel, and the Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

Certain of our non-executive employees rely on work visas in order to work at our Company, and as a result, we may experience disruptions resulting from visa issues encountered by members of our staff. A number of our non-executive employees are not United States citizens, and require visas in order to legally work in the United States. As a result, we are potentially susceptible to work disruptions and/or staff shortages resulting from visa issues (such as denials, non-renewals, etc.) affecting members of our staff. If one or more of our employees were unable to work for us as a result of a visa issue, either temporarily or permanently, it could have a material negative impact on our Company, leading to delays to our current plan of operations, additional expenses, as well as time and effort on the part of management in finding replacements that would otherwise be spent on the Company’s primary goals.

We may spend material amounts on marketing that may not be effective. The Company has paid and anticipates it will continue to spend material amounts on marketing the Company and its products. The returns from marketing are highly speculative and often challenging to measure. If the marketing spending is ineffective, it could materially harm our business.

We have no manufacturing experience, and we rely entirely on third-party manufacturers and service providers to produce our medical device product candidates. Our third-party partners provide a variety of essential business functions, including distribution, manufacturing, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties, and they fail to perform to expectations, it would be materially disruptive to our business, and we may incur high costs and time to secure alternative supply or be unable to secure an alternative supply altogether. Such an occurrence could have a material adverse impact on the Company.

Additionally, the Company does not currently have any manufacturing capabilities itself for what is required by the FDA. As such, any failures or delays on the part of the contract manufacturers we rely on to produce our products could lead to longer production lead times. Similarly, supplier disruptions could materially impact our development timelines, delaying our intended FDA submission beyond 2023. If we are unable to submit our FDA submissions in a timely manner, it could adversely affect our financial position and ability to generate sales.

If our existing third-party manufacturers, or the third parties that we engage in the future to manufacture a product for commercial sale or for clinical studies, should cease to continue to do so for any reason, we likely would experience significant delays in obtaining sufficient quantities of product for us to meet commercial demand or to advance our clinical studies while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of any product candidate that we develop, it will be more difficult for us to compete effectively, generate revenue, and further develop our products.

Our products may be more expensive to produce than we estimate. We estimate, although we cannot guarantee, that the cost to produce our robotic system will be below that of our primary competitors in this market. Investors should note, however, that this estimation is based on assumptions about the production costs of our competitors that may be inaccurate or outdated. Furthermore, it is possible that that competitors of our Company with larger and more established operations could discount their prices compared to what they are now if we attempted to undercut them in the market, which could negatively affect our ability to compete in our market against these competitors.

Our future success is dependent on the continued service of our small management team. Monogram is managed by four directors and one executive officer. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business resources that may hurt our ability to efficiently operate or grow our business. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

Our technologies are highly complex, and development budget estimates may not be accurately or sufficiently forecasted. While management makes every effort to predict anticipated development costs accurately, the project and technology complexity of the products makes it difficult to forecast these required development costs accurately. It is not uncommon to encounter unforeseen technical challenges that introduce unanticipated development costs. The actual development costs may not be the same as the anticipated development costs. If the actual development costs are materially above those anticipated by management, it could materially adversely impact our business.

Our products may require more technical complexity than anticipated and our engineers may not be able to overcome these technical challenges. While management makes every effort to anticipate the technical challenges of product development, we may encounter unforeseen complexity that we cannot overcome, or that may be difficult to overcome without incurring significant time or cost that was not anticipated or budgeted. For example, we have found it challenging to revise our first-generation tibial design. To facilitate more efficient removal, we may need to make design changes to features like the locking mechanism that were not anticipated and introduce additional cost, time and complexity. Additional unforeseen challenges as this could hinder our plan of operations, slowing our progress and increasing our costs, which may harm your investment in our Company.

We may not gain acceptance by group purchasing organizations or other purchasing entities. Many hospital systems and ambulatory surgery centers use group purchasing organizations to negotiate pricing and supply from vendors. Many of these organizations are large and risk-averse, and gaining adoption at reasonable terms can be challenging. If we are unable to secure contracts with widely used group purchasing organizations, we may struggle to gain market adoption, which would materially adversely affect our business.

We do not currently have the sales and marketing personnel necessary to sell products, and the failure to hire and retain such staff, or retain a third-party with sales and marketing personnel to fulfill that function, could have a materially adverse effect on our business.

We are a development-stage company with limited resources. Even if we had products available for sale, which we currently do not, we have not secured sales and marketing staff at this early stage of operations to sell products. We cannot generate sales without sales or marketing staff and must rely on others to provide any sales or marketing services until such personnel are secured, if ever. If we fail to hire and retain the requisite expertise in order to market and sell our products or fail to raise sufficient capital in order to afford to pay such sales or marketing staff, then we could be forced to cease operations and you could lose all of your investment.

We may use independent distributors to represent our products. Monogram may use contracted employees and independent distributors to represent our products to surgeons, hospitals, and ambulatory surgery centers. Such independent distributors and contractors are not employees of the Company and may conduct business in a manner that is unethical or even illegal. Monogram could incur liability for unlawful business practices conducted by such independent distributors or contractors. If a distributor acts unlawfully, it could materially adversely affect our business.

Our products require a level of accuracy that we may never be able to achieve. To obtain FDA clearance on our system we will need to demonstrate that we can accurately position implants in robotically prepared bone specimens. The KUKA LBR Med robot that we are using has never before been used or validated for this application, and it may not be able to perform to the accuracy required. Preparing bone to the accuracies required is a highly challenging task with numerous sources of error that we may never be able to overcome. We have not yet achieved high-accuracy cuts in a cadaveric bone specimen. If we cannot execute a robotic surgical plan with sufficient accuracy, it will materially adversely impact our business and market reputation.

Our products may not provide a clinical benefit. The Company has not conducted clinical studies on live patients with its products. Our products may not provide a benefit to patient outcomes, or may not prove to be useful to patients or desirable for hospitals. If our products fail to provide a clinical benefit to our patients, it will materially adversely impact our business and market reputation.

We may have to reduce our headcount if we are unable to raise sufficient funds. The Company anticipates that it could substantially reduce expenses to extend its operating runway if needed. This could require a reduction in the number of full-time employees. However, reducing the number of employees could slow our products’ development and commercialization and adversely impact our business and market reputation.

Our assets may become pledged as collateral to a lender. We may enter into financing arrangements with lenders that contain covenants that limit our ability to engage in specified types of transactions. These covenants may limit our ability to, among other things:

●	petition for bankruptcy;
●	assignment of the notes to other creditors;
●	appointment of a receiver of any property of the Company; and
●	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

A breach of any of these covenants could result in a default under the terms of such a financing in which the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We may need to pledge all of our assets as collateral to secure additional financing.

We may fail to meet the Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of public companies. We are a newly Exchange Act reporting company, and we may fail to implement the internal infrastructure necessary and required under Section 404 of the Sarbanes- Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Acquisition opportunities may present themselves do not achieve the positive results anticipated by our management. From time to time, acquisition opportunities may become available to the Company. Those opportunities may involve the acquisition of specific assets, like intellectual property or inventory, or may involve the assumption of the business operations of another entity. Our goal with any future acquisition is that any acquisition should be able to contribute neutral to positive EBITDA to the Company after integration. To effect these acquisitions, we will likely be required to obtain lender financing or issue additional shares of stock in exchange for the shares of the target entity. If the performance of the acquired assets or entity does not produce positive results for the Company, the terms of the acquisition, whether it is interest rate on debt, or additional dilution of stockholders, may prove detrimental to the financial results of the Company, or the performance of your particular shares.

The COVID-19 pandemic continues to pose risks to our business, results of operations and financial condition, the nature and extent of which are highly uncertain and remain unpredictable.

Our business is exposed to risks associated with public health crises and outbreaks of epidemic, pandemic, or contagious diseases, such as COVID-19. There has been a decline in elective surgical procedures globally due to the COVID-19 pandemic. In the third and fourth quarters of 2021, the highly transmissible Delta and Omicron variants resulted in further deferrals of elective surgical procedures, and we believe that staffing shortages at hospitals also contributed to the deferral of such procedures. We expect these declines to continue for the duration of the pandemic, and they may be further impacted by COVID-19 variants and resurgences. The COVID-19 global pandemic may result in an adverse impact on our financial condition, results of operations and cash flows.

Deferral of elective surgical procedures could lead to a number of potential negative outcomes:

●	lower revenues, profits and cash flows compared to historic trends in our market;
●	manufacturing facilities at less than normal capacity;
●	excess inventory we cannot sell;

Also, we may need to conduct clinical studies in order to bring our products to market. COVID-19 has had, and may continue to have, a negative impact on the enrollment rate in clinical trials, which may impair our ability to conduct clinical trials in a timely manner, or at all, if required by the FDA.

COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas, present material uncertainty and risk with respect to our performance, financial condition, volume of business, results of operations and cash flows.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On July 19, 2023, we entered into the Purchase Agreement with B. Riley Principal Capital II, pursuant to which B. Riley Principal Capital II has committed to purchase up to $20,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to B. Riley Principal Capital II at our discretion from time to time over the 24-month period beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Sales of our Common Stock, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of the shares of our Common Stock that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by B. Riley Principal Capital II for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the purchase price per share that B. Riley Principal Capital II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley Principal Capital II under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $20,000,000 of our Common Stock to B. Riley Principal Capital II, only 6,500,000 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus, which include the 45,252 Commitment Shares that we issued to B. Riley Principal Capital II, together with our payment of the Cash Commitment Fee to B. Riley Principal Capital II on July 20, 2023, as consideration for its commitment to purchase shares of our Common Stock at our direction from time to time under the Purchase Agreement. If it becomes necessary for us to issue and sell to B. Riley Principal Capital II under the Purchase Agreement more than the 6,500,000 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $20,000,000 under the Purchase Agreement, we must first (i) to the extent applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital II of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 6,500,000 shares of Common Stock being registered for resale by B. Riley Principal Capital II under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by B. Riley Principal Capital II is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to B. Riley Principal Capital II under the Purchase Agreement.

The issuance and sale of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to B. Riley Principal Capital II. If and when we do elect to sell shares of our Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our Fifth Amended and Restated Certificate of Incorporation includes a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our Company.

Our Fifth Amended and Restated Certificate of Incorporation includes a forum selection provision that requires any claims against the Company by stockholders not arising under the federal securities laws to be brought in the Court of Chancery State in the state of Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2022, the Company had net operating loss (“NOL”) carryforwards of approximately $25 million for federal income tax purposes. Utilization of these NOLs depends on many factors, including the Company’s future income, which cannot be assured. Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. In addition, as a result of Tax Cuts and Jobs Act of 2017 (as modified by the Coronavirus Aid, Relief, and Economic Security Act of 2020), federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, subject to the limitations, and deductibility of federal NOLs generally may be limited as set forth in the Code.

THE COMMITTED EQUITY FINANCING

On July 19, 2023, we entered into the Purchase Agreement and the Registration Rights Agreement with B. Riley Principal Capital II. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sold discretion, to sell to B. Riley Principal Capital II up to $20,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock by us to B. Riley Principal Capital II under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital II of up to 6,500,000 shares of Common Stock, consisting of (i) up to 5,847,725 shares that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement and (ii) the 45,252 Commitment Shares we issued to B. Riley Principal Capital II, together with our payment of the Cash Commitment Fee to B. Riley Principal Capital II, both following our execution of the Purchase Agreement, on July 20, 2023, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to B. Riley Principal Capital II under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to B. Riley Principal Capital II’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in B. Riley Principal Capital II’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase up to a specified maximum amount of shares of Common Stock in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to B. Riley Principal Capital II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by B. Riley Principal Capital II in the manner set forth in the Purchase Agreement, prior to the time we deliver such notice to B. Riley Principal Capital II.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital II. Actual sales of shares of our Common Stock to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital II under the Purchase Agreement shares of Common Stock in excess of the 19.99% Exchange Cap, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital II for all of the shares of Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $4.604 per share (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of our Common Stock.

The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our stock to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.

Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.

As consideration for B. Riley Principal Capital II’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, following our execution of the Purchase Agreement, we (i) paid B. Riley Principal Capital II the $200,000 Cash Commitment Fee, representing 1.0% of B. Riley Principal Capital II’s $20,000,000 total aggregate purchase commitment under the Purchase Agreement, and (ii) issued 45,252 Commitment Shares to B. Riley Principal Capital II, which Commitment Shares have a total aggregate value equal to 1.0% of B. Riley Principal Capital II’s $20,000,000 total aggregate purchase commitment under the Purchase Agreement (assuming a purchase price of $4.604 per Commitment Share, representing the average of the daily volume weighted average prices per share of our Common Stock for the five-consecutive trading day period ending on the trading day immediately preceding the date of the Purchase Agreement). Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay B. Riley Principal Capital II up to $200,000 (or 1.0% of B. Riley Principal Capital II’s $20,000,000 aggregate purchase commitment under the Purchase Agreement), in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by B. Riley Principal Capital II from their resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $200,000, in exchange for B. Riley Principal Capital II returning to us for cancelation all of the Commitment Shares we originally issued to them upon execution of the Purchase Agreement that were not previously resold by B. Riley Principal Capital II prior to the times specified in the Purchase Agreement, if any. In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $75,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $5,000 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase a specified number of shares of Common Stock, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to B. Riley Principal Capital II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Purchase, so long as:

●	the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
●	the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
●	all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:

●	1,000,000 shares of Common Stock; and
●	the Purchase Percentage (as specified in the applicable Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Purchase Valuation Period for such Purchase.

The actual number of shares of Common Stock that B. Riley Principal Capital II will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley Principal Capital II will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Common Stock for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:

●	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
●	such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) the Purchase Percentage we specified in the applicable Purchase Notice for such Purchase); and
●	if we further specify in the applicable Purchase Notice for such Purchase that a Limit Order Discontinue Election shall apply to such Purchase, such time that the trading price of our Common Stock on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Purchase Valuation Period, including for purposes of determining whether the applicable Purchase Share Volume Maximum for a Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Purchase Valuation Period, and to the extent that we specify in the applicable Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a Limit Order Continue Election shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Stock on Nasdaq during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

Intraday Purchases

In addition to the Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to make Intraday Purchases, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice to B. Riley Principal Capital II, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any earlier Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

●	the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
●	all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by B. Riley Principal Capital II in the manner set forth in the Purchase Agreement, prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

●	1,000,000 shares of Common Stock; and
●	the Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of Common Stock that B. Riley Principal Capital II will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley Principal Capital II will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

●	such time of confirmation of B. Riley Principal Capital II’s receipt of the applicable Intraday Purchase Notice;
●	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and
●	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

●	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
●	such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase); and

●	if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with regular Purchases, for purposes of calculating the volume of shares of Common Stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election shall apply to such Intraday Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Stock on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to B. Riley Principal Capital II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by B. Riley Principal Capital II prior to the time we deliver to B. Riley Principal Capital II a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to B. Riley Principal Capital II in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, B. Riley Principal Capital II will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley Principal Capital II for the shares of Common Stock purchased by B. Riley Principal Capital II in such Purchase and/or Intraday Purchase, as applicable.

The payment for, against delivery of, shares of Common Stock purchased by B. Riley Principal Capital II in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within two (2) trading days immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

B. Riley Principal Capital II’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley Principal Capital II’s control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;
●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and B. Riley Principal Capital II being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);
●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;
●	FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;
●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;
●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;
●	trading in the Common Stock shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;
●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;
●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;
●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Common Stock is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;
●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and
●	the receipt by B. Riley Principal Capital II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the Commencement Date;
●	the date on which B. Riley Principal Capital II shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $20,000,000;
●	the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;
●	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and
●	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also terminate the Purchase Agreement at any time by mutual written consent.

B. Riley Principal Capital II also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;
●	if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;
●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;
●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to B. Riley Principal Capital II for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of B. Riley Principal Capital II; or
●	trading in the Common Stock on Nasdaq (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley Principal Capital II will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, the Cash Commitment Fee, the Commitment Shares, including any cash “make-whole” payment we may be required to pay to B. Riley Principal Capital II under certain circumstances as specified in the Purchase Agreement, and any fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and B. Riley Principal Capital II have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by B. Riley Principal Capital II

B. Riley Principal Capital II has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to B. Riley Principal Capital II under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley Principal Capital II in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to B. Riley Principal Capital II from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by B. Riley Principal Capital II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of the shares of our Common Stock that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by B. Riley Principal Capital II for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley Principal Capital II for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

As of August 9, 2023, there were 29,253,251 shares of our Common Stock outstanding, of which 18,214,555 shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our Common Stock to B. Riley Principal Capital II, only 6,500,000 shares of our Common Stock are being registered under the Securities Act for resale by the Selling Stockholder under this prospectus, which represents (i) the 45,252 Commitment Shares that we issued to B. Riley Principal Capital II, together with our payment of the Cash Commitment Fee to B. Riley Principal Capital II, both following our execution of the Purchase Agreement, on July 20, 2023, and (ii) up to 5,847,725 shares of Common Stock that may be issued to B. Riley Principal Capital II from and after the Commencement Date, if and when we elect to sell shares to B. Riley Principal Capital II under the Purchase Agreement. If all of the 6,500,000 shares offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of the date hereof (without taking into account the 19.99% Exchange Cap limitation), such shares would represent approximately 18.2% of the total number of outstanding shares of Common Stock and approximately 26.3% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of August 9, 2023.

If we elect to issue and sell more than the 6,500,000 shares offered under this prospectus to B. Riley Principal Capital II, which we have the right, but not the obligation, to do, we must first (i) to the extent applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital II of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 6,500,000 shares of Common Stock being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from B. Riley Principal Capital II from our sale of shares of Common Stock to B. Riley Principal Capital II under the Purchase Agreement at varying purchase prices:

		Percentage of	Gross Proceeds from the
		Outstanding Shares	Sale of Shares to B. Riley
Assumed Average	Number of Registered	After Giving Effect to	Principal Capital II
Purchase Price Per	Shares to be Issued	the Issuance to B. Riley	Under the Purchase
Share	if Full Purchase (1)	Principal Capital II (2)	Agreement
$3.50	5,714,286	16.3%	$20,000,000
$4.50	4,444,444	13.2%	$20,000,000
$5.48 (3)	3,649,635	11.1%	$20,000,000
$6.00	3,333,333	10.2%	$20,000,000
$6.50	3,076,923	9.5%	$20,000,000
$7.00	2,857,143	8.9%	$20,000,000
$7.50	2,666,667	8.3%	$20,000,000
(1)	Excluding the 45,252 Commitment Shares that we issued to B. Riley Principal Capital II upon the execution of the Purchase Agreement, on July 20, 2023. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our Common Stock to B. Riley Principal Capital II, we are only registering 6,500,000 shares under the registration statement that includes this prospectus, which may or may not cover all of the shares we ultimately sell to B. Riley Principal Capital II under the Purchase Agreement. We will not issue more than an aggregate of 5,847,725 shares of our Common Stock (the Exchange Cap, unless, to the extent applicable, otherwise approved by our stockholders or if the average price per share paid by B. Riley Principal Capital II for all of the shares of Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $4.604 per share. The number of shares to be issued as set forth in this column (i) gives effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation.
(2)	The denominator is based on 29,298,503 shares of Common Stock outstanding as of August 9, 2023 (which, for these purposes, includes the 45,252 Commitment Shares we issued to B. Riley Principal Capital II on July 20, 2023), adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to B. Riley Principal Capital II, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of our Common Stock on Nasdaq on July 18, 2023.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

Market Price of our Common Stock

Our Common Stock is listed on Nasdaq under the symbol “MGRM.”

On August 24, 2023, the closing price of our Common Stock was $4.76. As of August 9, 2023 there were 29,253,251 shares of our Common Stock outstanding, held of record by 24,259 holders. The number of record holders of our Common Stock does not include the DTC participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings for use in operating and expanding our business, and we do not anticipate paying any cash dividends in the reasonably foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, such as the terms of the agreements governing our indebtedness, general business conditions, and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Intuitive Machines’ financial condition and results of operations together with Monogram Orthopaedics’ audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Monogram Orthopaedics’ business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, Monogram Orthopaedics’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Monogram Orthopaedics’ forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated for the context otherwise requires, references in this section to the “Company,” “we,” “us,”, “Monogram,” “Monogram Orthopaedics,” or “our” refer to the business of the Monogram Orthopaedics, Inc.

Overview

Monogram Orthopaedics, Inc. was incorporated under the laws of the State of Delaware on April 21, 2016. Monogram Orthopaedics is working to develop a product solution architecture with the long-term goal to enable patient-optimized orthopaedic implants economically at scale by linking 3D printing and robotics with advanced pre-operative imaging. The Company has a robot prototype that can autonomously execute optimized paths for high precision insertion of implants in synthetic bone specimens. Monogram intends to produce and market robotic surgical equipment and related software, orthopaedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. The Company has not yet made 510(k) premarket notification submissions or obtained 510(k) premarket clearances for any of its robotic products. FDA 510(k) premarket clearance is required to market our products, and the Company has not obtained FDA 510(k) premarket clearance for any of its robotic products, and it cannot estimate the timing, or assure our ability, to obtain such clearances.

Recent Developments

On July 19, 2023, we entered into the Purchase Agreement and Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions set forth therein, we will have the right to sell to B. Riley up to 6,500,000 newly issued shares of our common stock (subject to certain conditions and limitations contained in the Purchase Agreement), from time to time during the term of the Purchase Agreement. See “Committed Equity Financing” for more information.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact the Company’s financial position due to adverse changes in financial market prices and rates. The Company’s market risk exposure is primarily the result of fluctuations in interest rates.

Results of Operations

Comparison of the Three-and Six-Month Periods Ended June 30, 2023 and 2022

The following table sets forth a summary of our unaudited condensed statements of operations for the three and six months ended June 30, 2023 and 2022 (in thousands) and the discussion that follows compares the three months ended June 30, 2023 to the three months ended June 30, 2022.

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Product revenue	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Gross profit	—	—	—	—
Operating expenses:
Research and development	2,737,656	1,181,334	4,458,144	2,266,833
Marketing and advertising	1,674,387	67,276	2,801,776	2,272,255
General and administrative	1,326,159	582,106	2,374,347	1,061,581
Total operating expenses	5,738,202	1,830,716	9,634,267	5,600,668
Loss from operations	(5,738,202)	(1,830,716)	(9,634,267)	(5,600,668)
Other income (expense):
Change in fair value of warrant liability	439,611	(54,285)	442,134	(793,591)
Interest income and other, net	61,710	24,556	96,530	30,163
Other income (expense)	339	8	340	—
Total other income (expense), net	501,660	(29,721)	539,004	(763,428)
Net loss before taxes	(5,236,541)	(1,860,437)	(9,095,263)	(6,364,096)
Income taxes	—	—	—	—
Net loss	$(5,236,541)	$(1,860,437)	$(9,095,263)	$(6,364,096)
Basic and diluted loss per common share	$(0.27)	$(0.19)	$(0.63)	$(0.66)
Weighted-average number of basic and diluted shares outstanding	19,271,521	9,673,870	14,472,695	9,673,870

Revenues. The Company is currently focused on commercialization of its robotic products, including seeking 510(k) premarket clearances from the FDA for those products. Sales of products have not yet commenced, and therefore no revenues are recognized during 2023 or 2022.

Operating Expenses. The following tables set forth our results of operations for the periods indicated:

	Three Months Ended June 30
	2023	2022	$ Change	% Change
Research and development	$2,737,656	$1,181,334	$1,556,322	132%
Marketing and advertising	1,674,387	67,276	1,607,111	2,389%
General and administrative	1,326,159	582,106	744,053	128%
Total operating expenses	$5,738,202	$1,830,716	$3,907,486	213%

	Six Months Ended June 30
	2023	2022	$ Change	% Change
Research and development	$4,458,144	$2,266,833	$2,191,311	97%
Marketing and advertising	2,801,776	2,272,255	529,521	23%
General and administrative	2,374,347	1,061,581	1,312,767	124%
Total operating expenses	$9,634,267	$5,600,668	$4,033,599	72%

The growth in Research and Development (R&D) expense during the second quarter and the first six months of 2023 compared to the same periods in 2022 was driven primarily by to the development of our sagittal cutting systems and related platform software required to operate our active navigated robotic system.  Research and development expenses in both periods were primarily comprised of payroll and related costs and prototype material expenses for the development of its novel robotic system and associated implants. The Company anticipates continued elevated Research and development expenses related to the development of its next-generation markerless tracking technology and through the verification and validation phases of the technology development in the second half of the year.

The growth in Marketing expense during the second quarter of 2023 compared to the same period in 2022 was driven by marketing campaign related to the Regulation A Common Share fund raising campaign that began in Q1 2023 and successfully culminated with a round closing in May of 2023. The total campaign spend in the first half of 2023 was comparable to the marketing campaign spend for the Regulation A Round C fund raise executed in the first half of 2022.

The growth in General and Administrative (G&A) expense during the second quarter and the first six months of 2023 compared to the same periods in 2022 was driven primarily by increases in compensation expenses, insurance and regulatory compliance expenses, facilities expenses (such as rent), and professional fees.

●	The compensation expenses resulted from an increase in the number of full-time employees of the Company, as well as an increase in bonus and stock-based compensation to help ensure labor retention in a tight labor market.
●	The insurance and regulatory compliance expenses relate to the additional insurance and regulatory compliance activities required to list as a publicly traded company on NASDAQ.
●	Facilities expenses increased year over year with slight rent rate increases combined with additional leased space added to support the increase in activities.
●	The consulting and professional services increases relate primarily to incremental efforts required to support the Regulation A fund raise, the Initial Public Offering (IPO) and continued Intellectual Property protection.

Other income (expenses):

	Three Months Ended June 30
	2023	2022	$ Change
Change in fair value of warrant liability	$439,611	$(54,285)	$493,896
Interest income and other, net	62,049	24,564	37,485
Total other income (expense)	$501,660	$(29,721)	$531,381

	Six Months Ended June 30
	2023	2022	$ Change
Change in fair value of warrant liability	$442,134	$(793,591)	$1,235,725
Interest income and other, net	96,870	30,163	66,707
Total other income (expense)	$539,004	$(763,428)	$1,302,432

During the three and six months ended June 30, 2023, the change in the fair value of the warrant liability resulted in gains of $439,611 and $442,134, respectively. These gains primarily resulted from a decrease in the value of the Company’s common stock used to estimate the fair value of the warrants. Certain stock purchase warrants issued by the Company in previous years include anti-dilution protections. As a result, when the Company issues shares in connection with its ongoing capital raising efforts, the number of shares issuable upon the exercise of these warrants increases proportionally. Changes in the fair value of the warrant liability primarily result from (i) increases to the number of shares issuable upon exercise of these warrants and (ii) changes in the underlying fair value of the Company’s common stock into which the warrants are exercisable.

During the three and six months ended June 30, 2022, the change in the fair value of the warrant liability resulted in losses of $54,285 and $793,591, respectively. These losses primarily resulted because the Company continued to issue shares in connection with its Series B Offering at a higher price per share than in previous offerings, and therefore the value of shares issuable upon the exercise of these warrants increased proportionally.

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth a summary of our Statements of Operations for the years ended December 31, 2022 and 2021 (in thousands) and the discussion that follows compares the year ended December 31, 2022, to the year ended December 31, 2021

	Years Ended
	December 31,	December 31,
	2022	2021
Product revenue	$—	$628,246
Cost of goods sold	—	458,675
Gross profit	—	169,571
Operating expenses:
Research and development	4,972,881	5,278,768
Marketing and advertising	2,714,421	3,271,600
General and administrative	2,925,845	1,896,839
Total operating expenses	10,613,147	10,447,207
Loss from operations	(10,613,147)	(10,277,636)
Other income (expense):
Grant income	256,000	—
Change in fair value of warrant liability	(3,431,865)	(1,563,439)
Interest income and other, net	98,065	26,107
Total other income (expense)	(3,333,800)	(1,537,332)
Net loss before taxes	(13,690,947)	(11,814,968)
Income taxes	—	—
Net loss	$(13,690,947)	$(11,814,968)
Basic and diluted loss per common share	$(1.42)	$(1.22)
Weighted-average number of basic and diluted shares outstanding	9,673,870	9,673,870

Revenues. The Company is in an early stage of development. During the year ended December 31, 2021, the Company briefly acted as a distributor, licensing and selling another Company’s already FDA-approved products to provide a source of revenue to the Company prior to FDA approval of its principal products, the timing of which such approvals cannot be estimated by management. The Company generated revenues of $628,246 from these sales of licensed, third-party products during the year ended December 31, 2021. The Company halted these activities before the end of 2021 and has not made any such sales since. The Company does not have any current plans to resume these activities. The Company did not generate any revenues for the year ended December 31, 2022.

Cost of Goods Sold. Costs of goods sold during the year ended December 31, 2021 was $458,675, and was comprised primarily of license fees for those licensed products sold by the Company in 2021 as described above, as well as related inventory acquisition expenses. There were no costs of goods sold for the year ended December 31, 2022, as the Company did not make any sales of products in 2022.

Operating Expenses. Our operating expenses for the years ended December 31, 2022 and 2021 primarily consist of the categories outlined below, and totaled $10,613,147 for the year ended December 31, 2022, a slight increase of 1.59% compared to $10,447,207 for the year ended December 31, 2021:

●	Marketing and advertising expenses decreased to $2,714,421 for the year ended December 31, 2022, from $3,271,600 for the year ended December 31, 2021. The majority of the Company’s marketing and advertising expenses in 2022 and 2021 were comprised of marketing campaigns for the Company’s Series B & C Offerings. The 17.03% decrease for the year ended December 31, 2022 compared to 2021 was primarily due to the termination of the Series B Offering on February 18, 2022 – after which the Company’s marketing and advertising spending significantly reduced.
●	Research and development costs decreased slightly to $4,972,881 for the year ended December 31, 2022, from $5,278,768 for the year ended December 31, 2021. Research and development expenses in 2022 and 2021 were primarily comprised of research related to the development of our sagittal cutting systems and related platform software required to operate our active navigated robotic system and remained relatively stable during the years ended December 31, 2022, and 2021. The decrease in

2022 of 5.79% is largely the result of our Company’s progressing in its development of its systems and software, which has slightly reduced the amount of resources our Company has needed to dedicate to research and development.
●	General and administrative expenses increased to $2,925,845 for the year ended December 31, 2022, from $1,896,839 for the year ended December 31, 2021, an increase of 54.25%. General and administrative expenses are primarily comprised of facilities expenses (such as rent), professional fees, salaries, benefits, and payroll taxes. The significant increase in 2022 of general and administrative expenses is primarily related (i) an increase in payroll and related expenses resulting from an increase in the number of full time employees of the Company, and an increase in bonus and stock-based compensation to help ensure labor retention in a tight labor market, (ii) legal expenses related to intellectual property protection and fund raising activities, and (iii) a one-off trade show expense incurred in 2022.

Other expenses: Other expenses for the year ended December 31, 2022 were $3,333,800 – a significant increase from other expenses of $1,537,332 for the year ended December 31, 2021, which was almost entirely driven by an increase in warrant liability in 2022 compared to 2021. During the years ended December 31, 2022 and 2021, the Company recognized a loss of $3,431,865 and $1,563,439, respectively, related to an increase in our warrant liability. This loss is due primarily to the impact of the anti-dilutive warrants issued in December 2018 that are exercisable into shares of the Company’s Common Stock equal to 5% of the fully diluted capitalization of the Company, plus shares of each class or series of Preferred Stock of the Company equal to 5% of the total issued and outstanding number of shares of Preferred Stock of the Company. As the Company issues shares in connection with its ongoing capital raising efforts, and as the Company sells its shares of capital stock for a higher price per share, the value of shares issuable upon the exercise of these warrants increases proportionally due to the anti-dilution terms of these warrants. Since Monogram continued to issue shares in connection with its Series B and C Offerings, at a higher price per share than in previous offerings of the Company, the value of shares issuable upon the exercise of these warrants increased proportionally during the year ended December 31, 2022, due to the anti-dilution terms of these warrants. The increase in warrant liability in 2022 was slightly offset by $256,000 in grant income received by the Company from a governmental research and development award grant the Company received in 2022, as well as $98,065 in interest income received from operations bank accounts.

As a result of the foregoing, the Company generated a net loss of $13,690,947 for the year ended December 31, 2022, a 15.9% increase compared to a net loss of $11,814,968 for the year ended December 31, 2021.

Liquidity and Capital Resources

We require capital to fund our operating expenses and to make capital expenditures.

As of June 30, 2023, the Company had approximately $17.1 million in cash on hand, resulting from proceeds received from the Company’s Common Stock Offering that ended in May 2023. The Company has recorded losses since inception and, as of June 30, 2023 had working capital of approximately $10.4 million and total stockholders’ equity of $12,198,410. Since inception, the Company has been primarily capitalized through securities offerings. The Company plans to continue to try to raise additional capital through available financing options to the Company, including, but not limited to, registered or exempt equity and/or debt offerings, as well as straight or convertible debt financings, although there can be no assurance that we will be successful in these fundraising efforts. Absent additional capital, the Company may be forced to reduce expenses significantly and could become insolvent.

The Company currently estimates that the proceeds raised following its most recent Common Stock Offering will be sufficient to fund the Company’s current rate of operations for a period of at least 12 months from the date of this prospectus.

To provide additional flexibility to the Company ahead of generating revenues to support operations, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement with B. Riley Principal Capital, II LLC (the “BRPC II”) on July 19, 2023. Under the Purchase Agreement and Registration Rights Agreement, the Company has the right to sell to BRPC II up to $20.0 million in shares of Common Stock (the “Committed Equity Shares”), subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing upon the initial satisfaction of the conditions to the BRPC II’s purchase obligations set forth in the Purchase Agreement, including that the registration statement be declared effective by the SEC and the final form of prospectus included therein is filed with the SEC. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the Company’s option, and it is under no obligation to sell any securities to BRPC II under the Purchase Agreement. As of the date of this prospectus, no shares have been sold pursuant to the Purchase Agreement.

At December 31, 2022, the Company’s cash on hand was $10,468,645, which was comprised of investments from the Company’s Series B Offering that terminated in February 2022 and the Company’s Series C offering which terminated in January 2023. The Company has recorded losses since inception and, as of December 31, 2022, had positive working capital of $2,207,753 and total stockholders’ equity of $4,149,176.

Common Stock Purchase Agreement

On July 19, 2023, the Company entered into Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, the Company has the right, in its sole discretion, to sell to the Selling Stockholder up to 5,847,725 shares of the Company’s Common Stock at 97% of the volume weighted average price of the common stock calculated in accordance with the Purchase Agreement, over a period of 24 months subject to certain limitations and conditions contained in the Purchase Agreement. Sales and timing of any sales of common stock are solely at the election of the Company, and the Company is under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. As consideration for the Selling Stockholder’s commitment to purchase shares of the Company’s common stock, the Company has issued 45,252 shares of its common stock as initial Commitment Shares.

Issuances of Equity

On January 15, 2021, the SEC qualified a Regulation A - Tier 2 offering the Company’s Series B Preferred Stock, in which the Company sought to raise up to $30,000,000 from the issuance of 4,784,689 shares of Series B Preferred Stock (the “Series B Offering”). On June 1, 2021, Monogram filed a supplement on Form 253G2 to increase the price per share in the Series B Offering from $6.27 per share to $7.52 per share, effectively increasing the maximum offering amount to $34,863,105 in the Series B Offering. The Company terminated the Series B Offering on February 18, 2022. In total, Monogram raised $21,402,203 from the sale of 3,195,599 shares of Series B Preferred Stock in the Series B Offering.

On July 14, 2022, Monogram commenced a Regulation Crowdfunding offering, pursuant to which it raised gross proceeds $4,599,145 from the issuance of 459,455 shares of Series C Preferred Stock, for approximately $3,867,000 in net proceeds (after accounting for offering expenses). The Series C Offering is closed as of the date of this report.

On March 1, 2023, the SEC qualified a Regulation A - Tier 2 offering of the Company’s Common Stock, in which the Company sought to raise up to $30 million from investors (the “Common Stock Offering”). The Common Stock Offering closed on May 16, 2023, and a total of 2,374,641 shares of Common Stock were sold in this offering for gross proceeds of $17,216,147, in which the Company received net proceeds of $16,011,017, net of issuance costs of $1,205,130. Subsequently, on May 17, 2023, the Company filed a Form 8-A in connection with the listing our Common Stock on Nasdaq, which was declared effective on the same date. At that time, each outstanding share of Series A, Series B, and Series C Preferred Stock was converted into two shares of Common Stock of the Company.

On May 18, 2023, StartEngine Primary LLC exercised its Common Stock Purchase Warrant for 116,456 shares of Common Stock

Indebtedness

As of June 30, 2023 the Company had $8,512,758 in total liabilities. Of this amount, $6,150,632 was represented by the estimated fair value of our warrant liability (almost all of which is attributable to outstanding warrants held by Pro-Dex, Inc. (“Pro-Dex”) under the terms of its warrant agreement filed as an exhibit to this prospectus. Other liabilities include trade accounts payable, accrued expenses, and the present value of the Company’s operating lease payment commitments.

During the quarter, the company paid out $279K for the liability to its CEO for bonuses earned in prior periods but not paid.  The remaining accrued payroll liability of $251K is mainly related to bonuses expected to be paid for 2023 performance for all employees.    The Company currently has no material commitments for capital expenditures.

Going Concern

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss during the six-month ended June 30, 2023 of $9,095,263 and an accumulated deficit of $46,858,710 as of June 30, 2023.

The Company’s ability to continue as a going concern in the next twelve months following the date the unaudited financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. Although the Company has previously been successful in raising capital as needed, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2023 and 2022:

	For the six months ended
	June 30
	2023	2022
Cash Used in Operating Activities	$(8,768,464)	$(5,066,508)
Cash used in investing activities	$(37,409)	$(22,682)
Cash provided by financing activities	$15,434,902	$9,846,077

The following table summarizes our cash flows for the twelve months ended December 31, 2023 and 2022

	For the 12 months ended
	Dec 31,
	2022	2021
Cash Used in Operating Activities	$(8,419,553)	$(9,167,965)
Cash used in investing activities	$(241,203)	$(1,006,107)
Cash provided by financing activities	$13,593,691	$10,123,064

Operating Activities

Cash used in operating activities increased by 73% during the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Of the approximately $9.1 million net loss for the three months ended June 30, 2023, there were various cash and non-cash adjustments that were added back to the net loss to arrive at $8,768,464 cash used for operating activities for the six months ended June 30, 2023. Those mostly offsetting adjustments including stock compensation expense of $783,260, depreciation and amortization of $204,186, and an increase in Accounts Payable of $792,062 offset by mark to market warranty income of $442,134, an increase in other current assets of $621,080 and a decrease in other liabilities of $393,632.

For the 12 months ended on 31 December 2022, of the approximately $13.7 million net loss, there were various cash and non-cash adjustments that were added back to the net loss to arrive at $8,419,553 in cash used in operating activities. Those adjustments included approximately $3,431,865 for the valuation of warrants issued, $386,686 for non-cash depreciation and amortization, $743,274 for non-cash stock-based compensation, $21,543 for operating lease assets and related liabilities, $189,906 in pre-paid expenses & other current assets and $498,076 for accounts payables & accrued expenses.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2023, was $37,409, compared to $22,682 used in the six months ended June 30, 2022. Cash used in investing activities for the six months ended June 30, 2023 entirely related to the purchase of equipment related to our robotic product candidates.

For the 12 months ended 31 December, 2022, equipment purchases of $241,203 made up the cash used in investing activities.

Financing Activities

During the six months ended June 30, 2023, cash from financing activities was $15,434,902, comprised primarily of proceeds from the Company’s Common Stock Offering, compared to $9,846,077 for the six months ended June 30, 2022, comprised primarily of proceeds from the Company’s Series B Offering.

For the 12 months ended 31 December , 2022, the company raised $13,593,691 in its series B and series C preferred stock issuances.

Impact of inflation

While inflation may impact our capital and operating expenditures, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future, including by heightened levels of inflation experienced globally as a consequence of the COVID-19 pandemic and recent geopolitical conflict.

Funding Requirements

We believe our existing cash and cash equivalents will be sufficient to meet anticipated cash requirements for at least 12 months from the date of this prospectus. However, our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could expend capital resources sooner than we expect.

Future capital requirements will depend on many factors, including:

●	Establishing and maintaining supply relationships with third parties that can provide adequate, in both amount and quality, products and services to support our development;
●	Technological or manufacturing difficulties, design issues or other unforeseen matters;
●	Addressing any competing technological and market developments;
●	Seeking and obtaining regulatory approvals; and
●	Attracting, hiring, and retaining qualified personnel.

Until such time, if ever, as we can generate substantial revenues to support our cost structure, we expect to finance cash needs through a combination of equity offerings, debt financings, commercial and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be, or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through commercial agreements, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies and/or future revenue streams, or grant licenses on terms that may not be favorable to us and/or may reduce the value of our Common Stock. Also, our ability to raise necessary financing could be impacted by the COVID-19 pandemic, recent geopolitical events, and inflationary economic conditions and their effects on the market conditions. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our commercialization efforts or grant rights to develop and market other products even if we would otherwise prefer to develop and market these products ourselves or potentially discontinue operations.

Summary of Accounting Principles

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and are consistent in all material respects with those applied in our December 31, 2022 Form 1-K.

As permitted by SEC requirements for interim reporting, certain footnotes or other financial information have been condensed or omitted. In the opinion of management, all normal and recurring adjustments considered necessary for the fair presentation of the financial statements have been included. Revenues, expenses, assets, and liabilities can vary during each quarter of the year, therefore, the results and trends in these interim financial statements may not be representative of those for the full year.

The information included in this prospectus should be read in conjunction with the financial statements and accompanying notes included in the Company’s 2022 Form 1-K.

Stock Split

On November 30, 2022, the Company effected a two-for-one stock split of its Common Stock and increased the number of authorized shares of the Company’s capital stock to 150,000,000, with 90,000,000 designated as Common Stock, and 60,000,000 designated as Preferred Stock. All share and loss per share information have been retroactively adjusted for all periods presented to reflect the stock split, the incremental par value of the newly issued shares, and the increased number of authorized shares.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the fair value of the warrant liability, valuations of stock-based compensation, and the income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Emerging Growth Company

As a Nasdaq listed public reporting company, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We may remain an “emerging growth company” for up to five years, beginning January 26, 2022, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30th, before that time, we would cease to be an “emerging growth company” as of the following December 31st.

In summary, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies” and therefore, our shareholders could receive less information than they might expect to receive from more mature public companies.

BUSINESS

Overview

Monogram Orthopaedics, Inc. was incorporated under the laws of the State of Delaware on April 21, 2016, as “Monogram Arthroplasty Inc.” On March 27, 2017, the Company changed its name to “Monogram Orthopaedics Inc.” Monogram Orthopaedics is working to develop a product solution architecture with the long-term goal to enable patient-optimized orthopaedic implants economically at scale by linking 3D printing and robotics with advanced pre-operative imaging. The Company has a robot prototype that can autonomously execute optimized paths for high precision insertion of implants in synthetic bone specimens. Monogram intends to produce and market robotic surgical equipment and related software, orthopaedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. The Company has not yet made 510(k) premarket notification submissions or obtained 510(k) premarket clearances for any of its products. FDA 510(k) premarket clearance is required to market our products, and the Company has not obtained 510(k) premarket clearance for any of its products, and it cannot estimate the timing, or assure our ability, to obtain such clearances.

Our Background

Our Company’s business is based on ideas formulated by Dr. Douglas Unis, an Associate Professor of Orthopaedic Surgery at the Icahn School of Medicine at Mount Sinai (“MSSM”).

Our founding philosophy is that advances in technology will usher in a new way of thinking about reconstructive joint procedures and orthopaedic implants. We believe that the future of orthopaedic joint replacements lies in build-to-order, press-fit patient-optimized implants that rely on natural biologic fixation rather than cement. We believe such implants will be insertable into bone cavities prepared by high-precision robotic tools. We believe CT-based robotic preparation will make it easier to perform challenging surgical techniques (for example, kinematic alignment for TKA). To facilitate the cost-efficient delivery of anatomy restoring patient optimized implants, we believe it is necessary to develop efficient processes for designing and fabricating implants and surgical plans. We also believe that advanced imaging such as a CT scan or MRI is required to prepare the surgical plans and execute the robotic procedures for patient-optimized implants. For example, patient-optimized implants may require high-precision bone preparation beyond two-dimensional planar cuts or alignment. For these processes to be economically scalable, we believe they may need a high degree of optimization, which may require a high functioning navigated surgical robot capable of executing complex cut paths; i.e., a product solution architecture with image processing, scalable, patient-optimized implant design, pre-operative planning, and robotic execution.

We believe that press-fit 3D printed patient optimized implants that rely on biologic fixation may prove to be clinically superior over the long term while also alleviating the tremendous inventory burden and capital inefficiencies of generic implant distribution. It is our view that implants should be designed and optimized to fit and restore a patient’s anatomy and that the ability of a robot to execute irregular cuts could exceed the capabilities of even the most skilled surgeons. Monogram believes that the use of patient-specific implants and robotic surgery will, over time, reduce complications and failure rates and lower costs considerably.

Principal Products and Services

Monogram’s primary business will be to market orthopaedic implants insertable with our orthopaedic robot, if any when it obtains 510(k) premarket clearance. We note that initially, the Monogram implants will be generic implants that are insertable with both manual instrumentation or our surgical robot (surgeon option). The development and 510(k) premarket clearance of our robotic system remains our focus. We plan to execute an incremental, multi-generational product release strategy, starting with generic knee implants prepared with our robotic system. Over time our goal is to introduce and obtain 510(k) premarket clearance for optimized total knee replacements compatible with our robotic system, but only after launching our robotic system with generic implants. The generic implants are based on licensed implants that have been modified through collaboration with the licensor and submission of a Letter to File. If we successfully commercialize our orthopaedic robot for total knee replacements and have sufficient capital and market interest, we will pursue additional clinical applications, including hip, knee, shoulder, and extremities and obtain 510(k) premarket clearance or other required regulatory authorizations for such applications, as appropriate.

The equipment required for robotic bone preparation includes:

●	Navigated surgical robots with optical tracking equipment and a cutting end-effector,

●	Pre-operative and intra-operative software guidance application,
●	Consumable Tissue ablation tools, and
●	Navigation consumables (fiducial markers, tracked retractors, etc.).

The Monogram robotic system and related hardware (end-effector) are multi-use capital equipment. Monogram’s pre-operative planning software, robotic controls, and intra-operative software are needed to use the robotic system properly. This software will be subject to an annual license billed based on the clinical scope of use (for example, total knee arthroplasty). Each clinical application will be billed separately. A mix of re-usable and single-use instrumentation is needed during the procedure. The elements of our system are sold individually but generally must be used with the system to perform its intended clinical function properly.

A significant percentage of orthopaedic medical devices are outsourced to original equipment manufacturers (OEMs). Monogram intends to outsource much of the manufacturing of its products (including implants and instrumentation needed to execute reconstructive joint replacements) to established suppliers. These suppliers may already be approved suppliers for the most significant market participants and may have decades of product-specific manufacturing expertise.

According to an analysis conducted by Orthopaedic Network News (Vol 33, No 3, August 2022) on orthopaedic procedures, as of 2021, the average cost of implant components for all total hip procedures was approximately $5,043 and for all total knee procedures was $4,837. Monogram expects to price our products consistent with the market. We believe we are on track to be the first company to market with a CT-based navigated seven joint robot arm that can autonomously cut with a rotary tool or sagittal saw robot arm.

Near-Term Product Focus

The Company is executing a phased commercialization approach whereby it initially plans to launch its robotic system to prepare bone for Monogram’s generic implants with the intention to introduce and seek 510(k) premarket clearance for more novel implants later. The Company’s generic implants are based on licensed implants that the Company, with assistance from the licensor, has upgraded to be competitive with the current state of the art.

On July 1, 2020, the Company entered into a non-exclusive licensing and distribution agreement with a medical technology company for an FDA-approved total knee system, FDA-approved partial knee system, and FDA-approved total hip system. The agreement provides Monogram with the rights to these products, including the right to market and sell these products anywhere within the United States. The initial term of this agreement is ten (10) years, with additional one-year optional renewals following the initial term (unless the agreement is earlier terminated, which may only occur upon a breach by one of the parties to the agreement, or for cause). The Company has made material changes to these licensed products (which are not patented as of the date of this prospectus) and does not anticipate it will be reliant on the license agreement described above for these products after the expiration of the initial term.

Monogram has upgraded features of its licensed implants described above and has incorporated elements from those licensed implants into  modified implants through its arrangement with the licensor of the original implants. The Company has successfully completed all required testing for this modified  implant, and the licensor has submitted a Letter of File for the modifications made to the licensed implants, having determined that no regulatory submissions to FDA are required. The Company  intends for this modified implant to be Monogram’s first-generation press-fit implant to be used with its surgical robot, if and when the surgical robot receives clearance from the FDA.

In the first quarter of 2023, Monogram completed a pre-submission meeting with the FDA in relation to its planned 510(k) premarket notification submission for its robot to, among other things, determine whether clinical data will be required with the Company’s 510(k) premarket notification submission for its robot. The FDA requested that the Company file a supplement to the Company’s previously submitted verification and validation plan to address its questions and concerns. The supplemental packet of information was submitted in Q2 2023, and the Company received notification from the FDA that it concluded that the proposed Indications for Use can be compared to the Company’s cited primary predicate device and does not appear to raise a new intended use, but that the agency is still unable to make a determination as to whether clinical data will be required with the 510(k) submission. See the “Regulation” subsection further below for more details.

Market

According to analysis conducted by Orthoworld in “The Orthopaedic Industry Annual Report” published June 2022, the orthopaedic devices market is highly concentrated, with the top seven market participants accounting for almost 66% of total sales as of 2021. Monogram’s primary target market, the joint reconstruction market, is even more concentrated, with the top four market participants accounting for approximately 75% of total market sales. Monogram’s first addressable market, knee reconstruction, is likewise consolidated, with the four most significant players controlling 81% of the market and no other company controlling more than 2.2%. The total joint replacement devices market as of 2021 was approximately $19.4 billion globally. In the United States, the number of total primary hip replacement procedures was estimated to be 505,753, and the number of total primary knee replacements was estimated to be 933,324 in 2021.

Most patients who undergo reconstructive joint replacement surgeries are aged between 50 and 80 years old, with the average patient age for hip and knee replacements around approximately 65 years of age. Many of these patients rely on third-party payors, principally federal Medicare, state Medicaid, and private health insurance plans, to pay for all or a portion of the costs and fees associated with joint replacement surgeries.

According Orthoworld in “The Orthopaedic Industry Annual Report” published June 2022, the reconstructive joint replacement market is expected to grow at an annual rate of between 3 and 3.4 percent, with growth driven primarily by an aging population, the obesity epidemic, and developments in advanced materials that have improved the longevity of implants and their efficacy for younger patients. The fastest-growing patient demographic is patients aged 45 to 54 years of age. It should be noted that COVID-19 has had a significant and material adverse impact on the orthopaedic market resulting in substantial demand destruction. These market growth estimates may not adequately reflect the effects of the COVID-19 crisis correctly, and management expects that the market for orthopaedic procedures could shrink and that the adverse impacts could last for an extended period.

Management believes that the market for robotics and surgically prepared press-fit implants will outpace broader market growth primarily because of the limited market penetration and observed growth of the Stryker Corporation, which utilizes navigated robotics and press-fit implants. In particular, management has paid close attention to Stryker’s performance in the CT-based robotically prepared press-fit knee market. The Stryker Corporation markets the MAKO, a robotic-arm assisted technology that uses a CT-based preoperative plan to help surgeons provide patients with a personalized surgical experience. According to Orthopaedic Network News (Vol 33, No 3, August 2022), Stryker has a 70% market share in cementless knee constructs, which, according to the same source, could have as much as a 10% higher average selling price than cemented knee constructs. From 2020 to 2021, Depuy Synthes, Smith+Nephew, and Zimmer Biomet had year-over-year sales increases of 13.3%, 8.7%, and 13.2%, respectively. The Stryker Corporation realized sales declines in its knee segment of 17.6% over the same period. Monogram believes this outperformance demonstrates, in part, the differentiation of the Mako system.

According to Orthopaedic Network News (Vol 33, No 3, August 2022), Stryker’s share of the robotic joint replacement procedures could be as high as 99%, with the Zimmer Rosa and Smith & Nephew Navio systems accounting for 1% combined. Management believes that this sales outperformance speaks to the distinct technological advantages of the Stryker robotic system. The Stryker Mako robot is currently the only robot that uses a CT-based planning approach combined with a navigated multi-joint cutting arm that features an integrated cutting tool.

Management believes that the market penetration of orthopaedic robotics and uncemented implants remains low. According to Orthopaedic Network News (Vol 33, No 3, August 2022), approximately 10% of knees are uncemented. According to Orthopaedic Network News (Vol 33, No 3, August 2022), approximately 8% of total primary knee replacements are robotic, and 3% of hip replacements are prepared robotically. With robotics accounting for approximately 26% of partial knee replacements, according to the same source, there is considerable room for increased utilization of robotics in joint reconstruction. The Stryker Corporation indicated in a company conference presentation on February 27, 2019, at the SVB Leerink Global Healthcare Conference, that there are 5,000 orthopaedic hospitals in the US, the majority of which they think would be a candidate for at least one robot.

According to Medtech 360 Orthopaedic Surgical Robotic Devices Global Market Analysis, the robotic-assisted procedure growth rate in knees may be as high as 29.2% compounded annually over the next seven years. Monogram’s management believes that robot penetration and the use of surgical robots for bone preparation of press-fit implants remain low. This is partly why management believes it is in the Company’s best interest to simultaneously pursue the development of a novel press-fit knee that can be inserted in bone cavities prepared with a robotic system.

Management believes that optimized press-fit (also “uncemented”) implants combined with navigated robotic bone preparation will grow, driven by an industry focus on normalizing patient outcomes and efforts to mitigate clinical risk and improve productivity (one of the potential benefits of not using bone cement). At the same conference, the Stryker Corporation described the limitations of cement; handling time, set-up time, odor related to it, and most significantly, leaving behind another foreign body that can degrade over time and cause implant loosening. Monogram implants will not utilize bone cement, which we believe provides an opportunity for us to disrupt this market, especially when combined with a robotic surgical system. With the technology and product infrastructure we are developing, we believe we may be positioned to capitalize on this growing market. Because press-fit implants rely on natural biologic fixation rather than cement, the initial stability of the implants may be essential to facilitate proper osteointegration and long-term stability. Management believes that these types of implants are well suited for a robotic surgical system capable of executing high accuracy cuts.

Competition

We face competition from large, well-known, and well-established companies in the medical device industry as a whole and specifically in the orthopaedic medical device industry. The top four market participants in the joint replacement devices market are Zimmer Biomet Holdings, Inc., DePuy Orthopaedics, Inc., a Johnson & Johnson company, Stryker Corporation, and Smith & Nephew, Inc. These companies dominate the market for orthopaedic products. These companies, as well as other companies like ConforMIS, Inc., offer implant solutions, including (depending on the competitor) a combination of conventional instruments and generic implants, robotics and generic implants, or patient-specific instruments (“PSI”) and cemented patient-specific implants for use in conventional total and partial orthopaedic replacement surgeries.

Relevant technical considerations for the evaluation of orthopaedic surgical robotics include:

●	The use of advanced imaging for pre-operative planning; for example, the Mako Robot, which the Stryker Corporation owns, uses a CT scan to develop the pre-operative plan;
●	The degrees of freedom of the robotic system; for example, Monogram is working to commercialize a seven degree-of-freedom robotic arm;
●	The use of a cutting end-effector; some robotic systems do not utilize cutting end effectors but robotically position jigs that constrain the manual instrumentation used to execute the cutting;
●	The use types of cutters; some robotic systems use rotary tools while others use a sagittal saw; each type of cutter has distinct advantages and disadvantages;
●	The execution of the surgical plan; some robotic systems require the user to initiate the cutting and constrain the tool within a virtual cutting boundary, while in other robotic systems, the robot is “active,” i.e., the robot executes preplanned cut paths; and
●	The use of navigation for real-time object tracking (usually with cameras); some robotic systems do not actively track objects in the surgical field.

Currently, we are not aware of any widely commercialized technology that combines navigated surgical robotics with patient-specific press-fit orthopaedic implants or navigated surgical robotics that integrate augmented reality (“AR”) into workflows. To our knowledge, the only use of robotic technology in combination with surgical navigation is to prepare the bone for the placement of generic orthopaedic implants. We also note there appears to be limited integration of AR with surgical robotics in the market, which we are actively working on integrating into our surgical robots. As such, we believe this gives us a competitive advantage. Nonetheless, our competitors and other medical device companies have significant financial resources. They may seek to extend their robotics and orthopaedic implant technology to accommodate the robotic insertion of patient-specific implants. Many of these and other companies also offer surgical navigation systems for use in arthroplasty procedures that provide a minimally invasive means of viewing the anatomical site.

Our Innovative Approach

Monogram’s principal innovation over our competition will be the planned commercialization of a differentiated robotic system and our ability, now in development, to produce robotically inserted press-fit orthopaedic implants rapidly and at scale. The product solution architecture we are developing may, over time, enable the rapid fabrication of optimized robotically inserted orthopaedic implants. Monogram’s robotic system is designed to decrease surgical time, lower placement cost, and enable robotics for many orthopaedic applications, i.e., a platform technology.

The Monogram technology platform consists of a workflow to prepare a patient-specific surgical plan from a CT scan. The CT scan images are pre-processed by proprietary algorithms (also artificial intelligence “AI” or machine learning) to automatically segment the bone from the images, identify the anatomy of clinical interest, identify landmarks of clinical interest, and reconstruct the slices into a 3D model. The output from this processing is the input for our guidance application. The navigated robot executes cut paths that may be optimized for time to surgically prepare the corresponding bone for the high-precision placement of the implants.

We believe that Monogram’s navigated robot features several enhancements that may enhance the user experience compared to the current robots in use. The robot features seven degrees of freedom with control algorithms that leverage the kinematic redundancy of the arm to eliminate the need for intraoperative tool changes and minimize patient repositioning during cutting. Monogram is also trying to reduce surgical time without compromising the accuracy of execution to the greatest extent possible. Monogram has also integrated quick-change capabilities into the robotic system to allow users to leverage the efficiencies of various cutting instruments for different applications; for example, a sagittal saw for large bone removal and a rotary tool for fine finishing and customization. The management team believes that a highly dependable robot that reduces surgical time while executing high accuracy cuts is the highest priority for successful market adoption. In addition, the robotic system integrates Augmented Reality (“AR”) into various robotic workflows such as the registration of tracking arrays to reduce surgical time and minimize the risk of failed registration.

Press-fit orthopaedic implants are generally understood to perform better when surgeons achieve high initial stability. Stability may depend on design features and a tight fit. It is not always straightforward to design implants that surgeons can easily insert or remove (in a revision) while remaining highly stable. Monogram will design its second-generation press-fit implants to maximize cortical contact and, therefore, stability while remaining insertable. Monogram will design its future implants to reconstruct the patient’s native anatomy as closely as possible. A challenge with press-fit orthopaedic implants is removal. For example, surgeons may need to remove (also revise) implants that become infected. Monogram is working on developing highly stable implants that surgeons can easily remove in a revision without causing significant damage to the remaining bone.

We note that Monogram intends to launch its robotic system with generic press-fit implants that are insertable with manual instrumentation. In the future, assuming a successful launch with its generic implant system, Monogram intends to develop and potentially commercialize patient-optimized designs with features such as those described above.

For example, with generic implants in hips, manual bone preparation can contribute to periprosthetic fracture, dislocation, leg length inequality, subsidence and early loosening, and suboptimal function outcomes. With generic knee implants, aseptic loosening of the tibial component and malalignment can be reasons for failure. Current hip stems, for example, can have limited options to restore anatomy. For instance, most implants are available in only two widths despite wide human anatomic variations. Generic implants can be geometric instead of organic in shape, limiting the amount of direct bone contact required for initial stability and long-term biological fixation. There is currently no commercially viable way to produce implants matching both the internal bone cavity and the external biomechanics of the joint. The challenges of designing implants that restore anatomy, are highly stable, and easily revisable are significant. There are currently limited methods for precisely sculpting an implant’s exact complement in the bone.

Our surgical approach will attempt to use additively manufactured (“AM”) press-fit tibial knee implants that require robotically milled complementary cavities to be insertable. For our first generation of patient optimized products, we will be combining a novel Monogram tibial design with a licensed generic femoral implant, inserts, and locking mechanism to reduce the initial complexity of the development. To try and reduce the regulatory risk, we will be making the first-generation implant insertable with manual instrumentation and robotically so that we can submit the  robot and any newly designed, second-generation implants requiring 510(k) premarket clearance to the FDA as separate submissions. Monogram is a pre-commercialization company that has not yet validated our manufacturing method or the clinical efficacy of our products. Our ability to commercialize certain aspects of our technology may affect the scope of development and capabilities. The commercial implementations of our designs may differ considerably from the initial design concepts. For example, cutting titanium is challenging and may require design adjustments. The goal of our implants is to more accurately restore patient anatomy and mitigate some of the potential causes of failure described above. We have conducted preliminary testing that we interpret to support our hypothesis that more accurate restoration of patient anatomy and robotic bone preparation of patient-specific implants may improve initial stability, and we believe to warrant further research. We will continue to focus our development efforts on high accuracy, time-efficient robotic execution. Our testing will likely include benchtop comparisons with implants that may represent the existing standard of care as a benchmark to demonstrate that our implants’ initial stability shows less micromotion than their generic counterparts.

Furthermore, validation of the mechanical strength of our products is critically important to our success. In addition to stability testing, our R&D efforts will also test the mechanical strength requirements mandated by the FDA. Considerable work remains to validate our implant designs. For these reasons, our initial launch will couple a generic press-fit implant also insertable with manual instrument with our robotic system, if and when the robotic system receives 510(k) premarket clearance. Robotic bone preparation for the insertion of implants is challenging and requires many technical steps; for example, the robot must be properly calibrated, the patient bone must be accurately correlated to the pre-operative plan, and the robotic arm control must efficiently execute the plan, etc. Numerous sources of error make it challenging to prepare bone with sufficient accuracy. Our robot, the KUKA LBR Med, has never been used and is not approved or cleared for this application. We have found that preparing bone for implant placement is highly challenging, even in simulated bone specimens. In addition, it is imperative to prove the stability of our system over a range of scenarios and under rigorous use.

Management believes that the Monogram equipment may be cheaper and more capital efficient than traditional knee and hip replacement systems. For example, the Mako robot produced by Stryker Corporation is the dominant leader in navigated surgical robotics, with approximately 1,500 robots installed globally (Q4 2022 earnings call). Further, in public information from a Q3 2018 Stryker Corp Earnings Call, Stryker established that it was selling its Mako robots for $1,000,000 while reporting gross profit margins on its robot sales of 62%. Our management believes that this could imply a production cost of approximately $380,000 per robot. We estimate, although we cannot guarantee, that the cost to produce our robotic system will be below this cost. Investors should note that our assumptions about the production costs of Stryker may be inaccurate or may not be current. Furthermore, management would expect that any larger and more established competitors in the market would be better positioned to discount their products than Monogram.

Sales & Orders

The specific sales process for each of our product categories is as follows:

Surgical Robot with End-Effectors

Generally, the Company must identify a surgeon within the organization willing to advocate for the hospital to purchase capital equipment. Orders are placed by hospital finance and buying departments in advance of any surgical procedures. Cost is often a significant objection to purchase. Monogram intends to address this objection by offering high-performing equipment at a competitive price. Some of Monogram’s competitors offer hospitals financing options for large equipment purchases. Monogram will explore offering financing options. Investors should note that Monogram may incur losses from the initial placement of robotic systems at discounted prices.

Monogram intends to distribute its products initially through independent distributors and contractors. We will be trying to secure contracts with national group purchasing organizations, although we cannot guarantee favorable agreements will be secured. Monogram will also likely sell service contracts and extended warranties.

Cutting Tools and Navigation Consumables

Consumable equipment is generally billed on a per-use basis and associated with the specific surgical case for which they were used. Generally, the hospital takes stock of consumed materials which Monogram bills.

Technology Platform

Monogram will license its technology platform to hospitals, which will provide those hospitals with access to Monogram’s surgeon planning portal. The motion control and intra-operative control algorithms are embedded as part of the robotic surgical system.

Implants

Initially, Monogram intends to commercialize its robotic surgical system with generic implants also insertable with manual instrumentation. Generally, a Monogram sales representative or Monogram affiliate (for example, a distributor) will support every case in person. Together with the representative, the hospital staff records the implants and materials used during the case, and the hospital issues a purchase order for these items.

We plan to attend various orthopaedic trade shows and marketing events to showcase our product pipeline to promote our Company. One of the most significant annual industry events is the American Academy of Orthopaedic Surgeons. Monogram exhibited for the first time at this event in March 2022 in Chicago.

Design

Initially, provided Monogram receives 510(k) premarket clearance for its robotic surgical system, it will commercialize this robotic system with generic, first-generation  implants that are insertable robotically or with manual instrumentation. The generic implants will be press-fit and based on upgrades to certain licensed implant components. The modifications to the licensed implant components were accomplished through submission of a Letter to File by the licensor of the implants, rather than a new regulatory submission.  The licensed implants, the basis for the first generation Monogram implants, are cleared for sale by the FDA with an established clinical track record. The implant set will consist of six femur sizes, seven tibial sizes, five patella sizes, and seven insert thicknesses in 2mm increments between 10 to 22mm. Both the femur and tibia come in left and right versions. The implants will be insertable with a complete instrument set. These implants are pre-designed and will only require manufacture and distribution to reach the end customer, although preoperative case planning may lessen inventory burdens, even with generic implants.

The next generation of Monogram press-fit implant designs will seek to optimize for initial stability. Monogram intends to use raw CT images to guide this process. Monogram intends to utilize technology to determine the implant designs for which it will seek to develop and commercialize. Monogram may combine specific existing generic implant components with specific proprietary monogram components. For example, for knees, we may combine our tibial component with a generic locking mechanism, insert, and femoral component. For hips, we may combine a Monogram hip stem with other generic components of the total hip implant system, such as the head, liner, and acetabular cup. Monogram will be producing a proprietary tibia, but the other components of the total knee replacement (femoral implant and plastic insert) may be standard. We will not develop a custom femur or inserts for the next generation Monogram knee. Monogram intends to focus its development efforts only where management believes there is a clear potential to drive clinical benefits from technology advances.

Manufacturing

The first-generation cementless generic implants will be manufactured from medical grade cast Cobalt Chromium-Molybdenum alloy per ASTM F75 and coated on the bone facing side with sintered asymmetric CoCr beads to provide a rough-textured coating to support bone ingrowth. They will also be offered with the asymmetric bead surface coated with commercially pure Titanium deposited via a plasma vapor deposition (PVD) process. An established ISO13485 manufacturer will manufacture our implants.

The next-generation implant designs will be 3D printed out of titanium. Our titanium implants will be a biocompatible medical-grade titanium alloy with a chemical composition corresponding to ISO 5832-3, ASTM F1472, and ASTM B348. Our implants will either be manufactured by an established ISO 13485 contract manufacturer and compliance with the Quality System Regulations related to medical devices or the medical technology partner from which we have licensed certain implant components. The Company is in discussions with development and manufacturing companies for these services.

Manufacturing of our surgical robots, navigation consumables, and cutting tools will be outsourced to well-established FDA-registered ISO 13485 approved manufacturers with proven quality management systems. Our robot arm is the LBR Med, which the KUKA Robotics Corporation manufactures.

Quality Control and Dispatch

Our proposed distribution model contemplates using a distribution facility to ship our products to customers. Such facilities will receive final products from our suppliers that their respective quality management systems have approved. Our distribution facility would then conduct a final inspection of the products and, once approved, ship them to our customers. Our distribution facility may assemble or repackage certain of these components for shipment.

Monogram may receive and inventory certain items. Monogram has a Quality Management System (QMS) and has implemented Material Requirements Planning (MRP) software (Netsuite) to ensure the team follows proper quality control processes.

Our Market

We intend to market our products to orthopaedic surgeons, hospitals (or other medical facilities), and patients. Our ideal customers are hospitals and outpatient facilities in high population metropolitan regions that employ high-volume technology-focused surgeons.

Provided we obtain FDA approval for our surgical robotic system successfully, which we cannot guarantee at this time, we intend to market and sell our products in the United States through direct sales representatives, independent sales representatives, and distributors. Over time, if we can scale operations in the United States successfully, and provided we can obtain the necessary regulatory approvals, we would launch in other markets if we can scale operations in the United States successfully. We intend to try and enter contractual arrangements with national Group Purchasing Organizations that may contract with hospitals and outpatient facilities to source products.

Research and Development

Currently, the Company has several research and development (“R&D”) initiatives underway. These initiatives include interoperable cutting with a rotary tool or a sagittal saw. We currently have six (6) robots and eleven (11) navigation systems used for R&D initiatives. In addition, Monogram is testing novel methods of registration and tracking. On December 28, 2021, the Company received an award notice from the National Science Foundation for its SBIR Phase I proposal for the “Development of a tracking system for computer-assisted surgery” for a total intended award amount of $256,000. Much of our current research relates to autonomous robotic execution and reducing the speed of robotic execution without compromising accuracy.

In 2020, the majority of our R&D expenses were related to costs incurred developing and testing our robotic system, specifically active cutting with a rotary tool. In 2021, the majority of our R&D-related expenses were related to the research and testing of our robotic system, specifically active cutting with a sagittal saw. During testing and based on surgeon feedback, it became evident that interoperable cutting with a rotary tool or a sagittal saw would likely be necessary to execute cuts efficiently. The majority of our 2021 R&D expenses were in connection with several R&D initiatives commenced in 2021, including novel registration methods, testing various cutting configurations of our robotic end-effectors, testing alternative methods of robotic navigation, testing and optimizing cutting instrumentation and tooling, and performance testing of our surgical robot and related surgical workflows. In 2022, the majority of our R&D expenses were related to the development of our robotic surgical system and preparations for our planned 510(k) submission for our surgical robot with the FDA. In 2023, we expect to continue spending at elevated levels on R&D as we continue our development. We intend to continue our research, such as cadaveric studies of our robotic system and knee implants, the development of our registration and preoperative planning, the development of our surgical navigation systems, the development of our guidance applications, and continued development and testing of our surgical navigation systems our implants.

The Company has installed a 352 square foot cadaver lab in its Austin facility to support its research and development initiatives. The cadaver lab has a dedicated surgical robot and navigation system that engineers use to support testing and product development. Monogram currently has seven surgeons under contract to support our engineers with subject matter expertise, design input, and testing services. In October 2020, we held our first successful cadaver lab test with members of our surgeon panel. The Company continues to conduct cadaver labs regularly.

While our initial focus is total knee replacements followed by partial knee and hip replacements, we are also investigating shoulders, ankles, and spine applications for our technology. We have not expended any material funds on these investigations and have not begun development on any products related to shoulders, ankles, or spine treatments. We note that there may be applications for components of our system. For example, with our registration algorithm, we have demonstrated registration of synthetic spine models.

Employees

As of the date of this prospectus, the Company has 24 full-time employees, 21 of which are expected to work out of our headquarters at 3913 Todd Lane, Suite 307, Austin, TX 78744.

Advisors

Monogram has recruited seven practicing surgeons to support our development and validation efforts and provide practical user input. These surgeons currently practice at orthopaedic centers such as The Orthopaedic Specialty Center of Northern California, Orthopaedic Specialists of Austin, and Columbia University. These advisors are engaged pursuant to consulting agreements. The terms of these agreements vary on a case-by-case basis, but in general, advisors receive hourly cash compensation (approximately $400 per hour) and stock options for their services to our Company. Advisors agree to provide a minimum number of service hours to Monogram per year on a case-by-case basis. Monogram retains the rights to any work products (intellectual property or otherwise) created by these advisors. These advisors are not employees of Monogram.

Intellectual Property

The Company has developed its own intellectual property and has also licensed intellectual property from Mount Sinai. All intellectual property licensed from Mount Sinai includes named inventors that are affiliates of Mount Sinai - for example, Dr. Unis.

Information on patent filings by the Company and/or licensed from Mount Sinai is provided below:

The following patents have been issued:

Jurisdiction	Title	Serial No. Filing Date	Licensed from Mt. Sinai	Patent No. Issue Date	Status
U.S.	Apparatus, Method and System for Providing Customizable Bone Implants	16/153,334 10/05/2018	Yes	10,945,848 03/16/2021	Granted
Australia	Apparatus, Method and System for Providing Customizable Bone Implants	2017248357 04/07/2017	Yes	2017248357 09/15/2022	Granted
U.S.	Apparatus, Method and System for Providing Customizable Bone Implants	17/176,653 02/16/2021	Yes	11,517,440 12/06/2022	Granted
Australia	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	2020280022 05/20/2020	Yes	2020280022 11/24/2022	Granted
Australia	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	2020282347 05/29/2020	Yes	2020282347 01/27/2023	Granted

The filed patent applications include the following pending applications and PCT priority applications:

Jurisdiction	Title	Serial No. Filing Date	Licensed from Mt. Sinai	Status
Australia	Apparatus, Method and System for Providing Customizable Bone Implants	2022224869 09/02/2022 (04/07/2017)	Yes	Pending
Canada	Apparatus, Method and System for Providing Customizable Bone Implants	3,020,362 04/07/2017	Yes	Pending
Europe	Apparatus, Method and System for Providing Customizable Bone Implants	17779938.4 04/07/2017	Yes	Allowed
U.S.	Apparatus, Method and System for Providing Customizable Bone Implants	18/061,814 12/05/2022	Yes	Pending
PCT	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	PCT/US2020/33810 05/20/2020	Yes	Complete
U.S.	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	17/455,822 11/19/2021	Yes	Pending
Australia	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	2022268383 05/20/2020	Yes	Pending
Canada	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	3,141,156 05/20/2020	Yes	Pending
Europe	A System and Method for Interaction and Definition of Tool Pathways for A Robotic Cutting Tool	20809508.3 05/20/2020	Yes	Pending
U.S.	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	17/460,943 08/30/2021	Yes	Pending
PCT	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	PCT/US2020/20279 02/28/2020	Yes	Complete

Australia	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	2020229371 02/28/2020	Yes	Pending
Canada	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	3,131,343 02/28/2020	Yes	Pending
Europe	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	20763146.6 02/28/2020	Yes	Pending
PCT	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	PCT/US2021/33102 05/19/2021	Yes	Complete
U.S.	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	18/057,404 11/21/2022	Yes	Pending
Australia	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	2021276381 05/19/2021	Yes	Pending
Canada	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	3,182,020 05/19/2021	Yes	Pending
Europe	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	21808537.1 05/19/2021	Yes	Pending
Japan	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	2022-571351 05/19/2021	Yes	Pending
Korea	Customized Tibial Trays Contactable with An Underlying Cortical Bone, Methods, and Systems for Knee Replacement	10-2022-7044310 05/19/2021	Yes	Pending
U.S.	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	17/456,989 11/30/2021	Yes	Pending
PCT	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	PCT/US2020/35408 05/29/2020	Yes	Complete
Australia	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	2023200152 01/12/2023 (05/29/2020)	Yes	Pending

Canada	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	3,141,828 05/29/2020	Yes	Pending
Europe	Robot Mounted Camera Registration and Tracking System for Orthopedic and Neurological Surgery	20813577.2 05/29/2020	Yes	Pending
U.S.	Custom Hip Design and Insertability Analysis	17/503,536 10/18/2021	Yes	Pending
PCT	Custom Hip Design and Insertability Analysis	PCT/US2020/028499 04/16/2020	Yes	Complete
Australia	Custom Hip Design and Insertability Analysis	20202573910 04/16/2020	Yes	Pending
Canada	Custom Hip Design and Insertability Analysis	3,137,029 04/16/2020	Yes	Pending
Europe	Custom Hip Design and Insertability Analysis	20791627.1 04/16/2020	Yes	Pending
U.S.	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	17/932,839 09/16/2022	Yes	Pending
PCT	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	PCT/US2021/022524 03/16/2021	Yes	Complete
Australia	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	2021239854 03/16/2021	Yes	Pending
Canada	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	3,176,080 03/16/2021	Yes	Pending
Europe	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	217722880.0 03/16/2021	Yes	Pending
Japan	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	2022-556656 03/16/2021	Yes	Pending
Korea	Registration and/or Tracking of a Patient’s Bone Employing a Patient Specific Bone Jig	10-2022-7036076 03/16/2021	Yes	Pending
U.S.	Navigational and/or Robotic Tracking Methods and Systems	18/064,732 12/12/2022		Pending
PCT	Navigational and/or Robotic Tracking Methods and Systems	PCT/US2021/036985 06/11/2021		Complete
Australia	Navigational and/or Robotic Tracking Methods and Systems	Awaiting No. 06/11/2021		Pending
Canada	Navigational and/or Robotic Tracking Methods and Systems	Awaiting No. 06/11/2021		Pending

Europe	Navigational and/or Robotic Tracking Methods and Systems	Awaiting No. 06/11/2021		Pending
Japan	Navigational and/or Robotic Tracking Methods and Systems	Awaiting No. 06/11/2021		Pending
Korea	Navigational and/or Robotic Tracking Methods and Systems	Awaiting No. 06/11/2021		Pending
PCT	Fast, Dynamic Registration with Augmented Reality	PCT/US2023/060029 01/03/2023		Pending
PCT	Data Optimization Methods for Dynamic Cut Boundary	PCT/US2023/060066 01/04/2023		Pending
PCT	Optimized Cutting Tool Paths for Robotic Total Knee Arthroplasty Resection Systems and Methods	PCT/US2023/061151 01/24/2023		Pending
PCT	Robotic Systems with Vibration Compensation, And Related Methods	PCT/US2023/061119 01/23/2023		Pending
PCT	Active Robotic Systems with User Controller	PCT/US2023/061201 01/24/2023		Pending
PCT	Surgical Cutting Tools and Cutting Tool Attachment Mechanisms, and Related Systems and Methods	PCT/US2023/060144 01/05/2023		Pending
PCT	Cart Stabilization System, Rolling Cart Elements and Methods of Using Same	PCT/US2023/061141 01/24/2023		Pending
PCT	Implant Placement Guides and Methods	PCT/US2023/062713 02/16/2023	Yes	Pending
U.S.	Markerless Tracking with Spectral Imaging Camera(s)	63/379,834 10/17/2022		Pending
U.S.	Robotic Surgery System Layouts and Related Methods	63/488,973 03/07/2023		Pending
U.S.	Markerless Tracking	63/498,504 04/26/2023		Pending
U.S.	Markerless Tracking Approaches and Related Devices	63/501,022 05/09/2023		Pending
U.S.	Markerless Tracking and Latency Reduction Approaches, and Related Devices	63/504,285 05/25/2023		Pending

Software License

On April 16, 2021, Monogram licensed certain proprietary software and technology assets for a one-time fee of $625,000 from a surgical robotics company. On April 22, 2021, Monogram licensed certain proprietary software and technology assets for a one-time fee of $350,000 from the same surgical robotics company. These licenses required only the one-time payments listed above and provide Monogram with a worldwide, non-exclusive license to use the licensed technology and software in perpetuity.

Before licensing these software and technology assets, Monogram had been internally developing similar software and technology assets for its surgical robotic platform and surgical workflow. However, Monogram believes that licensing this software and technology provides a quicker and more efficient solution than developing similar technology in-house. The former CTO of the same surgical robotics company joined Monogram as the VP of Engineering on April 5, 2021.

Regulation

The Food and Drug Administration (the “FDA”) regulates medical products and devices in the United States and those devices are regulated by foreign government agencies for devices sold internationally. The Federal Food, Drug, and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our products and devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market clearance, which for our products and devices will require a 510(k) pre-market notification submission.

Further, our manufacturing processes and facilities are subject to regulations, including the ‘FDA’s Quality System Regulations (“QSR”). These regulations govern how we manufacture our products and maintain documentation for manufacturing, testing, and control activities. In addition, to the extent we manufacture and sell products abroad, those products are subject to those countries’ relevant laws and regulations.

FDA and various state agencies also regulate the labeling of our products and devices, promotional activities, and marketing materials. Violations of regulations promulgated by these agencies may result in administrative, civil, or criminal actions against us by the FDA or governing state agencies.

As of the date of this prospectus, Monogram has not yet received clearance from FDA to market its products in the United States or from any other regulatory agency to market its products internationally. As such, the Company is not currently selling or distributing any products currently under review by the FDA. Monogram has licensed certain FDA-cleared implants that it intends to market with its surgical-robotic system at such a time as such system is FDA cleared. In the first quarter of 2023, Monogram participated in a pre-submission meeting with the FDA concerning its planned 510(k) pre-market notification submission for its robot. The primary purpose of the meeting was to determine the sufficiency of the Company’s verification and validation plan and to determine whether clinical data will be required with the Company’s 510(k) pre-market notification submission for its robot. The FDA indicated in the pre-submission meeting that it did not have enough information to determine whether clinical data would be required with the Company’s 510(k) pre-market notification submission for its robot. The FDA requested that a supplemental packet of information be submitted to address their questions and concerns. The supplemental packet of information was submitted in Q2 2023, and the Company received notification from the FDA that they concluded that the proposed Indications for Use can be compared to our cited primary predicate device and does not appear to raise a new intended use, but that they are still unable to make a determination as to whether clinical data will be required with the 510(k) submission. If the FDA advises us that clinical data will be required in connection with our submission, it will materially negatively impact our timeline to FDA submission of our 510(k) pre-market notification for our robot, leading to a significant delay, and would also significantly increase the expected costs with obtaining FDA clearance of our robot. Please see the “Risk Factors” section of this prospectus for further discussion on the risks to our Company.

Acquisition Opportunities

We do not have any current plans to acquire the assets or operation of other entities, but we believe that opportunities may become available. Should there be an opportunity to make an acquisition, our goal would be to ensure that the assets or operations to be acquired are a good fit and that the acquisition terms align with the Company’s interests. Acquisitions would likely be in the form of cash and equity. The cash portion of any acquisition would likely come from obtaining financing from lenders or future equity financing rounds, neither of which have been identified or may become available on terms favorable to us, if at all. Such financing would require that the Company take on new expenses related to servicing new debt or broker commission fees. Any equity used for an acquisition would come from issuing additional shares of the Company’s stock in exchange for the stock of the acquired entity. The issuance of stock would likely occur in a transaction that is not registered with the Commission and could result in the dilution of the investors in our offering. Additionally, investor consent would not be sought if the Company had sufficient authorized shares available.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

The Company’s Property

The Company leases office space at 3913 Todd Lane, Suite 307, Austin, TX 78744, which serves as its headquarters. Monogram intends to lease distribution facilities in the future. On March 14, 2022, the Company amended its lease to include the adjacent Suite 308 which currently houses its cadaver lab.

Reports to Security Holders

See “Where You Can Find More Information” for a description of reports that we are required to make to our security holders.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our executive officers, members of our board of directors, and significant employees as of the date of this prospectus.

			Date Appointed to
Name	Position	Age	Current Position
Executive Officers
Benjamin Sexson	Chief Executive Officer, President	40	April 2018
Noel Knape	Chief Financial Officer	54	January 2023

Directors
Benjamin Sexson	Director	39	April 2018
Dr. Douglas Unis	Director	54	April 2016
Rick Van Kirk*	Director (1)	63	April 2016
Noel Goddard*	Director	48	July 2020
Paul Riss*	Director	67	November 2022

Significant Employees
Kamran Shamaei, PhD	Chief Technology Officer	40	April 2021
(1)	Mr. Van Kirk was elected by Pro-Dex, Inc. pursuant to rights granted to Pro-Dex. Inc. via a secured promissory note agreement. The agreement provides that Pro-Dex, Inc. shall have the right to appoint one director of the Company so long as Pro-Dex, Inc. holds the note or any of the securities issuable upon conversion of the note. As of the date of this prospectus, this note has been repaid and is no longer outstanding. No portion of the note was converted into any securities of Monogram.
*	Independent Director

Our directors are appointed for indefinite terms until resignation or removal from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Benjamin Sexson, CFA – CEO, President, and Director

Benjamin Sexson is the Chief Executive Officer, President, and a Director of Monogram Orthopaedics, and has served in such capacities since he joined the Company in April 2018. and has Prior to joining Monogram, Mr. Sexson served as the Director of Business Development at Pro-Dex, Inc., one of the largest OEM manufacturer of Orthopaedic Robotic End-Effectors in the world, from October 2015 to April 2018. In his tenure at Pro-Dex, Mr. Sexson was responsible for helping support the development, management, and launch of the Company’s first ever custom proprietary product solution and successfully negotiating the highest margin distribution agreements with a major strategic partner. In addition, Mr. Sexson helped secure and negotiate two additional major development agreements and has helped expand the Company’s addressable markets from powered surgical tools in CMF to Thoracic, Trauma, Spine and Extremities as well as other product applications. Mr. Sexson is a named inventor on multiple patent applications at Pro-Dex. Prior to joining Pro-Dex, Mr. Sexson started Brides & Hairpins, a successful B2B retail brand that currently supplies Nordstrom, Bloomingdales, Urban Outfitters. Prior to that, Mr. Sexson worked in various finance positions and is a CFA Charterholder. Mr. Sexson graduated with honors from Caltech with a Bachelor’s Degree in Mechanical Engineering in 2006.

Noel Knape, CPA, MBA – CFO

Mr. Knape has over 25 years of financial management experience leading financial departments in multinational publicly traded companies as well as developing and implementing financial control infrastructures for Private Equity backed companies in the initial stages of business. Before joining Monogram, he was CFO of ProFlex Technologies from September 2020 January 2023, a start-up technology company commercializing proprietary leak detection technology in the oil and gas transmission industry, where he has implemented and managed financial control and reporting functions, developed pricing and market entry strategies, and developed the pitch deck and valuation for negotiations with their strategic partner for future acquisition. He is still an advisor to Proflex Technologies. Prior to ProFlex, he was VP of Finance at Newpark Fluids Systems from January 2019 to April 2020, where he oversaw the restructure of the North American Operations to rationalize costs and led the development of the 5-year strategic plan. As VP Finance at MicroSeismic, Inc. from 2016 to 2019, he led the accounting and finance functions and managed investor and bank relations. As Americas Controller with Shawcor, he led the financial integration of several acquisitions, restructured the operations in Brazil, and implemented the Oracle ERP system. Mr. Knape has held several senior financial management positions internationally, including Country Controller, and Regional Controller with Weatherford International, Saxon Resources and Western Geophysical where he acted as the business partner of the operations manager and safeguarded the company assets. He is a board member of Kizer Energy, serving as head of the internal control and audit committee. He holds a Master of International Management from The American Graduate School of International Management (Thunderbird) and a CPA license issued by the Arizona Board of Accountancy. Mr. Knape is an avid alpine skier and outdoor enthusiast.

Dr. Douglas Unis – Founder and Director

Dr. Douglas Unis is a board certified orthopaedic surgeon specializing in adult reconstructive surgery and is the founder and Chief Medical Officer of Monogram Orthopaedics, Inc. Dr. Unis founded Monogram Orthopaedics in 2015, and has served as a Director of the Company since its inception. Dr. Unis has served as an Associate Professor at the Icahn School of Medicine since November 2015 and has been a practicing surgeon since 2004. He began serving as an Assistant Professor at Icahn School of Medicine at Mount Sinai in March 2014, until becoming an Associate Professor in November 2015. Dr. Unis has consulted with many leading orthopaedic companies including Zimmer Biomet and Think Surgical. Prior to founding Monogram Orthopaedics, Dr. Unis was a consultant with Think Surgical, working with them for over 4 years to help with the development of their robotic total hip and knee arthroplasty system. Dr. Unis is widely recognized as a leader and innovator in the NYC area having performed the regions’ first muscle sparing anterior total hip replacement in 2005. Dr. Unis earned his BA from Duke University and Doctor of Medicine from Case Western Reserve University and later completing his residency at Northwestern University and a fellowship from Rush University in Adult Reconstruction.

Rick Van Kirk – Independent Director

Mr. Richard L. Van Kirk is a Director of Monogram, and has served in this capacity since our inception. He is the Chief Executive Officer of Pro-Dex, Inc. (“Pro-Dex”), the largest OEM manufacturer of Orthopaedic Robotic End-Effectors on the market. Mr. Van Kirk also serves on Pro-Dex’s Board of Directors. Mr. Van Kirk was appointed to the Board of Directors of Pro-Dex concurrent with his appointment as its CEO in January 2015. He joined Pro-Dex in January 2006 and was named Pro-Dex’s Vice President of Manufacturing in December 2006. In April 2013 he was appointed as the Chief Operating Officer of Pro-Dex. Mr. Van Kirk’s career includes over 13 years of management experience in manufacturing. Mr. Van Kirk previously served as Manufacturing Manager and Manager of Product Development at Comarco Wireless Technologies, ChargeSource Division, which provides power and charging functionality for popular electronic devices and wireless accessories. Prior to Comarco, Mr. Van Kirk was General Manager at Dynacast, a leader in precision die casting. Mr. Van Kirk earned a BA in Business Administration at California State University, Fullerton, and an MBA from Claremont Graduate School.

Noel Goddard – Independent Director

Ms. Noel Goddard is a seed investor with the Accelerate NY Seed Fund, where she has served as a principal since November 2017 and helped build a portfolio of 24 companies across deep technology and life science sectors. She is a serial entrepreneur, having founded/led two life science startup companies and a deep tech company most recently. Since April 2020, she has served as the CEO at Qunnect, which builds hardware for scalable quantum networking. From July 2015 to August 2017. Ms. Goddard was the CTO of Symbiotic Health which focused on oral delivery of cellular and biologic therapeutics to the lower GI tract. In January 2013, Ms. Goddard founded a food safety diagnostics company, Goddard Labs, in Calverton, NY, and worked with Sapling Learning, a STEM educational software startup acquired by Macmillan Learning. Ms. Goddard obtained her Ph.D. from Rockefeller University, performed postdoctoral research at Harvard Medical School as a fellow in the Society of Fellows, and served as an Assistant Professor of Physics at Hunter College, CUNY, before joining the NY entrepreneurial community.

Paul Riss, CPA, MBA – Independent Director

Mr. Riss has 30 years of experience with Securities Act and Exchange Act filings as a CEO of publicly traded companies and as a CPA with Ernst & Young. He is currently CEO of a publicly traded company, Here to Serve Holding Corp. He is a board member of an equity-based funding portal, Netcapital Funding Portal Inc., and a member of FINRA and the AICPA. Ernst & Young selected Mr. Riss as a 2001 finalist in the Entrepreneur of the Year award program for the Connecticut / Hudson Valley region. Mr. Riss earned an MBA with distinction from the Stern School of Business at New York University and was a Magna Cum Laude graduate with distinction from Carleton College. In 2000, he won the James P. Kelly Award for distinguished public service as a member of the Westchester chapter of the New York State Society of Public Accountants. Mr. Riss wrote and directed ten musical parodies to raise money for college scholarships.

Kamran Shamaei, Ph.D. – Chief Technology Officer

Kamran Shamaei received a Ph.D. from Yale University and MSc from ETH Zurich and did his postdoctoral research at Stanford University, focusing on Medical Robotics. He has extensive experience developing FDA-cleared surgical robots - Dr. Shamaei has worked on robots in early-stage development and is actively in use. Before joining Monogram, Dr. Shamaei supported the development of Monarch robots at Auris Health, Inc. Before joining Auris, Dr. Shamaei worked with Think Surgical Inc. on the TSolution One Robot, one of the earliest FDA-approved active milling orthopaedic robots. Dr. Shamaei was also a Principal Engineer at Motional, leading the planning team in Pittsburgh. He also served as the CTO and co-founder of a stealth startup developing surgical platforms and served as the Director of Platform at Carbon Robotics.

Kamran Shamaei joined Monogram as VP of Engineering on April 5, 2021, and was promoted to Chief Technology Officer effective January 1, 2022 (which is not a formal executive officer position of the Company duly appointed by the Board, but a position title).

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Board of Directors and Board Committees

We intend to list our shares of Common Stock on the Nasdaq Capital Market and at this time that the application we have filed with Nasdaq has been approved. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board of Directors currently consists of five (5) members. Our Board of Directors has determined that Rick Van Kirk, Noel Goddard, and Paul Riss qualify as independent directors in accordance with the Nasdaq Capital Market, or Nasdaq listing requirements. Messrs. Sexson and Unis are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations and in expectation of listing on Nasdaq, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

Benjamin Sexson is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the qualification of this offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees will assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, Compensation Committee, and Nomination Committee. The composition and functions of each committee are described below.

Audit Committee

The Audit Committee has three members - Paul Riss, Rick Van Kirk, and Noel Goddard. Paul Riss serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services; and
●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Nomination Committee

The Nomination Committee has three members – Paul Riss, Rick Van Kirk, and Noel Goddard. Paul Riss serves as the chairman of the Nomination Committee.

The function of our Nomination Committee is primarily to identify individuals qualified to become Board members and recommending directors to be elected by the Board. The Company’s goal is to assemble a diverse Board that brings together a variety of skills derived from high quality business and professional experience.

Compensation Committee

The Compensation Committee has three members, including Paul Riss, Rick Van Kirk, and Noel Goddard. Paul Riss serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;
●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
●	administer our stock incentive and purchase plans; and
●	review the independence of any compensation advisers.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or Compensation Committee during 2021, 2022 or thus far in 2023. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, as applicable, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers and Insurance

Our Fifth Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Fifth Amended and Restated Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

We have also entered into indemnification agreements with each of our executive officers and directors that provide our executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements. A form of this indemnification agreement is included as Exhibit 10.14 to the registration statement of which this prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2022 and 2021 by our principal executive officer, Ben Sexson, who was our only executive officer during the periods presented, and whose total compensation for the 2022 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000.

Summary Compensation Table

									Non-
									Qualified
								Non-Equity	Deferred
			Cash		Stock	Option		Incentive Plan	Compensation	All Other
	Year	Salary	Bonus		Award	Awards		Compensation	Earnings	Compensation		Total
Benjamin Sexson	2021	$250,000	$—	(3)	$—	$73,094	(1)	$—	$	$89,809	(2)	$412,903
Chief Executive Officer	2022	$250,000	—		$—	$145,676	(4)	$—	$	$55,000	(5)	$450,676
(1)	Represents stock option grants for 1,070,000 shares of the Company’s Common Stock (as adjusted to reflect the Stock Split) of which 227,500 vested during the 12 months ended December 31, 2021. The numbers in the table represent the dollar value of the vested stock options at the grant date of such options.
(2)	Represents $89,809 of deferred compensation owed to Mr. Sexson which was paid in 2021. As of December 31, 2021, the total deferred compensation owed to Mr. Sexson was $249,546, which includes a bonus of $125,000 accrued in 2021 that Mr. Sexson deferred.
(3)	Per the terms of his employment agreement, Mr. Sexson earned a bonus as approved by the Company’s Board which he elected to defer.
(4)	The numbers in the table represent the dollar value of the vested stock options for Common Stock at the grant date of such options. During the year ended December 31, 2022, stock options for 267,500 shares of Common Stock vested.
(5)	Mr. Sexson received deferred compensation of $55,000. As of December 31, 2022, the total deferred compensation owed to Mr. Sexson was $319,546, which includes a bonus of $125,000 accrued in 2022 that Mr. Sexson deferred.

Director Compensation

For the fiscal year ended December 31, 2022 we paid our directors as follows:

	Fees					Non-equity	Nonqualified
	earned					incentive	deferred
	or paid in		Stock	Option		plan	compensation	All other
Name	cash		awards	awards		compensation	earnings	compensation	Total
Benjamin Sexson	$305,000	(1)	—	$145,676	(3)	—	—	—	$450,676
Dr. Douglas Unis	$30,000	(2)	—	$146,014	(3)	—	—	—	$176,014
Rick Van Kirk	—		—	$107.16	(3)	—	—	—	$107.16
Noel Goddard	—		—		(3)	—	—	—	—
(1)	Represents $250,000 in salary paid pursuant to Mr. Sexson’s employment agreement, and $55,000 of deferred compensation owed to Mr. Sexson which was paid in 2022. As of December 31, 2022, the total deferred compensation owed to Mr. Sexson was $319,546, which includes a bonus of $125,000 accrued in 2022 that Mr. Sexson deferred.

(2)	Dr. Unis earned a consulting fee of $30,000 in 2022 in consideration for his services as a consultant to the Company, pursuant to the consulting agreement between Dr. Unis and the Company. Dr. Unis receives no compensation for his services as a director. On April 5, 2021, Dr. Unis and the Company terminated the existing consulting agreement between the Company and Dr. Unis and entered into a new consulting agreement on the same date, pursuant to which the Company agreed to pay Dr. Unis $95.00 per hour for consultancy services provided by Dr. Unis. A copy of this agreement is included as Exhibit 10.1 to the registration statement of which this prospectus forms a part.
(3)	As of December 31, 2022 Mr. Sexson had 1,400,000 Stock Split-adjusted aggregate option awards outstanding, Dr. Unis had 1,440,000 Stock Split-adjusted aggregate option awards outstanding, Mr. Van Kirk had 2,000 split-adjusted aggregate option awards outstanding and Ms. Goddard had 2,000 Stock Split-adjusted aggregate option awards outstanding.

Executive Employment Agreement – Benjamin Sexson

The Company has an employment agreement with its Chief Executive Officer, Benjamin Sexson. The employment agreement and its amendments are filed as Exhibits 10.2, 10.3, and 10.4 to the registration statement of which this prospectus forms a part. The employment agreement provides for an annual base salary of $250,000 as a result of the achievement certain milestones set forth in Mr. Sexson’s employment agreement. In addition to his salary, Mr. Sexson is eligible to earn an annual bonus in an amount of 50% of his aggregate base salary earned in such year, subject to the achievement of Company performance metrics and individual performance goals, milestones and objectives, as established from time to time by an appropriate committee of the Board.

Pursuant to Mr. Sexson’s employment agreement, Mr. Sexson is also entitled to pre-emptive rights permitting him preserve his vested equity position in the Company in the event of any additional issuances of Company Common Stock (or securities convertible into Common Stock), at a per-share price equal to the then current fair market value, as reasonably determined by the Board. Mr. Sexson does not intend to exercise this pre-emptive right in this offering.

Per the terms Mr. Sexson’s employment agreement, Mr. Sexson also received an equity grant of 48,927,010 shares of the Company’s Common Stock under the Company’s 2019 Stock Option and Grant Plan. All 48,927,010 shares of Company Common Stock granted to Mr. Sexson have vested as of the date of this prospectus.

Mr. Sexson’s employment with the Company is “at will”, and either Mr. Sexson or the Company may terminate the employment agreement at any time, with or without cause. There is no set termination date under Mr. Sexson’s employment agreement.

Consulting Agreement – Dr. Douglas Unis

On April 5, 2021, Dr. Unis and the Company entered into a consulting agreement, pursuant to which the Company agreed to pay Dr. Unis $95.00 per hour for consultancy services provided by Dr. Unis.

Pursuant to the consulting agreement, Dr. Unis is engaged as an independent contractor. The consulting agreement has customary intellectual property and/or invention assignment provisions, whereby any work product of Dr. Unis created in his capacity as a consultant for the Company is automatically assigned to the Company. The agreement also contains customary nondisclosure provisions.

The agreement will continue in effect until Dr. Unis’ services under the agreement are complete, or until the agreement is terminated by either party at their option. If Dr. Unis is unable to offer a minimum of 12 hours of service per year, it will serve as grounds for reasonable termination of the agreement.

A copy of this agreement is included as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

Equity Incentive Plans

The Company adopted its Amended and Restated 2019 Stock Option Plan on August 28, 2020 (the “Plan”), which reserves 5,200,000 shares of Common Stock for issuance under the Plan, with up to 1,560,000 of those shares of Common Stock allowed for issuance pursuant to incentive stock options (as adjusted for the Stock Split).

The majority of the material terms of grants under the Plan are set by the Board of Directors of the Company on an individual basis (i.e. vesting periods, exercise prices, etc.).

For the years ended December 31, 2022 and 2021, we awarded 660,000 and 1,504,000 in in stock options (exercisable into shares of Common Stock), respectively, with a weighted average vesting period of four years, to our officers and directors (as adjusted for the Stock Split).

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each named executive officer and director as of December 31, 2022, as adjusted to reflect the Stock Split.

	Option Awards
			Equity incentive plan
		Number of securities	awards: Number of
	Number of securities	underlying unexercised	securities underlying	Option	Option
	underlying unexercised	options (#)	unexercised unearned	exercise	expiration
Name	options (#) exercisable	unexercisable	options (#)	price ($)	date
Benjamin Sexson
Grant #1	280,000	40,000	—	$0.31	5/27/2029
Grant #2	375,000	375,000	—	$2.00	8/1/2030
Grant #3	—	330,000	—	$1.67	1/1/2033
Dr. Douglas Unis
Grant #1	315,000	45,000	—	$0.31	5/27/2029
Grant #2	375,000	375,000	—	$2.00	8/1/2030
Grant #3	—	330,000	—	$1.67	1/1/2033
Rick Van Kirk	750	1,250	—	$2.00	7/31/2030
Noel Goddard	2,000	—	—	$2.00	8/20/2030

The Company has not issued any Stock Awards pursuant to the Plan and does not have any shares authorized for such issuance.

DESCRIPTION OF CAPITAL STOCK

The following description of capital stock summarizes certain provisions of our Fifth Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Bylaws (the “bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 90,000,000 shares of Common Stock and 60,0000,000 shares of Preferred Stock, par value $0.001 per share. Pursuant to the terms of our Fifth Amended and Restated Certificate of Incorporation, upon the declaration of effectiveness of a Form 8-A filed by the Company, all outstanding shares of Preferred Stock of the Company automatically convert into shares of our Common Stock. On May 17, 2023, we filed a Form 8-A in connection with the listing our Common Stock on Nasdaq, which was declared effective on the same date. At that time, all outstanding shares of at that time automatically converted into shares of Common Stock – and as such, the Company’s outstanding capital stock as of the date of August 9, 2023 solely consists of 29,253,251 shares of Common Stock.

Provisions of Note in Our Fifth Amended and Restated Certificate of Incorporation

Our Fifth Amended and Restated Certificate of Incorporation includes a forum selection provision that requires any claims against the Company by stockholders not arising under the federal securities laws to be brought in the Court of Chancery State in the state of Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

The following is a description of the Fifth Amended and Restated Certificate of Incorporation, and reflects the terms of the Company’s authorized capital stock.

Anti-Takeover Effects of Our Fifth Amended and Restated Certificate of Incorporation and Bylaws

Our Fifth Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Preferred Stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of Preferred Stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholders’ ability to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors, the President of the Company, or by one or more stockholders holding shares in the aggregate at least 25% of the issued and outstanding shares entitled to vote. This may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Common Stock

Voting Rights

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. In addition, holders of our Common Stock are entitled to vote as a separate class for the election of two (2) directors of the Company’s Board of Directors. Holders of our Preferred Stock may not vote on the election of these directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company. Holders of our Preferred Stock are entitled to a liquidation preference that is senior to holders of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Pre-Emptive Rights of our CEO

Benjamin Sexson, our CEO, is entitled to pre-emptive rights permitting him to preserve his vested equity position in the Company in the event of any additional issuances of Common Stock (or securities convertible into Common Stock), at a per-share price equal to the then current fair market value, as reasonably determined by the Board. Mr. Sexson does not intend to exercise this pre-emptive right in this offering.

Preferred Stock

As described above, the Company has no issued and outstanding shares of Preferred Stock.

Warrants

ZB Capital Partners Warrants

Pursuant to the terms of the warrants issued to ZB Capital Partners LLC (filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part), ZB Capital has the right to acquire $1,000,000 worth of shares of the Company’s Preferred Stock (which was triggered upon the Company raising over $5,000,000 in the Company’s Series A Offering). While ZB Capital Partners has not yet exercised these warrants as of the date of this prospectus, we believe it is reasonable to assume that ZB Capital would exercise these warrants to purchase shares of Series A Preferred Stock of the Company, which would result in 273,972 shares of Series A Preferred Stock being issued at an exercise price of $3.65 per share. This warrant expires in February 2024.

Pro-Dex Warrants

Pursuant to the terms of the warrant agreement between the Company and Pro-Dex (filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part), Pro-Dex may exercise its warrants at any time for up to 5% of the outstanding Common Stock and Preferred Stock of the Company as of the date of the exercise, calculated on a post-exercise basis. The warrants have an exercise price of $1,250,000, and may be exercised at any time prior to (i) December 20, 2025, (ii) the closing of an initial public offering of the Company’s securities, or (iii) a liquidation event by the Company.

Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram. Pro-Dex has not yet exercised its warrants as of the date of this prospectus.

As of the date of this prospectus, the Company is in ongoing discussions with Pro-Dex related to Pro-Dex’s warrants. The discussions revolve around Pro-Dex exercising its warrants in exchange for the Company agreeing to new terms to the December 20, 2018 development and supply agreement currently in effect between the Company and Pro-Dex described in the “Certain Relationships And Related Party Transactions” section of this prospectus. No new terms related to the exercise of Pro-Dex’s warrants or the development and supply agreement have been agreed upon as of the date of the prospectus.

The terms of these warrants are set forth in the Form of Warrant filed as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information regarding the beneficial ownership of our voting shares by:

●	each person who is known to be the beneficial owner of more than 5% of our voting shares;
●	each of our executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. To our knowledge, none of our shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

	Shares of Common		Percent of Common
Name and Address of	Stock Beneficially		Stock Beneficially
Beneficial Owner	Owned		Owned
Executive Officers(1)
Benjamin Sexson	4,888,830	(2)	16.7%

Noel Knape	—		0.0%

Directors(1)
Dr. Douglas Unis	4,511,050	(3)	15.4%

Rick Van Kirk	1,000	(4)	0.0%
Noel Goddard	2,000	(4)	0.0%
Paul Riss,	—		0.0%

All Executive Officers and Directors As a Group	9,402,880		32.1%

5% or Greater Holders
	2,735,574	(5)	9.4%
The Icahn School of Medicine at Mount Sinai, 1 Gustave L. Levy Pl, New York, NY 10029

Pro-Dex, Inc., 2361 McGaw Ave, Irvine, CA 92614	1,825,404	(4)	6.2%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o Monogram Orthopaedics, Inc., 3913 Todd Lane, Austin, TX 78744
(2)	Includes 4,006,330 shares of Common Stock and 882,500 vested options which are exercisable in 60-days.

(3)	Includes 4,075,386 shares of Common Stock and 922,500 vested options, which are exercisable in 60-days. In addition, not included in this number, Dr. Unis and the Icahn School of Medicine at Mount Sinai agreed, pursuant to a separate agreement to which the Company is not a party, that Dr. Unis is entitled to 33.3% of 65% of those 2,735,574 shares owned by Mount Sinai, or 486,836 shares of Common Stock. Dr. Unis has not been issued these shares by Mount Sinai as of the date of this prospectus and Dr. Unis does not have any voting rights with regard to these shares.
(4)	Solely includes vested options which are exercisable in 60-days .
(5)	See note 2 regarding the agreement Dr. Unis has to acquire 486,836 shares of Common Stock owned by Mount Sinai. .

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by B. Riley Principal Capital II of up to 6,500,000 shares of our Common Stock that have been and may be issued by us to B. Riley Principal Capital II under the Purchase Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital II on July 19, 2023 in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, B. Riley Principal Capital II has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means B. Riley Principal Capital II, LLC.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of July 20, 2023. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is calculated using as a denominator, 29,253,251 shares of our Common Stock, which were outstanding as of August 9, 2023. Because the purchase price to be paid by the Selling Stockholder for shares of our Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

	Number of Shares of		Maximum Number of	Number of Shares of
	Common Stock		Shares of Common Stock	Common Stock
	Beneficially Owned		to be Offered Pursuant	Beneficially Owned
Name of Selling Stockholder	Prior to Offering		to this Prospectus(3)	After Offering(4)
	Number(1)	Percent(2)		Number	Percent
B. Riley Principal Capital II, LLC(5)	45,252	— *	6,500,000	0	—
*	Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.
(1)	Represents the 45,252 shares of our Common Stock we issued to B. Riley Principal Capital II on July 20, 2023 as Commitment Shares in partial consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that B. Riley Principal Capital II may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley Principal Capital II’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases and the Intraday Purchases of our Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to B. Riley Principal Capital II to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by B. Riley Principal Capital II, would cause B. Riley Principal Capital II’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our

Common Stock purchased by B. Riley Principal Capital II under the Purchase Agreement equals or exceeds $4,604 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is calculated based upon 29,253,251 shares of our Common Stock outstanding as of August 9, 2023.
(3)	Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay B. Riley Principal Capital II up to $200,000, in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by B. Riley Principal Capital II from their resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $200,000, in exchange for B. Riley Principal Capital II returning to us for cancelation all or a portion of the Commitment Shares we originally issued to them upon execution of the Purchase Agreement that were not previously resold by B. Riley Principal Capital II prior to the times specified in the Purchase Agreement, in which case the total number of shares of our Common Stock being offered for resale pursuant to this prospectus would be less than the maximum number of shares of Common Stock to be offered for resale pursuant to this prospectus set forth in this column by the number of Commitment Shares that B. Riley Principal Capital II may be required to return to us for cancelation in exchange for such cash “make whole” payment. See “Plan of Distribution (Conflict of Interest)” for more information about the terms of the commitment fee to be received by B. Riley Principal Capital II under the Purchase Agreement.
(4)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.
(5)	The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 3, 2017, the Company entered into an Exclusive License Agreement (the “License Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”), an entity which is affiliated with one of our Directors, Doug Unis, who is employed as an associate professor at Mount Sinai. The License Agreement has subsequently been amended, most recently on May 31, 2023. Collectively, we refer to the Exclusive License Agreement and its subsequent amendments as the “License Agreement”.

The License Agreement grants Monogram a royalty-bearing, world-wide right and (a) exclusive license, with the right to grant sublicenses (on certain conditions) to certain intellectual property relating to customizable bone implants and surgical planning software and (b) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information for the exploitation of the intellectual property in its field of use. Pursuant to the License Agreement, Mount Sinai had the right to receive 12% of the fully-diluted outstanding Common Stock of the Company until the Company received an aggregate of $10,000,000 in cash in exchange for its equity securities, which occurred after the Company’s Regulation A Offering of Series A Preferred Stock, resulting in the issuance of a total of 2,249,188 shares of Common Stock to Mount Sinai pursuant to the License Agreement. Of this total, Dr. Unis and the Icahn School of Medicine at Mount Sinai agreed, pursuant to a separate agreement to which the Company is not a party, that Dr. Unis is entitled to 33.3% of 65% of those 2,249,188 shares owned by Mount Sinai, or 486,836 shares of Common Stock. Dr. Unis has not been issued these shares by Mount Sinai as of the date of this prospectus. As of the date of this prospectus, all shares issuable to Mount Sinai pursuant to the terms of the License Agreement have been issued.

Pursuant to the terms of the License Agreement, we must have a first commercial sale our products by October 3, 2025. The Company may, at least thirty (30) days prior to its first commercial sale, request additional extensions to this first commercial sale deadline in one (1) year increments, each time with payment of an extension fee of $50,000. Monogram may extend the deadline in this manner two (2) additional times as of the date of this prospectus. If Monogram uses all of its extensions, and still has not met this first commercial sale deadline, it would constitute a breach of the License Agreement, and Mount Sinai would have the right to give us a notice of default, and could ultimately terminate the License Agreement if we fail to cure this default within sixty (60) days. Termination will not relieve Monogram of any monetary or any other obligation or liability accrued under the License Agreement at the time of termination. In addition, if Monogram has sublicensed the agreement at the time of termination, the sublicense will become a direct license between Mount Sinai and the sublicensee. Monogram does not have any direct right to terminate this License Agreement with Mount Sinai prior to the completion of the term of the License Agreement.

In addition, as part of the License Agreement, we entered into a stock purchase agreement with Mount Sinai for the shares of Common Stock already issued to Mount Sinai. This agreement is filed as Exhibit 10.8.

On March 18, 2019, the Company entered into an option agreement (the “Option Agreement”) with Mount Sinai pursuant to which the Company was granted an option to license additional intellectual property rights under the terms and conditions as set forth in the aforementioned License Agreement. The Company exercised this option on March 26, 2019 for an exercise fee of $1,000. (See Exhibit 10.6 to the registration statement of which this prospectus forms a part for more information). The intellectual property licensed pursuant to this Option Agreement is detailed under “Business – Intellectual Property”. Since this Option Agreement is governed by the terms of the License Agreement, any termination of the License Agreement would automatically terminate this Option Agreement.

Payments under the License Agreement include:

1.	Annual license maintenance fees. Annual fees include a $10,000 fee beginning on the third anniversary of the effective date of the agreement, i.e., October 3, 2020, and each year thereafter until Monogram makes a first commercial sale of one of our products. After this first commercial sale, the annual fee increases to $30,000 per year for the next twelve (12) years, or until the patents licensed pursuant to this agreement expire in the applicable jurisdiction – whichever occurs first.
2.	Milestone payments. Upon completion of certain significant events by the Company (i.e., “milestone” events), we must pay Mount Sinai certain fees within 45 days of the occurrence of the event. If Monogram obtains FDA clearance and/or foreign regulatory approval of Monogram’s custom implants and/or orthopaedic robot, Mount Sinai is due a fee ranging from $50,000 - $100,000, depending on the type of approvals received. If Monogram achieves net sales of $10 million, Mount Sinai will receive $400,000; and at net sales of $50 million, Mount Sinai will receive $2,000,000. Finally, if for any reason the Company receives $150 million in any transaction for any reason, Mount Sinai will receive 1% of the fair market value of Company at the time of completion of the first to occur of a single transaction, or series of related transactions, consisting of or resulting in any of the following: (i) an assignment of the License; (ii) an exclusive worldwide sub license of all or substantially all of the Mount Sinai Patent Rights; (iii) an initial public offering of securities by Company (or its successor) or other transaction resulting in either (A) Company becoming a public company or (B) any of Company’s securities being traded on a nationally recognized stock exchange or automated quotation system; (iv) a sale, license or other disposition of all or substantially all of Company’s assets; or (v) a reorganization, consolidation or merger of Company, or sale or transfer of the securities of Company, where the holders of Company’s outstanding voting securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities, or hold less than fifty percent (50%) of the voting power of the voting security holders of the surviving entity after the transaction. Notwithstanding anything above to the contrary, a Significant Transaction shall not be deemed to occur as a result of a bona fide, arms-length equity financing for cash in which Company issues securities representing more than fifty percent (50%) of the voting power of its security holders to venture capital or other similar or strategic professional investors who do not actively manage day-to-day operations of Company.
3.	Running royalties. Mount Sinai is entitled to 1.5% to 5% of the net sales of our products covered by the license as a royalty, depending primarily on whether the product sales occurred in a country in which the patents licensed from Mount Sinai for such products are unexpired and valid.
4.	Sublicense fees. If Monogram sublicenses its rights under this agreement to another party, Mount Sinai is entitled to 15% - 60% of the income received by Monogram from party to which it sublicensed. The percentage Mount Sinai is entitled to receive is primarily determined by the timing of the sublicense grant by Monogram. If it is sublicensed prior to successful implementation of the product by Monogram, Mount Sinai will receive 60% - but if sublicensed after the first commercial sale by Monogram of its product, Mount Sinai is entitled to 15%.

On December 20, 2018, the Company entered into a development and supply agreement with Pro-Dex, Inc., whereby Pro-Dex, Inc. and the Company agreed, subject to certain conditions, to negotiate and endeavor to enter into a future agreement through which Pro-Dex, Inc. would develop and supply end-effectors, gearing, and saws, and other surgical products to Monogram. The Company is actively in discussions with Pro-Dex to enter into a definitive supply agreement for these products now that the Company is closer to a final design. As discussed under “Description of Capital Stock – Warrants” in this prospectus, as of the date of this prospectus, the Company is in ongoing discussions with Pro-Dex related to the development and supply agreement. The Company and Pro-Dex are in active discussions around Pro-Dex exercising its warrants in exchange for the Company agreeing to new terms to the December 20, 2018 development and supply agreement currently in effect, which terms would serve as the definitive supply agreement between the Company and Pro-Dex. The discussions between the Company and Pro-Dex are ongoing as of the date of this prospectus, and no new terms related to the exercise of Pro-Dex’s warrants or the definitive supply agreement been agreed upon or finalized as of the date of the prospectus. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram.

On December 20, 2018, the Company issued warrants to Pro-Dex, Inc. to purchase up to 5% of the outstanding Common Stock and Preferred Stock of the Company as of the date of the exercise, calculated on a post-exercise basis. The warrants have an exercise price of $1,250,000, may be exercised at any time prior to the earliest to occur of (i) December 20, 2025, (ii) the closing of an initial public offering of the Company’s securities, and (iii) a liquidation event by the Company, and provide certain preemptive and participation rights. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram. These warrants are still outstanding as of the date of this prospectus, and are included as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Common Stock by a “non-U.S. holder” (as described below). This summary is limited to “non-U.S. holders” that hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment for U.S. federal income tax purposes). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, does not discuss alternative minimum tax and Medicare contribution tax consequences and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion also does not address all of the consequences relevant to holders subject to special U.S. federal income tax rules, such as:

●	a non-U.S. holder that is a financial institution, insurance company, regulated investment company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company; a non-U.S. holder holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security; a non-U.S. holder whose functional currency is not the U.S. dollar; a non-U.S. holder that holds or receives Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding capital stock. A “non-U.S. holder” is a beneficial owner of a share of our Common Stock that is, for U.S. federal income tax purposes:
●	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,
●	a foreign corporation or any foreign organization taxable as a corporation for U.S. federal income tax purposes, or
●	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Common Stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Common Stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions

We do not currently expect to pay any cash distributions on our Common Stock. If we make distributions of cash or property (other than certain pro rata distributions of common stock) with respect to our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distributions generally will be treated as dividends and will be subject to U.S. federal withholding tax at a 30% rate, or such reduced rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA and backup withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the applicable treaty. To the extent such distributions exceed our current and accumulated earnings and profits, they will constitute a tax-free return of capital, which will first reduce your adjusted tax basis in our Common Stock, but not below zero, and thereafter will be treated as a gain from the sale or other disposition of our Common Stock, as described below under “Gain on Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% on the effectively connected dividend income, or such reduced rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;
●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or such reduced rate as may be specified by an applicable income tax treaty); or
●	we are or have been a “United States real property holding corporation” (as described below), at any time during the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder owned our Common Stock, and, in the case where our Common Stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs, the non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time during the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for our Common Stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation. However, there can be no assurance in this regard and non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with distributions on our Common Stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our Common Stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable tax treaty provides otherwise.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital II, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our Common Stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

B. Riley Principal Capital II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of B. Riley Principal Capital II, as a broker to effectuate resales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital II has informed us that each such broker-dealer it engages to effectuate resales of our Common Stock on its behalf, excluding BRS, may receive commissions from B. Riley Principal Capital II for executing such resales for B. Riley Principal Capital II and, if so, such commissions will not exceed customary brokerage commissions.

B. Riley Principal Capital II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Northland a cash fee of $75,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. While we are not obligated to pay any such fees or expense reimbursement directly to Northland, B. Riley Principal Capital II will withhold $25,000 in cash from the total aggregate purchase price payable to us by B. Riley Principal Capital II in connection with the first purchase under the Purchase Agreement, if any, that we elect to make as reimbursement of a portion of the fees and expenses payable by B. Riley Principal Capital II to Northland for acting as the qualified independent underwriter in connection with this offering. B. Riley Principal Capital II will not be entitled to such $25,000 reimbursement of a portion of the fees and expenses payable by B. Riley Principal Capital II to Northland in connection with this offering if we do not affect any purchases under the Purchase Agreement, in which case the full amount of Northland’s fees and expenses incurred in connection with acting as the qualified independent underwriter in this offering will be borne entirely by B. Riley Principal Capital II. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid by B. Riley Principal Capital II to Northland for acting as the qualified independent underwriter in this offering, as well as B. Riley Principal Capital II’s withholding of $25,000 from the purchase price payable to us in connection with the first purchase we elect to make under the Purchase Agreement, if any, as reimbursement for a portion of the fees and expenses of Northland paid by B. Riley Principal Capital II, are deemed to be underwriting compensation in connection with sales of our Common Stock by B. Riley Principal Capital II to the public. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock at our direction under the Purchase Agreement, we have agreed to (i) pay B. Riley Principal Capital II a cash commitment fee in the amount of $200,000, which is equal to 1.0% of B. Riley Principal Capital II’s $20,000,000 total dollar amount purchase commitment under the Purchase Agreement, and (ii) issue to B. Riley Principal Capital II 45,252 shares of our Common Stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1.0% of B. Riley Principal Capital II’s $20,000,000 total dollar amount purchase commitment under the Purchase Agreement (assuming a value of $4.41974 per Commitment Share, representing the average of the daily volume weighted average prices per share of our Common Stock for the five-consecutive trading day period ending on the trading day immediately prior to the date of the Purchase Agreement), in each case upon execution of the Purchase Agreement and the Registration Rights Agreement.

We have further agreed that if, after the Commencement Date, the aggregate amount of cash proceeds received by B. Riley Principal Capital II from their resale of all of the Commitment Shares is less than $200,000, or 1.0% of B. Riley Principal Capital II’s $20,000,000 total dollar amount purchase commitment under the Purchase Agreement, then we will pay B. Riley Principal Capital II, in cash, the amount by which $200,000 exceeds the aggregate net proceeds received by B. Riley Principal Capital II from their resale of all of the Commitment Shares offered through this prospectus. Furthermore, we have agreed that if B. Riley Principal Capital has not resold all of the Commitment Shares that we had issued to them upon execution of the Purchase Agreement, all of which are being offered for resale through this prospectus, prior to the earliest of (i) the effective date of the termination of the Purchase Agreement by us or B. Riley Principal Capital II in accordance with its terms, (ii) the 121st calendar day after the date of this prospectus, (iii) the calendar day on which the effectiveness of the registration statement that includes this prospectus lapses, or this prospectus otherwise becomes unavailable for any reason to B. Riley Principal Capital II for the resale of all of the Commitment Shares being offered hereby, or (iv) the date on which our Common Stock fails to be listed or has ceased to trade on Nasdaq (or another eligible national securities exchange under the Purchase Agreement) for a period of three trading days, other than due to any material breach by B. Riley Principal Capital II of its obligations under the Purchase Agreement, and if the aggregate amount of cash proceeds received by B. Riley Principal Capital II from their resale of any of the Commitment Shares that B. Riley Principal Capital II was able to resell before such earliest date is less than $200,000, then we will pay B. Riley Principal Capital II, in cash, the amount by which $200,000 exceeds the aggregate net proceeds received by B. Riley Principal Capital II from their resale of the Commitment Shares that B. Riley Principal Capital II was able to resell before such earliest date, in exchange for B. Riley Principal Capital II returning to us for cancelation all of the Commitment Shares we originally issued to them that they were not able to resell before such earliest date. Lastly, if, for any reason whatsoever, other than due to any material breach by B. Riley Principal Capital II of its obligations under the Purchase Agreement or the Registration Rights Agreement, either the registration statement that includes this prospectus is not declared effective by the SEC or the Commencement fails to occur under the Purchase Agreement, in either case prior to the 181st calendar day after the date of the Purchase Agreement (or January 16, 2023) and, as a result, B. Riley Principal Capital II was not able to resell any of the Commitment Shares we originally issued to them prior to such 181st calendar day, then we will pay $200,000 in cash to B. Riley Principal Capital II, in exchange for B. Riley Principal Capital II returning to us for cancelation all of the Commitment Shares we originally issued to them pursuant to the Purchase Agreement. In this prospectus, we sometimes refer to this cash “make-whole” payment that we may be required to pay to B. Riley Principal Capital II under the Purchase Agreement under the circumstances described above (as applicable) as the “Cash Make-Whole Payment.” We will not make any Cash Make-Whole Payment to B. Riley Principal Capital II if, after the Commencement under the Purchase Agreement, the aggregate net proceeds received by B. Riley Principal Capital II from their resale of all or any portion of the Commitment Shares being offered by this prospectus equals or exceeds $200,000. In accordance with FINRA Rule 5110, the 45,252 Commitment Shares we issued to B. Riley Principal Capital II, and the up to $200,000 Cash Make-Whole Payment that we may be required to pay to B. Riley Principal Capital II under the Purchase Agreement, are deemed to be underwriting compensation in connection with sales of our Common Stock by B. Riley Principal Capital II to the public.

In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $75,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $5,000 per fiscal quarter, in each case in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Stock by B. Riley Principal Capital II to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Stock by B. Riley Principal Capital II to the public.

We also have agreed to indemnify B. Riley Principal Capital II and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley Principal Capital II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $250,000.

B. Riley Principal Capital II has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. B. Riley Principal Capital II has agreed that during the term of the Purchase Agreement, none of B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “MGRM”.

B. Riley Principal Capital II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that B. Riley Principal Capital II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the $200,000 cash commitment fee we have agreed to pay to B. Riley Principal Capital II and the 45,252 Commitment Shares we have agreed to issue to B. Riley Principal Capital II as consideration for its irrevocable commitment to purchase shares of our Common Stock from us at our direction under the Purchase Agreement, as well as the up to $200,000 Cash Make-Whole Payment we may be required to pay B. Riley Principal Capital II to the extent the aggregate net proceeds received by B. Riley Principal Capital II from their resale of all or any portion of the Commitment Shares being offered by this prospectus is less than $200,000, (ii) the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement, (iii) our reimbursement of up to an aggregate of $115,000 of B. Riley Principal Capital II’s legal fees ($75,000 upon execution of the Purchase Agreement and $5,000 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and (iv) B. Riley Principal Capital II’s withholding of $25,000 from the purchase price payable to us in connection with the first purchase we elect to make under the Purchase Agreement, if any, as reimbursement for a portion of the fees and expenses of Northland, the qualified independent underwriter in this offering, which are payable by B. Riley Principal Capital II to Northland.

In addition to the foregoing, pursuant to an amended and restated engagement agreement, dated August 24, 2023 (the “Engagement Agreement”), between us and Digital Offering LLC (“Digital Offering”), we agreed to pay to Digital Offering a cash placement fee of up to a maximum aggregate amount of $850,000 (the “Placement Fee”) for providing placement agent services to us in connection with the execution of the Purchase Agreement and Registration Rights Agreement and the commitment of B. Riley Principal Capital II under the Purchase Agreement to purchase shares of our Common Stock at our direction pursuant to the Purchase Agreement, from time to time after the date of this prospectus.  The Placement Fee will be payable by us directly to Digital Offering, from time to time on a pro rata basis determined by reference to the amount of proceeds actually received by us, if any, through sales of our Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement, and the percentage that such actual proceeds we receive from B. Riley Principal Capital II, if any, represent of the $20.0 million total purchase commitment of B. Riley Principal Capital II under the Purchase Agreement. In accordance with FINRA Rule 5110, the Placement Fee that we may be required to pay to Digital Offering under the Engagement Agreement is deemed to be underwriting compensation in connection with this offering.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all shares of our Common Stock that may be resold by B. Riley Principal Capital II to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Duane Morris LLP, New York, New York.

EXPERTS

The financial statements of Monogram Orthopaedics Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in this prospectus have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as set for in their report thereon appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. You may also access our reports and proxy statements free of charge at our website, www.monogramorthopaedics.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

83

Condensed Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-17
Condensed Statements of Operations for the three months ended June 30, 2023 and June 30, 2022, as well as the six months ended June 30, 2023 and June 30, 2022 (Unaudited)	F-18
Condensed Statements of Stockholders’ Equity (Deficit) for the six months ended June 30, 2023 and June 30, 2022 (Unaudited)	F-19
Condensed Statements of Cash Flows for the six months ended June 30, 2023 and June 30, 2022 (Unaudited)	F-20
Notes to Financial Statements (Unaudited)	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Monogram Orthopaedics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Monogram Orthopaedics, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained recurring losses and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Warrant Liability

Description of the Critical Audit Matter

As discussed in Note 8 to the financial statements, the Company has issued and outstanding warrants which are exercisable into a variable number of shares based on the fully diluted capitalization of the Company. During year ended December 31, 2022, the Company recorded a warrant liability to account for the future issuance of a variable number of shares.

Auditing management’s considerations related to the determination of the fair value of the warrant liability was complex and highly judgmental due to the significant estimation required to determine the fair value of the warrant value.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for derivative warrants and related accounts and disclosures included the following, among others:

•	Assessing the methodologies and testing the significant assumptions used by the Company in its analysis.
•	Evaluating the relevance, consistency, and sources of the data utilized by the Company.
•	Analyzing the historical underlying documentation and agreements.

We have served as the Company’s auditor since 2019.

Spokane, Washington

March 31, 2023

MONOGRAM ORTHOPAEDICS INC.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$10,468,645	$5,535,710
Prepaid expenses and other current assets	788,004	977,910
Total current assets	11,256,650	6,513,620
Equipment, net of accumulated depreciation	1,082,442	1,017,925
Intangible assets, net	758,750	968,750
Operating lease right-of-use assets	592,221	215,071
Total assets	$13,690,063	$8,715,366
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$663,170	$449,032
Accrued liabilities	748,460	464,477
Warrant liability	7,519,101	4,087,236
Operating lease liabilities, current	118,166	92,886
Total current liabilities	9,048,897	5,093,631
Operating lease liabilities, non-current	491,989	118,577
Total liabilities	9,540,886	5,212,208
Commitments and contingencies	—	—
Stockholders’ equity:
Series A Preferred Stock, $.001 par value; 5,443,717 shares authorized, 4,897,553 shares issued and outstanding at December 31, 2022 and December 31, 2021	4,898	4,898
Series B Preferred Stock, $.001 par value; 3,456,286 shares authorized, 3,195,667 and 1,743,481 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	3,196	1,743
Series C Preferred Stock, $.001 par value; 600,000 shares authorized, 438,367 and 0 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	438	—
Common stock, $.001 par value; 90,000,000 shares authorized 9,673,870 shares issued and outstanding at December 31, 2022 and December 31, 2021	9,674	9,674
Additional paid-in capital	41,894,417	27,559,342
Accumulated deficit	(37,763,447)	(24,072,500)
Total stockholders’ equity	4,149,176	3,503,158
Total liabilities and stockholders’ equity	$13,690,063	$8,715,366

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

STATEMENTS OF OPERATIONS

	Years Ended
	December 31,	December 31,
	2022	2021
Product revenue	$—	$628,246
Cost of goods sold	—	458,675
Gross profit	—	169,571
Operating expenses:
Research and development	4,972,881	5,278,768
Marketing and advertising	2,714,421	3,271,600
General and administrative	2,925,845	1,896,839
Total operating expenses	10,613,147	10,447,207
Loss from operations	(10,613,147)	(10,277,636)
Other income (expense):
Grant income	256,000	—
Change in fair value of warrant liability	(3,431,865)	(1,563,439)
Interest income and other, net	98,065	26,107
Total other income (expense)	(3,333,800)	(1,537,332)
Net loss before taxes	(13,690,947)	(11,814,968)
Income taxes	—	—
Net loss	$(13,690,947)	$(11,814,968)
Basic and diluted loss per common share	$(1.42)	$(1.22)
Weighted-average number of basic and diluted shares outstanding	9,673,870	9,673,870

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A		Series B		Series C						Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)
Balance as of December 31, 2020	4,897,553	$4,898	—	$—	—	$—	9,673,870	$9,674	$17,232,393	$(12,257,532)	$4,989,433
Issuances of Class B Preferred Stock, net of issuance costs	—	—	1,743,481	1,743	—	—	—	—	10,121,321	—	10,123,064
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	205,629	—	205,629
Net loss	—	—	—	—	—	—	—	—	—	(11,814,968)	(11,814,968)
Balance as of December 31, 2021	4,897,553	4,898	1,743,481	1,743	—	—	9,673,870	9,674	27,559,343	(24,072,500)	3,503,158
Issuances of Class B Preferred Stock, net of issuance costs	—	—	1,452,186	1,453	—	—	—	—	9,613,625	—	9,615,078
Issuances of Class C Preferred Stock, net of issuance costs	—	—	—	—	438,367	438	—	—	3,978,175	—	3,978,613
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	743,274	—	743,274
Net loss	—	—	—	—	—	—	—	—	—	(13,690,947)	(13,690,947)
Balance as of December 31, 2022	4,897,553	$4,898	3,195,667	$3,196	438,367	$438	9,673,870	$9,674	$41,894,417	$(37,763,447)	$4,149,176

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,	December 31,
	2022	2021
Operating activities:
Net loss	$(13,690,947)	$(11,814,968)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	743,274	205,629
Depreciation and amortization	386,686	321,984
Change in fair value of warrant liability	3,431,865	1,563,439
Changes in non-cash working capital balances:
Other current assets	189,906	34,584
Deposits	—	11,142
Accounts payable	214,138	266,217
Accrued liabilities	283,983	250,122
Operating lease assets and liabilities, net	21,543	(6,114)
Cash used in operating activities	(8,419,553)	(9,167,965)
Investing activities:
Purchase of intangible assets	—	(975,000)
Purchase of equipment	(241,203)	(31,107)
Cash used in investing activities	(241,203)	(1,006,107)
Financing activities:
Proceeds from issuances of Series B Preferred Stock, net	9,615,078	10,123,064
Proceeds from issuances of Series C Preferred Stock, net	3,978,613	—
Cash provided by financing activities	13,593,691	10,123,064
Increase (decrease) in cash and cash equivalents during the year	4,932,935	(51,038)
Cash and cash equivalents, beginning of the year	5,535,710	5,586,748
Cash and cash equivalents, end of the year	$10,468,645	$5,535,710

Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activity - increase in right of use asset and lease liability from new lease agreement	$308,474	$97,169

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business and Summary of Accounting Principles

Monogram Orthopaedics Inc. (“Monogram” or the “Company”), incorporated in the state of Delaware on April 21, 2016, is working to develop a product solution architecture to eventually enable mass personalized optimization of orthopedic implants by linking 3D printing and robotics via automated digital image analysis algorithms.

The Company has a working navigated robot prototype that can optically track a simulated surgical target and execute optimized auto-generated cut paths for high precision insertion of implants in synthetic bone specimens. These implants and cut-paths are generated with proprietary Monogram software algorithms.

The financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications to the prior year financial statements have been made to conform with the current year presentation.

Stock Split

On November 30, 2022, the Company effected a two-for-one stock split of its common stock and increased the number of authorized shares of the Company’s capital stock to 150,000,000, with 90,000,000 designated as Common Stock, and 60,000,000 designated as Preferred Stock. All share and loss per share information have been retroactively adjusted for all periods presented to reflect the stock split, the incremental par value of the newly issued shares, and the increased number of authorized shares.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the fair value of the warrant liability, valuations of stock-based compensation, and the income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents during fiscal 2022 and 2021. The Company may maintain cash balances that exceed federally insured limits.

Equipment

Equipment expenditures, including purchased software, are recorded at cost. Costs which extend the useful lives or increase the productivity of an asset are capitalized, while normal repairs and maintenance that do not extend the useful life or increase the productivity of an asset are expensed as incurred. Equipment, including the Company’s robotic equipment, and purchased software are depreciated on a straight-line basis over the five-year estimated useful life of these assets.

Leases

Operating lease right-of-use assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of future lease payments is the risk-free rate at the commencement date. Operating lease expense is recognized on a straight-line basis over the lease term.

Long-Lived Assets

Long-lived assets, such as equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is determined to not be recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount exceeds its fair value. The Company did not experience any impairment of its long-lived assets in 2022 or 2021.

Revenue Recognition

Revenue is recognized when promised products and services are transferred to the customer. The amount of revenue recognized reflects both the fixed and variable consideration to which the Company expects to be entitled in exchange for these products and services. In general, the Company applies the following five-step model when evaluating the amount and timing of revenue recognition in its customer contracts:

Step 1 - Identify the contract(s) with a customer

Step 2 - Identify the performance obligations in the contract

Step 3 - Determine the transaction price

Step 4 - Allocate the transaction price to the performance obligations

Step 5 - Recognize revenue when (or as) performance obligations are satisfied

The Company has not yet begun its principal operations. Revenue recognized during the year ended December 31, 2021 related to the sales of licensed, third-party products distributed by the Company. These product sales were recognized when control of the product was transferred to the customer.

Grant Income

During 2022, the Company recognized $256,000 of grant income related to an award from a governmental entity for research and development. This grant was considered to be outside the scope of ASC 606 because the governmental entity that provided the grant was not considered to be a customer that received reciprocal value in exchange for the grant provided to the Company. Since the grant provided the Company with payments for certain types of research and development activities, the Company’s recognized grant income when the research and development activities were completed, it was reasonably assured that the grant funding would be received, and all other conditions under the grant arrangement had been met.

Stock-based Compensation

The Company measures and records the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize the related stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, including the estimated fair value and price volatility of the Company’s common stock and the expected term of the option.

Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred.

Research and Development Costs

Research and development costs primarily include salaries and benefits, including stock-based compensation charges, of employees performing research and development activities, as well as costs incurred by third-party contractors delivering research and development services to the Company. Research and development costs are expensed as incurred.

Included in research and development are costs incurred by the Company to develop software that will be an integral component of the Company’s robotic products. Because this software has not yet met the technological feasibility criteria in Accounting Standards Codification Topic 985-20, “Software - Costs of Software To Be Sold, Leased, or Marketed”, costs incurred by the Company to develop this software are expensed as incurred.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible. A valuation allowance has been established to eliminate the Company’s deferred tax assets as it is more likely than not that none of the deferred tax assets will be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the tax authorities. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense. The Company has determined that it had no significant uncertain tax positions requiring recognition or disclosure.

Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of common stock shares outstanding. To the extent that stock options, warrants, and convertible preferred stock are anti-dilutive, they are excluded from the calculation of diluted earnings (loss) per share. For the years ended December 31, 2022 and 2021, the Company excluded the following shares from the calculation of diluted loss per share because such amounts were antidilutive:

	2022	2021
Shares issuable upon conversion of Series A Preferred Stock	9,795,118	9,795,118
Shares issuable upon conversion of Series B Preferred Stock	6,391,334	3,486,962
Shares issuable upon conversion of Series C Preferred	876,734	—
Shares issuable upon exercise of warrants	2,361,926	2,003,406
Shares issuable upon exercise of stock options	4,851,666	2,759,264
Total	24,276,642	18,044,750

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

2.	Going Concern Matters and Realization of Assets

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. However, the Company has sustained recurring losses from its continuing operations and had an accumulated deficit of $37.8 million at December 31, 2022. Further, the Company generated significant negative cash flows from operations of $8.4 million and $9.2 million during the years ended December 31, 2022 and 2021, respectively. The Company is dependent on its ongoing financing efforts, but these plus existing cash resources may be insufficient to fund its continuing operating losses, capital expenditures, lease and debt payments, and future working capital requirements.

The Company may not be able to raise sufficient amounts of additional debt, equity, or other cash on acceptable terms, if at all. Failure to generate sufficient revenues, achieve certain other business plan objectives, or raise additional funds could have a material adverse effect on the Company’s results of operations, cash flows, and financial position, including its ability to continue as a going concern, and may require it to significantly reduce, reorganize, discontinue or shut down its operations.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the continued operations of the Company which, in turn, is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and to succeed in its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations. Management’s plans to mitigate this risk include the following:

1.	Continue to raise cash for research, product development, and working capital purposes by selling equity. On March 2, 2023, the Company commenced a Regulation A offering for up to 4,137,931 shares of common stock at a price of $7.25 per share. The Company also applied to have its common stock listed on the Nasdaq Capital Market under the symbol “MGRM”. With sufficient cash available to the Company, it can make the additional development expenditures necessary to produce a commercially viable product and generate revenues, and consequently cut monthly operating losses.
2.	Continue to develop its technology and intellectual property and look for industry partners to use or sell its product.

There can be no assurance that the Company will be able to achieve or maintain positive cash flows from operations. If the Company is unable to generate adequate funds from operations or raise sufficient additional funds, the Company may not be able to repay its existing debt, continue to develop its product, respond to competitive pressures, or fund its operations. As a result, the Company may be required to significantly reduce, reorganize, discontinue or shut down its operations. The financial statements do not include any adjustments that might result from this uncertainty.

3.Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

Fair Value Measurements

Consistent with Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), assets and liabilities that are required to be recorded at fair value are done so at the price that would be received to sell an asset or the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. When measuring fair value, and consistent with the fair value hierarchy in ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs consistent with the following fair value hierarchy:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
●	Level 3 inputs are unobservable inputs for the asset or liability.

For assets and liabilities measured at fair value when there is limited or no observable market data, management applies judgment to estimate fair value and considers factors such as current pricing policy, the economic and competitive environment, the characteristics of the asset or liability, and other factors. The amounts estimated by management cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Inherent limitations in any such fair value calculation technique, including changes in discount rates, estimates of future cash flows, and other underlying assumptions, could significantly affect the results of current or future value.

As described further in Note 8, the Company has a warrant liability that is measured and recognized at fair value on a recurring basis. The fair value of the warrant liability is measured using pricing models with no observable inputs and is therefore considered a Level 3 measurement within the fair value of hierarchy. The Company’s warrant liability is the only asset or liability measured under Level 3 of the fair value hierarchy.

4.Other Current Assets

Other current assets consist of the following as of December 31, 2022 and 2021:

	2022	2021
Inventory	$4,550	$—
Receivable from investment platform vendor	157,598	418,503
Advance paid to vendor for supply development contract	250,000	250,000
Other prepaid expenses	375,856	309,407
Other current assets	$788,004	$977,910

The receivable from the Company’s investment platform vendor is the result of a timing difference between when investors in the Company’s offering of Series C Preferred Stock purchase shares and remit payment to the platform vendor and when these funds are released to the Company by the platform vendor. The receivable at December 31, 2022 was collected by the Company in March 2023.

5.Equipment

Equipment, net consists of the following as of December 31, 2022 and 2021:

	2022	2021
Computer equipment	$98,391	$63,740
Furniture	27,405	20,116
Engineering equipment	214,547	171,153
Medical equipment	184,379	184,379
Robot equipment	524,506	368,637
Software	537,839	537,839
	1,587,067	1,345,864
Accumulated depreciation	(504,625)	(327,939)
Equipment, net	$1,082,442	$1,017,925

For the years ended December 31, 2022 and 2021, depreciation expense amounted to $176,686 and $165,734, respectively.

6.Intangible Assets

The Company has obtained licenses to various intellectual property expected to be used in connection with its robotic surgical orthopedic implant system and other products and systems to be developed in the future. The total cost of these licenses was $1,125,000 and is being amortized over their estimated useful lives of five years. During 2022 and 2021, the Company recorded amortization expense of $210,000 and $156,250 related to these licenses. As of December 31, 2022 and 2021, the accumulated amortization on these intangible assets was $366,250 and $156,250, respectively.

7.Preferred and Common Stock

Offering of Series B Preferred Stock

On January 15, 2021, the Company received a notice of qualification to issue up to 4,784,689 shares of Series B Preferred Stock, plus up to 478,468 additional shares of Series B Preferred Stock eligible to be issued as Bonus Shares to investors. The initial price of each share sold in the offering was $6.27, but this was increased to $7.52 beginning in June 2021. The Series B Preferred Stock may be converted into two shares of the Company’s Common Stock at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. The Company discontinued its offering of Series B Preferred Stock prior to commencing its offering of Series C Preferred Stock.

Offering of Series C Preferred Stock

On July 14, 2022, the Company initiated a Regulation CF offering with Novation Solutions Inc. (O/A DealMaker) in which the Company planned to raise up to $5,000,000 from the issuance of 499,500 shares of Series C Preferred Stock at a price per share of $10.01 (the “Series C Offering”). The Series C Preferred Stock may be converted into two shares of the Company’s Common Stock at the discretion of each investor, or automatically upon occurrence of certain events, like an initial public offering. The Company discontinued its offering of Series C Preferred Stock prior to commencing its March 2023 offering of common stock (see Note 12).

During the years ended December 31, 2022 and 2021, the Company incurred issuance costs of approximately $1,251,000 and $823,000, respectively, related to its offerings of Series B and Series C preferred stock, and recorded these costs as a reduction of additional paid-in capital.

Rights of Preferred Stockholders

The rights of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are substantially the same, except as specifically noted below.

Voting: Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Additionally, the holders of Preferred Stock are entitled to certain protective provisions that require the Company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions including changes to the rights or preferences of Preferred Stock, authorized number of shares, or number of directors of the Company, and any decisions to repurchase capital stock, declare dividends, or liquidate, dissolve, or wind-up the business and affairs of the Company.

Holders of the Company’s Common Stock are entitled to elect two directors to the Company’s Board of Directors as a standalone class; holders of Preferred Stock may not exercise any voting rights in the election of these directors. However, holders of Preferred Stock do have the right to vote with the holders of Common Stock to elect one independent director and any additional directors after the elections outlined above.

Dividends: Holders of Preferred Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Common Stock.

Conversion: Each share of Preferred Stock is convertible, at the option of the holder, into two shares of the Company’s Common Stock. This initial conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, or the issuance of a dividend or other distribution payable in additional shares of Common Stock. Preferred Stock is automatically convertible into Common Stock upon the occurrence of an initial public offering or the election of the holders of a majority of the outstanding shares of Preferred Stock.

Liquidation Preference: In the event of a liquidation, dissolution or winding up of the Company, all holders of Preferred Stock are entitled to a liquidation preference equal to the greater of (i) the Original Issue Price (as described below) for such share plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Company. The Original Issue Price for Series A Preferred Stock is $4.00, for Series B Preferred Stock is $6.27 or $7.52 and for Series C Preferred Stock is $10.01, depending on the original price paid by the investor to acquire their Preferred Stock.

Anti-Dilution Right of CEO

Benjamin Sexson, the Company’s Chief Executive Officer (“CEO”), is entitled to pre-emptive rights that permit him to preserve his vested equity position in the Company in the event of any additional issuances of Common Stock (or securities convertible into Common Stock), at a per-share price equal to the then current fair value, as reasonably determined by the Board.

8.Stock Warrants

On December 20, 2018, the Company issued a non-dilutive warrant that expires on December 20, 2025. The warrant has an exercise price of $1,250,000 and is exercisable into (i) shares of common stock equal to five percent (5%), calculated on a post-exercise basis, of the fully diluted capitalization of the Company, as of the date or dates of exercise, plus (ii) shares of preferred stock of each class or series of preferred stock of the Company equal to five percent (5%), calculated on a post-exercise basis, of the total issued and outstanding number of preferred shares of the Company, as of the date or dates of exercise.

At December 31, 2022 and December 31, 2021, this warrant was exercisable into a total of 1,697,525 and 1,385,724 shares, respectively, of the Company’s capital stock. The fair value of this warrant was $7,392,041 and $4,021,810 at December 31, 2022 and 2021, respectively, and was estimated using a Black-Scholes valuation model with the following assumptions:

	December 31,		December 31,
	2022		2021
Estimated per-share fair value of common stock	$5.01		$3.76
Expected term	3.0	years	4.0	years
Volatility	25.07%		30.3%
Dividend rate	0.0%		0.0%
Discount rate	4.24%		1.2%

At both December 31, 2022 and 2021, the Company estimated the fair value of its common stock by reference to the price per share at which it was currently selling shares of preferred stock. Since the Company’s preferred stock is convertible into two shares of common stock, the estimated fair value of common stock was determined to be one-half the price per share of its recent sales of preferred stock.

In October 2020, the Company issued a warrant to a vendor in exchange for platform and technology services provided to the Company in connection with its offering of Series B Preferred Stock. This warrant is exercisable into shares of Series B Preferred Stock equal to 2% of the total number of shares of Series B Preferred Stock issued to investors in connection with the Company’s offering of Series B Preferred Stock. The exercise price of this warrant is $5.01, and the warrant expires in October 2025. At December 31, 2022 and 2021, the warrant was exercisable into 116,457 and 34,870 shares of Series B Preferred Stock, respectively, and the estimated value of the warrant liability was $127,059 and $65,426, respectively.

In February 2019, the Company entered into a warrant agreement that provided the holder with the right to acquire $1,000,000 worth of shares of the Company’s capital stock upon the occurrence of the Company raising $5,000,000 in an equity financing. As a result of the Series A Preferred Stock issuances in 2020, this threshold was achieved, and the warrant is now exercisable into 273,972 shares of Series A Preferred Stock at a price of $3.65 per share. This warrant expires in February 2024.

As the Company issues additional shares of common or preferred stock, the estimated fair value of the warrant liability is expected to increase.

9.Stock Options

The Company has adopted a stock option plan covering the issuance of up to 4,000,000 shares of Common Stock to qualified individuals. Options granted under this plan vest over four years and expire ten years from the date of the grant. The following table summarizes stock option activity for the years ended December 31, 2022 and 2021:

	Option	Option	Weighted-Average
	Number of	Exercise	Exercise
	Shares	Price Per Share	Price Per Share
Options outstanding at January 1, 2021	2,709,964	$0.30 - $2.00	$1.48
Granted	335,300	$3.13 - $3.76	$3.17
Exercised	—	—	—
Canceled	(286,000)	$0.30 - $3.13	$1.70
Options outstanding at December 31, 2021	2,759,264	$0.30 - $3.76	$1.66
Granted	2,149,152	$1.67 - $5.00	$2.19
Exercised	—	—	—
Canceled	(56,750)	$0.30 - $2.00	$0.49
Options outstanding at December 31, 2022	4,851,666	$0.30 - $5.00	$1.91
Options exercisable at December 31, 2022	1,592,088	$0.30 - $3.76	$1.49

Stock-based compensation expense resulting from granted stock options was $743,274 and $205,629 for the years ended December 31, 2022 and 2021, respectively. Unrecognized stock-based compensation expense of $6,900,425 at December 31, 2022 will be recognized in future periods as the related stock options continue to vest. The weighted-average remaining contractual life of previously granted stock options was 8.40 years at December 31, 2022.

The grant-date fair values of stock options granted in 2022 and 2021 was $3.16 and $1.53, respectively, and were estimated using a Black-Scholes valuation model with the following assumptions:

	December 31,		December 31,
	2022		2021
Expected term	7.21	years	7.0	years
Volatility	27.03%		30.3%
Dividend rate	0.0%		0.0%
Discount rate	3.32%		1.2%

10.	Income Taxes

Due to the net losses incurred by the Company, no income tax expense was recorded for the years ended December 31, 2022 and 2021.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 were as follows:

	2022	2021
Deferred tax assets, net:
Net operating loss carryforwards and tax credits	$5,255,000	$3,650,000
Stock-based compensation	199,000
Valuation allowance	(5,454,000)	(3,650,000)
Net deferred assets	$—	$—

Given the significant uncertainty of future utilization of taxable benefits from the Company’s net operating losses, a full valuation allowance has been recorded, resulting in a net increase in the valuation allowance of $2,115,000 during the year ended December 31, 2022.

The following is a reconciliation of the tax provisions for the years ended December 31, 2022 and 2021 with the statutory Federal income tax rates:

	Percentage of Pre-Tax Income
	2022	2021
Statutory Federal income tax rate	21.0%	21.0%
Loss generating no tax benefit	(21.0)	(21.0)
Effective tax rate	—	—

The Company did not have any material unrecognized tax benefits as of December 31, 2022 and 2021 and does not expect its unrecognized tax benefits to significantly increase or decrease within the next twelve months. The Company incurred no interest or penalties relating to unrecognized tax benefits during the years ended December 31, 2022 and 2021.

The Company is subject to U.S. federal income tax, as well as taxes by various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ending December 31, 2018 through 2021.

At December 31, 2022, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $25,000,000 being carried forward indefinitely, pursuant to the Tax Cuts and Jobs Act. Utilization of the net operating losses may be subject to annual limitations provided by Section 382 of the Code and similar State provisions.

During the years ended December 31, 2022 and 2021, the Company recognized research and development payroll tax credits of approximately $147,000 and $27,000, respectively. Such amounts were recorded as a reduction of research and development expenses on the accompanying statements of operations.

11.	Commitments and Contingencies

Litigation

The Company accrues for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. Costs for professional services associated with litigation claims are expensed as incurred. As of December 31, 2022, the Company has not incurred or accrued any amounts for litigation matters.

Leases

The Company entered into a lease for its headquarters in February 2020 and executed an amendment to expand these premises in March 2022. The terms of both the original lease and amendment expire in June 2027.

The following table summarizes additional information related to the Company’s accounting for operating leases for years ended December 31:

	2022		2021
Total operating lease expense	$134,641		$102,738
Cash paid related to operating lease liabilities	$123,053		$96,006
Weighted-average remaining lease term	4.50	years	2.25	years
Weighted-average discount rate used to determine operating lease liabilities	2.78%		5.0%

Future minimum lease payments due under noncancellable operating leases as of December 31, 2021, are as follows:

2023	$133,549
2024	140,265
2025	146,450
2026	152,309
2027	78,311
Total minimum lease payments	650,884
Less: amounts representing interest	(40,729)
Present value of operating lease liabilities	$610,155

12.Subsequent Events

On March 2, 2023, the Company commenced a Regulation A offering for up to 4,137,931 shares of common stock at a price of $7.25 per share. The Company also applied to have its common stock listed on the Nasdaq Capital Market under the symbol “MGRM”.

The Company evaluated subsequent events through June 30, 2023, the date these financial statements were issued, for events that should be recorded or disclosed in the financial statements for the year ended December 31, 2022. The Company concluded that no other events have occurred that would require recognition or disclosure in the financial statements.

MONOGRAM ORTHOPAEDICS INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,097,676	$10,468,645
Prepaid expenses and other current assets	1,409,084	788,004
Total current assets	18,506,760	11,256,650
Equipment, net of accumulated depreciation	1,020,664	1,082,442
Intangible assets, net	653,750	758,750
Operating lease right-of-use assets	529,994	592,221
Total assets	$20,711,168	$13,690,063
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,455,232	$663,170
Accrued liabilities	354,828	748,460
Warrant liability	6,150,632	7,519,101
Operating lease liabilities, current	122,696	118,166
Total current liabilities	8,083,389	9,048,897
Operating lease liabilities, non-current	429,369	491,989
Total liabilities	8,512,758	9,540,886
Commitments and contingencies	—	—
Stockholders’ equity:
Series A Preferred Stock, $.001 par value; 5,443,717 shares authorized, 0 and 4,897,553 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	4,898
Series B Preferred Stock, $.001 par value; 3,456,286 shares authorized, 0 and 3,195,599 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	3,196
Series C Preferred Stock, $.001 par value; 600,000 shares authorized, 0 and 438,367 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	438
Common stock, $.001 par value; 90,000,000 shares authorized, 29,253,251 and 9,673,870 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	29,253	9,674
Additional paid-in capital	59,027,867	41,894,417
Accumulated deficit	(46,858,710)	(37,763,447)
Total stockholders’ equity	12,198,410	4,149,176
Total liabilities and stockholders’ equity	$20,711,168	$13,690,063

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Product revenue	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Gross profit	—	—	—	—
Operating expenses:
Research and development	2,737,656	1,181,334	4,458,144	2,266,833
Marketing and advertising	1,674,387	67,276	2,801,776	2,272,255
General and administrative	1,326,159	582,106	2,374,347	1,061,581
Total operating expenses	5,738,202	1,830,716	9,634,267	5,600,668
Loss from operations	(5,738,202)	(1,830,716)	(9,634,267)	(5,600,668)
Other income (expense):
Change in fair value of warrant liability	439,611	(54,285)	442,134	(793,591)
Interest income and other, net	61,710	24,556	96,530	30,163
Other income (expense)	339	8	340	—
Total other income (expense), net	501,660	(29,721)	539,004	(763,428)
Net loss before taxes	(5,236,541)	(1,860,437)	(9,095,263)	(6,364,096)
Income taxes	—	—	—	—
Net loss	$(5,236,541)	$(1,860,437)	$(9,095,263)	$(6,364,096)
Basic and diluted loss per common share	$(0.27)	$(0.19)	$(0.63)	$(0.66)
Weighted-average number of basic and diluted shares outstanding	19,271,521	9,673,870	14,472,695	9,673,870

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

	Series A		Series B		Series C						Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of December 31, 2022	4,897,553	$4,898	3,195,599	$3,196	438,367	$438	9,673,870	$9,674	$41,894,417	$(37,763,447)	$4,149,176
Issuances of Class C Preferred Stock, net of issuance costs	—	—	—	—	21,088	21	—	—	147,021	—	147,042
Stock-based compensation	—	—	—	—	—	—	—	—	368,140	—	368,140
Net loss	—	—	—	—	—	—	—	—	—	(3,858,722)	(3,858,722)
Balance as of March 31, 2023	4,897,553	$4,898	3,195,599	$3,196	459,455	$459	9,673,870	$9,674	$42,409,578	$(41,622,169)	$805,636
Conversions of Preferred Stock into Common Stock	(4,897,553)	(4,898)	(3,195,599)	(3,196)	(459,455)	(459)	17,105,214	17,105	(8,522)	—	—
Issuance of Common Stock for cash, net of issuance costs	—	—	—	—	—	—	2,374,641	2,375	15,285,486	—	15,287,860
Exercise of warrants	—	—	—	—	—	—	78,837	79	926,256	—	926,335
Issuance of restricted Common Stock for services	—	—	—	—	—	—	20,689	21	24,979	—	25,000
Stock-based compensation	—	—	—	—	—	—	—	—	390,120	—	390,120
Net loss	—	—	—	—	—	—	—	—	—	(5,236,541)	(5,236,541)
Balance as of June 30, 2023	—	$—	—	$—	—	$—	29,253,251	$29,253	$59,027,867	$(46,858,710)	$12,198,410

	Series A		Series B		Series C						Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of December 31, 2021	4,897,553	$4,898	1,743,481	$1,743	—	$—	9,673,870	$9,674	$27,559,343	$(24,072,500)	$3,503,158
Issuances of Class B Preferred Stock, net of issuance costs	—	—	1,356,303	1,356	—	—	—	—	9,010,822	—	9,012,178
Stock-based compensation	—	—	—	—	—	—	—	—	76,973	—	76,973
Net loss	—	—	—	—	—	—	—	—	—	(4,504,659)	(4,504,659)
Balance as of March 31, 2022	4,897,553	$4,898	3,099,784	$3,099	—	$—	9,673,870	$9,674	$36,647,138	$(28,577,159)	$8,087,650
Issuances of Class B Preferred Stock, net of issuance costs	—	—	95,883	97	—	—	—	—	597,803	—	597,900
Stock-based compensation	—	—	—	—	—	—	—	—	184,944	—	184,944
Net loss	—	—	—	—	—	—	—	—	—	(1,859,437)	(1,859,437)
Balance as of June 30, 2022	4,897,553	$4,898	3,195,667	$3,196	—	$—	9,673,870	$9,674	$37,429,885	$(30,436,596)	$7,011,057

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended
	June 30,
	2023	2022
Operating activities:
Net loss	$(9,095,263)	$(6,364,096)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	783,260	261,917
Depreciation and amortization	204,186	188,336
Change in fair value of warrant liability	(442,134)	793,591
Changes in non-cash working capital balances:	—	—
Other current assets	(621,080)	333,616
Accounts payable	792,062	(196,534)
Accrued liabilities	(393,632)	(83,271)
Operating lease assets and liabilities, net	4,137	(66)
Cash used in operating activities	(8,768,464)	(5,066,508)
Investing activities:
Purchase of equipment	(37,409)	(22,682)
Cash used in investing activities	(37,409)	(22,682)
Financing activities:
Proceeds from issuance of Common Stock, net of cost	15,287,860	—
Proceeds from issuances of Series B Preferred Stock, net	—	9,615,077
Proceeds from issuances of Series C Preferred Stock, net	147,042	—
Federal Grants	—	231,000
Cash provided by financing activities	15,434,902	9,846,077
Increase in cash and cash equivalents during the period	6,629,030	4,756,887
Cash and cash equivalents, beginning of the period	10,468,645	5,535,710
Cash and cash equivalents, end of the period	$17,097,675	$10,292,599

Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Noncash investing and financing activities:
Increase in right of use asset and lease liability from lease extension	$—	$245,120
Conversion of Series A, Series B, and Series C Preferred Stock into Common Stok	$—	$—
Cashless exercise of warrant	$926,335	$—

The accompanying notes are an integral part of these financial statements.

MONOGRAM ORTHOPAEDICS INC.

UNAUDITED NOTES TO FINANCIAL STATEMENTS

1.Description of Business and Summary of Accounting Principles

Monogram Orthopaedics Inc. (“Monogram” or the “Company”), incorporated in the state of Delaware on April 21, 2016, is working to develop a product solution architecture to eventually enable mass personalized optimization of orthopedic implants by linking 3D printing and robotics via automated digital image analysis algorithms.

The Company has a working navigated robot prototype that can optically track a simulated surgical target and execute optimized auto-generated cut paths for high precision insertion of implants in synthetic bone specimens. These implants and cut-paths are generated with proprietary Monogram software algorithms.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and are consistent in all material respects with those applied in our December 31, 2022 Form 1-K.

As permitted by SEC requirements for interim reporting, certain footnotes or other financial information have been condensed or omitted. In the opinion of management, all normal and recurring adjustments considered necessary for the fair presentation of the financial statements have been included. Revenues, expenses, assets, and liabilities can vary during each quarter of the year, therefore, the results and trends in these interim financial statements may not be representative of those for the full year.

The information included in this Form 10-Q should be read in conjunction with the financial statements and accompanying notes included in the Company’s 2022 Form 1-K.

Going Concern

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss during the six months ended June 30, 2023 of $9,095,263 and an accumulated deficit of $46,858,710 as of June 30, 2023.

The Company’s ability to continue as a going concern in the next twelve months following the date the unaudited financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. Although the Company has previously been successful in raising capital as needed, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Stock Split

On November 30, 2022, the Company effected a two-for-one stock split of its common stock and increased the number of authorized shares of the Company’s capital stock to 150,000,000, with 90,000,000 designated as Common Stock, and 60,000,000 designated as Preferred Stock. All share and loss per share information have been retroactively adjusted for all periods presented to reflect the stock split, the incremental par value of the newly issued shares, and the increased number of authorized shares.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the fair value of the warrant liability, valuations of stock-based compensation, and the income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of common stock shares outstanding. To the extent that stock options, warrants, and convertible preferred stock are anti-dilutive, they are excluded from the calculation of diluted earnings (loss) per share. For the three and six months ended June 30, 2023 and 2022, the Company excluded the following shares from the calculation of diluted loss per share because such amounts were antidilutive:

	2023	2022
Shares issuable upon conversion of Series A Preferred Stock	—	9,795,106
Shares issuable upon conversion of Series B Preferred Stock	—	6,391,334
Shares issuable upon conversion of Series C Preferred	—	—
Shares issuable upon exercise of warrants	2,373,348	2,231,174
Shares issuable upon exercise of stock options	4,881,491	3,244,066
Total	7,254,839	21,661,680

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

2.Other Current Assets

Other current assets consist of the following as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Inventory	$4,550	$4,550
Receivable from investment platform vendor	900,000	157,598
Advance paid to vendor for supply development contract	250,000	250,000
Other prepaid expenses	254,534	375,856
Other current assets	$1,409,084	$788,004

The receivable from the Company’s investment platform vendor is the result of a timing difference between when investors purchase the Company’s shares and remit payment to the platform vendor and when these funds are released to the Company by the platform vendor.

3.Preferred and Common Stock

Issuances of Common Stock

On May 16, 2023, the Company completed an offering pursuant to Tier 2 of Regulation A, in which it raised $15,287,860, net of issuance costs of $1,928,287, from the sale of 2,374,641 shares of Common Stock at a price of $7.25 per share. Subsequently, on May 17, 2023, the Company filed a Form 8-A in connection with the listing of its Common Stock on Nasdaq, which was declared effective on the same date. At that time, each outstanding share of Series A, Series B, and Series C Preferred Stock was converted into two shares of Common Stock of the Company.

During May 2023, the Company entered into a consulting arrangement with a vendor under which the Company issued 20,689 shares of restricted Common Stock that vest on a monthly basis over a term of 12 months. The estimated fair value of these shares was $150,000 on the date of grant and is being recognized as a component of general and administrative expenses on a straight-line basis over the 12-month vesting term.

Offering of Series B Preferred Stock

On January 15, 2021, the Company received a notice of qualification to issue up to 4,784,689 shares of Series B Preferred Stock, plus up to 478,468 additional shares of Series B Preferred Stock eligible to be issued as Bonus Shares to investors. The initial price of each share sold in the offering was $6.27, but this was increased to $7.52 beginning in June 2021. In connection with the Company’s filing of a Form 8-A on May 17, 2023, each share of outstanding Series B Preferred Stock was converted into two shares of Common Stock.

Offering of Series C Preferred Stock

On July 14, 2022, the Company initiated a Regulation CF offering with Novation Solutions Inc. (O/A DealMaker) in which the Company planned to raise up to $5,000,000 from the issuance of 499,500 shares of Series C Preferred Stock at a price per share of $10.01 (the “Series C Offering”). In connection with the Company’s filing of a Form 8-A on May 17, 2023, each share of outstanding Series C Preferred Stock was converted into two shares of Common Stock.

During the six months ended June 30, 2023 and 2022, the Company incurred issuance costs of approximately $1,992,336 and $846,625, respectively, related to its preferred stock offerings, and recorded these costs as a reduction of additional paid-in capital.

Anti-Dilution Right of CEO

Benjamin Sexson, the Company’s Chief Executive Officer (“CEO”), is entitled to pre-emptive rights that permit him to preserve his vested equity position in the Company in the event of any additional issuances of Common Stock (or securities convertible into Common Stock), at a per-share price equal to the then current fair value, as reasonably determined by the Board.

4.Stock Warrants

Non-Dilutive Warrant

On December 20, 2018, the Company issued a non-dilutive warrant that expires on December 20, 2025. The warrant has an exercise price of $1,250,000 and is exercisable into (i) shares of common stock equal to five percent (5%), calculated on a post-exercise basis, of the fully diluted capitalization of the Company, as of the date or dates of exercise, plus (ii) shares of preferred stock of each class or series of preferred stock of the Company equal to five percent (5%), calculated on a post-exercise basis, of the total issued and outstanding number of preferred shares of the Company, as of the date or dates of exercise.

At June 30, 2023 and December 31, 2022, this warrant was exercisable into a total of 1,825,404 and 1,697,525 shares, respectively, of the Company’s capital stock. The fair value of this warrant was $6,150,632 and $7,392,041 at June 30, 2023 and December 31, 2022, respectively, and was estimated using a Black-Scholes valuation model with the following assumptions:

	June 30,		December 31,
	2023		2022
Per-share fair value of common stock	$3.98		$5.01
Expected term	2.5	years	3.0	years
Volatility	26.05%		25.07%
Dividend rate	0.0%		0.0%
Discount rate	4.69%		4.24%

At December 31, 2022, the Company estimated the fair value of its common stock by reference to the price per share at which it was selling shares of preferred stock. Since the Company’s preferred stock was convertible into two shares of common stock, the estimated fair value of common stock was determined to be one-half the price per share of its recent sales of preferred stock.

As the Company issues additional shares of capital stock, and as the fair value of the Company’s capital stock changes, the estimated fair value of the warrant liability may change by a significant amount.

Exercised Warrant

In October 2020, the Company issued a warrant to a vendor in exchange for platform and technology services provided to the Company in connection with its offering of Series B Preferred Stock. At December 31, 2022, the warrant was exercisable into 116,457 shares of Series B Preferred Stock, and the estimated value of the warrant liability was $127,059. On May 18, 2023, the holder executed a cashless exercise of the warrant and received 78,837 shares of the Company’s Common Stock, which represented the difference between the total warrant shares issuable at exercise and the 37,619 warrant shares withheld by the Company to satisfy the holder’s exercise price obligation. Immediately prior to the exercise, the Company remeasured the fair value of the warrant and recorded a loss from the change in the fair value of $805,135 during the three months ended June 30, 2023.

Other Warrant

In February 2019, the Company entered into a warrant agreement that provided the holder with the right to acquire $1,000,000 worth of shares of the Company’s capital stock upon the occurrence of the Company raising $5,000,000 in an equity financing. This warrant is exercisable into 547,944 shares of Common Stock at a price of $1.825 per share and expires in February 2024.

5.Stock Options

The Company has adopted a stock option plan covering the issuance of up to 4,000,000 shares of Common Stock to qualified individuals. Options granted under this plan vest over four years and expire ten years from the date of the grant. The following table summarizes stock option activity for the six months ended June 30, 2023:

	Option	Weighted-Average	Weighted-Average
	Number of	Exercise	Remaining
	Shares	Price Per Share	Contractual Term
Options outstanding as of January 1, 2023	4,851,666	$1.91	8.4
Granted	89,500	1.76	—
Exercised	—	—	—
Canceled	59,675	—	—
Options outstanding as of June 30, 2023	4,881,491	$1.92	8.0
Options exercisable as of June 30, 2023	2,018,173	$1.64	6.8

Stock-based compensation expense resulting from granted stock options was $758,260 and $261,917 for the six months ended June 30, 2023 and 2022, respectively. In addition, the Company recognized $25,000 of stock-based compensation related to the restricted shares granted under a consulting agreement (see Note 3) during the six months ended June 30, 2023.

Unrecognized stock-based compensation expense related to stock options of $6,615,189 at June 30, 2023 will be recognized in future periods as the related stock options continue to vest over a weighted-average period of 3.22 years.

6.Subsequent Events

On July 19, 2023, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement with B. Riley Principal Capital, II LLC (the “BRPC II”), pursuant to which the registrant has the right to sell to BRPC II up to $20.0 million in shares of Common Stock (the “Committed Equity Shares”), subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing upon the initial satisfaction of the conditions to the BRPC II’s purchase obligations set forth in the Purchase Agreement, including that the registration statement be declared effective by the SEC and the final form of prospectus included therein is filed with the SEC. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the Company’s option, and it is under no obligation to sell any securities to BRPC II under the Purchase Agreement.

As consideration for BRPC II’s commitment to purchase shares of common stock at the Company’s direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company issued 45,252 shares of common stock to BRPC II (the “Commitment Shares”).   The company also paid a Commitment Fee of $200,000 to BRPC II.

Monogram Orthopaedics Inc.

6,500,000 Shares of Common Stock

PROSPECTUS

August    , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$3,350
Accounting fees and expenses	6,000
FINRA Fee	5,920
Legal fees and expenses	227,000
Financial Printing and Miscellaneous	5,000
Total	$247,270
*	Estimated solely for the purposes of this Item. Actual expenses may vary.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Stockholder (as defined below). The registrant will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

ITEM 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification.

Article VIII registrant’s Fifth Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, the registrant’s officers and directors shall not be liable for monetary damages to the fullest extent authorized under applicable law. Additionally, the registrant may indemnify and advance expenses to any person involved in a legal proceeding related to such person’s services to the registrant that was a legal representative, employee or agent of the registrant at the time of the event related to the proceeding.

Article VI of the registrant’s bylaws provides that the registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such person in connection with the proceeding.

In addition to the above, the registrant has entered into indemnification agreements with each of the registrant’s directors and officers. These indemnification agreements provide the registrant’s directors and officers with the same indemnification and advancement of expenses as described above and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. The registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by the registrant’s directors and officers in their capacities as directors and officers of the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by the registrant since January 1, 2019 that were not registered under the Securities Act. Also included is the consideration received by the registrant for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1.	On January 15, 2021, the SEC qualified an offering of its Series B Preferred Stock under Tier 2 of Regulation A under the Securities Act, in which the Company sought to raise up to $30,000,000 from the issuance of 4,784,689 shares of Series B Preferred Stock (the “Series B Offering”). On June 1, 2021, Monogram filed a supplement on Form 253G2 to increase the price per share in the Series B Offering from $6.27 per share to $7.52 per share, effectively increasing the maximum offering amount to $34,863,105 in the Series B Offering. The Company terminated the Series B Offering on February 18, 2022. In total, Monogram raised $21,402,203 from the sale of 3,195,599 shares of Series B Preferred Stock in the Series B Offering.
2.	On July 14, 2022, Monogram commenced a Regulation Crowdfunding offering, pursuant to which it raised gross proceeds $4,599,145 from the issuance of 459,455 shares of Series C Preferred Stock, for approximately $3,867,000 in net proceeds (after accounting for offering expenses).
3.	On March 1, 2023, the Company commenced an offering of Tier 2 of Regulation A under the Securities Act. This offering closed on May 16, 2023, and a total of 2,374,641 shares of Common Stock were sold in this offering for gross proceeds of $17,216,147. . The Company engaged Digital Offering, LLC (“Digital Offering”) to act as lead selling agent for this offering to offer prospective investors in this offering shares of the Company’s Common stock on a “best efforts” basis.
4.	Following the March 1, 2023 offering under Regulation A, 9,795,106 shares of common stock were issued in connection with the conversion of all outstanding Series A Preferred Stock, 6,391,334 shares of common stock were issued in connection with the conversion of all outstanding Series B Preferred Stock, and 918,910 shares of common stock were issued in connection with the conversion of all outstanding Series C Preferred Stock,
5.	In May 2023, the Company entered into a consulting arrangement with a vendor under which the Company issued 20,689 shares of restricted Common Stock that vests on a monthly basis over a term of 12 months. The estimated fair value of these shares was $150,000 on the date of grant and is being recognized as a component of general and administrative expense on a straight-line basis over the 12-month vesting term.
6.	On May 18, 2023, StartEngine Primary LLC exercised its Common Stock Purchase Warrant for 116,456 shares of Common Stock. The exercise was done on a cashless basis.
7.	On July 19, 2023, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement with B. Riley Principal Capital, LLC (the “Selling Stockholder”), pursuant to which the registrant has the right to sell to the Selling Stockholder up to $20.0 million in shares of Common Stock (the “Committed Equity Shares”), subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing upon the initial satisfaction of the conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement, including that the registration statement be declared effective by the SEC and the final form of prospectus included therein is filed with the SEC. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the Company’s option, and it is under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement.

As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at the Company’s direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company issued 45,252 shares of common stock to the Selling Stockholder (the “Commitment Shares”).

In the Purchase Agreement, the Selling Stockholder represented to the Company among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The Committed Equity Shares and the Commitment Shares are being issued and sold by the Company to the Selling Stockholder in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

8.	Since June 30, 2020, 4,148,016 option have been granted under our Amended and Restated 2019 Stock Option Plan. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act the as set forth in Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering, and/or or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701.

Except as set forth above, no underwriters were involved in the foregoing sales, conversions, and/or exchanges of securities.

All purchasers of the securities described above issued in reliance upon the exemption from the registration requirements of the Securities Act the as set forth in Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering represented to the registrant in connection with their respective purchases and/or exchanges that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers and/or recipients received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

ITEM 16. Exhibits and Financial Statement Schedules

(a)Exhibits

Exhibit No.	Description
3.1++	Fifth Amended and Restated Certificate of Incorporation
3.2++	Bylaws
4.1++	Warrant Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc.
4.2++	Warrant to Purchase Capital Stock dated February 7, 2019 between Monogram Orthopaedics, Inc. and ZB Capital Partners, LLC as Holder
4.3++	Form of Warrant to be issued to StartEngine Primary, LLC
5.1++	Opinion of Duane Morris LLP as to the validity of shares of Monogram Orthopaedics, Inc. Common Stock
10.1++	Consulting agreement dated April 5, 2021 between Monogram Orthopaedics, Inc. and Doug Unis
10.2*++	Amended Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson
10.3*++	April 30, 2019 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson
10.4*++	May 31, 2020 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson)
10.5++	Exclusive License Agreement dated October 3, 2017 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai as Licensor
10.6++	Option Agreement dated March 18, 2019 between Monogram Orthopaedics, Inc. and Icahn School of Medicine at Mount Sinai
10.7++	Amendment No. 2 to the Exclusive License Agreement dated June 28, 2019 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai.
10.8++	Amendment No. 3 to the Exclusive License Agreement dated September 17, 2020 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai.
10.9++	Amendment No. 4 to the Exclusive License Agreement dated May 17, 2023, between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai.
10.10++	Stock Issuance Agreement between Monogram Orthopaedics, Inc. and Icahn School of Medicine at Mount Sinai
10.11++	Development and Supply Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc.
10.12++	Amended and Restated 2019 Stock Option and Grant Plan
10.13++	Noel Knape Offer Letter
10.14++	Form of Indemnification Agreement with Executive Officers and Directors of the Company
10.15++	Common Stock Purchase Agreement, dated July 19, 2023 by and between Monogram Orthopaedics, Inc. and B. Riley Principal Capital II, LLC
10.16++	Registration Rights Agreement, dated July 19, 2023 by and between Monogram Orthopaedics, Inc. and B. Riley Principal Capital II, LLC
23.1+	Consent of Auditor
23.2++	Consent of Duane Morris LLP (contained in the opinion filed as Exhibit 5.1).
24.1++	Power of Attorney (included on signature page).
107++	Filing fee table.
*	Represents management contract or compensatory plan or arrangement.
+	Filed herewith.
++	Previously filed.

(b)Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the ‘Securities Act”);
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii), and (iii) do not apply if the information is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;
(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on August 28, 2023.

MONOGRAM ORTHOPAEDICS INC.

By	/s/ Benjamin Sexson
Benjamin Sexson, Chief Executive Officer
Monogram Orthopaedics, Inc.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 28, 2023.

*
Benjamin Sexson, Chief Executive Officer, Director
Date: August 28, 2023

/s/ Noel Knape
Noel Knape, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer
Date: August 28, 2023

*
Douglas Unis, Director
Date: August 28, 2023

*
Noel Goddard, Director
Date: August 28, 2023

*
Paul Riss, Director
Date: August 28, 2023

*
Rick Van Kirk, Director
Date: August 28, 2023

*By: /s/ Noel Knape
Noel Knape
Attorney-in-Fact